UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material under § 240.14a 12

SUMMIT MATERIALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Summit Materials, Inc. Stockholder:
On November 24, 2024, Summit Materials, Inc. (referred to as “Summit”), Quikrete Holdings, Inc. (referred to as “Quikrete”) and Soar Subsidiary, Inc., a wholly owned subsidiary of Quikrete (referred to as “Merger Sub”), entered into an Agreement and Plan of Merger that provides for the acquisition of Summit by Quikrete (such agreement, as it may be amended from time to time, referred to as the “merger agreement”). Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Summit (referred to as the “merger”), with Summit surviving the merger as a wholly owned subsidiary of Quikrete (referred to as the “surviving corporation”). The respective boards of directors of Summit and Quikrete have unanimously approved the merger agreement and the merger.
Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, you will be entitled to receive, for each share of Class A common stock, par value $0.01 per share, of Summit (“Summit Class A common stock”) or Class B common stock, par value $0.01 per share, of Summit (“Summit Class B common stock” and, together with the Summit Class A common stock, the “Summit common stock”) that you own immediately prior to the effective time of the merger, $52.50 in cash without interest and subject to deduction for any required withholding (referred to as the “merger consideration”). The merger consideration represents an approximately 29.2% premium over the unaffected price of Summit common stock of $40.62 (which was the closing trading price on October 23, 2024, the last trading day prior to the public disclosure of the receipt by Summit of a non-binding acquisition proposal).
The Summit board of directors has unanimously (i) determined that it is in the best interests of Summit and its stockholders, and declared it advisable, that Summit enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved and declared advisable the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) directed that the merger agreement and the transactions contemplated thereby be submitted for consideration by Summit stockholders entitled to vote thereon at a meeting thereof.
At the special meeting of Summit stockholders described in the accompanying proxy statement (referred to as the “special meeting”), you will be asked to approve the merger agreement proposal and to vote on other merger-related matters. The Summit board of directors unanimously recommends that Summit stockholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals described in the accompanying proxy statement.
Contemporaneously and in connection with the execution of the merger agreement, in their respective capacities as record and beneficial owners of Summit common stock, Cementos Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Cementos”), Argos SEM LLC, a Delaware limited liability company (“Argos SEM”) and Valle Cement Investments, Inc., a sociedad anónima incorporated in the Republic of Panama (“Valle Cement” and, together with Cementos and Argos SEM, the “supporting stockholders”) entered into a voting agreement (referred to as the “voting agreement”) with Quikrete, pursuant to which the supporting stockholders agreed, among other things, to vote their shares of Summit common stock in favor of any proposal to approve the adoption of the merger agreement. In connection with the execution of the voting agreement, Summit waived, to the extent implicated by the execution of the voting agreement or the performance by the supporting stockholders of their obligations thereunder, all restrictions in the stockholder agreement, dated January 12, 2024, among Summit, Cementos, Argos SEM, Valle Cement and, for the limited purposes set forth therein, Grupo Argos S.A. (the “stockholder agreement”) that would restrict the ability of the supporting stockholders to execute the voting agreement and perform their respective obligations thereunder, including a restriction on the supporting stockholders’ ability to vote all of their shares of Summit common stock in favor of the merger agreement proposal. For more information, please see the section of the accompanying proxy statement entitled “The Voting Agreement.” For more information regarding the security ownership of the supporting stockholders, please see the section of the accompanying proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Your vote is very important regardless of the number of shares of Summit common stock that you own. Quikrete and Summit cannot complete the merger without the approval of the merger agreement proposal by Summit stockholders holding at least a majority of the voting power of the shares of Summit common stock outstanding at the close of business on December 27, 2024, the record date for the special meeting. The failure of any Summit stockholder to vote will have the same effect as a vote against the approval of the merger agreement proposal. Whether or not you plan to participate in the special meeting, Summit urges you to submit a proxy in advance of the special meeting to have your shares voted by using one of the methods described in the accompanying proxy statement. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. You must provide voting instructions by filling out the voting instruction card in order for your shares to be voted.
More information about Quikrete, Summit, the special meeting, the merger and the other proposals for consideration at the special meeting is contained in the accompanying proxy statement. Please carefully read the entire proxy statement and the annexes and documents included in, or incorporated by reference into, the proxy statement.
If you have any questions or need assistance voting your shares of Summit common stock, please contact Georgeson LLC, our proxy solicitor (referred to as “Georgeson”), by calling toll-free at (888) 755-6840.
On behalf of the Summit board of directors, thank you for your continued support.
Sincerely,

Howard L. Lance	Anne P. Noonan

Chairman of the Board	President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated December 30, 2024 and is first being mailed to Summit stockholders on or about December 31, 2024.

1801 California Street
Suite 3500
Denver, Colorado 80202
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 5, 2025
Dear Summit Materials, Inc. Stockholder:
This is a notice that the special meeting of stockholders of Summit Materials, Inc. (referred to as “Summit”) will be held on February 5, 2025, beginning at 8:00 a.m., Mountain Time (such meeting is referred to as the “special meeting”). The special meeting will be held in person at Summit’s principal executive offices at 1801 California Street, Suite 3500, Denver, Colorado 80202 and will be held for the following purposes:
1.
to adopt the Agreement and Plan of Merger, dated as of November 24, 2024 (such agreement, as it may be amended from time to time, is referred to as the “merger agreement”), among Summit, Quikrete Holdings, Inc. (referred to as “Quikrete”), and Soar Subsidiary, Inc., a wholly owned subsidiary of Quikrete (referred to as “Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Summit (referred to as the “merger”), with Summit surviving the merger and becoming a wholly owned subsidiary of Quikrete (referred to as the “merger agreement proposal”);

2.
to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Summit’s named executive officers that is based on or otherwise relates to the merger (referred to as the “merger-related compensation proposal”); and

3.
to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal (referred to as the “adjournment proposal”).

The proxy statement of which this notice is a part (a) incorporates important business and financial information about Summit, Quikrete and Merger Sub from other documents that Summit has filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) and that are contained in or incorporated by reference into this proxy statement and (b) provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting, including the proposals listed above. Please refer to the accompanying proxy statement, including the merger agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire proxy statement carefully before voting. The Summit board of directors has unanimously (i) determined that it is in the best interests of Summit and its stockholders, and declared it advisable, that Summit enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved and declared advisable the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) directed that the merger agreement and the transactions contemplated thereby be submitted for consideration by Summit stockholders entitled to vote thereon at a meeting thereof.
The Summit board of directors unanimously recommends that Summit stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
The Summit board of directors has fixed the close of business on December 27, 2024 as the record date for determination of Summit stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof (referred to as the “record date”). Only holders of record of Summit common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.
Under Delaware law, holders of Summit common stock who do not vote in favor of the merger agreement proposal will have the right to seek appraisal and obtain payment in cash for the fair value of their shares of Summit common stock, as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in “Appraisal Rights of Summit Stockholders” beginning on page 92 of the accompanying proxy statement. In addition, the text of the applicable provisions of Delaware law is attached as Annex E to the accompanying proxy statement.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
The merger cannot be completed unless the merger agreement proposal is approved by the affirmative vote, at the special meeting or by proxy, of holders of at least a majority of the voting power of shares of Summit common stock outstanding and entitled to vote thereon. Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes will not be included in determining the presence of a quorum at the special meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. Assuming a quorum is present, your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the other proposals.
Whether or not you expect to participate in the special meeting, Summit urges you to submit a proxy to have your shares voted as promptly as possible either: (1) via the internet at www.proxyvote.com (see proxy card for instructions); (2) by telephone (see proxy card for instructions); or (3) by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any stockholder of record participating in the special meeting may vote even if such stockholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a “legal proxy” from the bank, brokerage firm or other nominee to vote at the special meeting.
Summit stockholders of record as of December 27, 2024 will be able to participate in the special meeting.
If you have any questions about the special meeting, the merger, the proposals or the accompanying proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Summit common stock, you should contact:
Summit Materials, Inc.
Attention: Executive Vice President, Chief Legal Officer & Secretary
1801 California St. Ste. 3500
Denver, CO 80212
(303) 893-0012

or

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
summitmaterials@georgeson.com
Call Toll Free: (888) 755-6840
By order of the Summit board of directors,

Christopher B. Gaskill
Executive Vice President, Chief Legal Officer and Secretary
Dated: December 30, 2024
Denver, Colorado

Summit Materials, Inc.

1801 California Street, Suite 3500, Denver, Colorado 80202
SUMMIT MATERIALS, INC.
PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

i

ii

iii

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this proxy statement and the documents incorporated by reference into this proxy statement and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by Summit stockholders at the special meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement, including the annexes, and the documents to which we refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section titled “Where You Can Find More Information.”
All references to “Summit,” “we,” “us” or “our” in this proxy statement refer to Summit Materials, Inc., a Delaware corporation, including in some cases, its subsidiaries; all references to “Quikrete” refer to Quikrete Holdings, Inc., a Delaware corporation; all references to “Merger Sub” refer to Soar Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Quikrete incorporated for the sole purpose of consummating the merger; all references to “Summit Class A common stock” refer to Summit’s Class A common stock, par value $0.01 per share, all references to “Summit Class B common stock” refer to Summit’s Class B common stock, par value $0.01 per share (together with the Summit Class A common stock, referred to as “Summit common stock”), all references to “Summit preferred stock” refer to Summit’s preferred stock, par value $0.01 per share and all references to “Summit warrants” refer to warrants issued by Summit on or about March 11, 2015, and exercisable to purchase Summit Class A common stock; all references to the “Summit board of directors” refer to the board of directors of Summit; all references to the “merger” refer to the merger of Merger Sub with and into Summit with Summit surviving as a wholly owned subsidiary of Quikrete; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 24, 2024, as may be amended from time to time, among Summit, Quikrete and Merger Sub. Summit, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

THE COMPANIES
Summit Materials, Inc.
Summit is a market-leading producer of aggregates and cement with vertically integrated operations that supply ready-mix concrete and asphalt in select markets. Summit is a geographically diverse, materials-led business of scale that offers customers in the United States and British Columbia, Canada high quality products and services for the public infrastructure, residential and non-residential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue high-return growth opportunities in new and existing markets. Summit Materials, Inc. was formed under the laws of the State of Delaware on September 23, 2014. The principal executive office of Summit is located at 1801 California Street, Suite 3500, Denver, Colorado 80202, and its telephone number is (303) 893-0012.
Quikrete Holdings, Inc.
Quikrete is a privately owned family business founded in 1940. It is a leading building materials company based in Atlanta, Georgia. From the original yellow bag of premixed concrete, today Quikrete’s portfolio of brands includes Quikrete, Spec Mix, Rinker Materials, U.S. Pipe, Contech Engineered Solutions, Keystone Hardscapes, Pavestone, Custom Building Products, QPR, and other leading brands. The products produced by the collection of brands include packaged cementitious products, pavers, retaining wall systems, masonry units, tile grouts and thin sets, concrete pipe, box culverts, corrugated metal pipe, ductile iron pipe, engineered storm water systems, structural precast, and steel pedestrian and vehicular bridges. The company services the United States and Canadian commercial construction, residential, and infrastructure markets. This broad array of products and expertise allows Quikrete to provide nearly every product required for most any type of construction project. The principal executive offices of Quikrete are located at 5 Concourse Parkway, Suite 1900, Atlanta, GA 30328, and its telephone number is (404) 634-9100.
Soar Subsidiary, Inc.
Merger Sub is a wholly owned subsidiary of Quikrete. Merger Sub was incorporated by Quikrete solely in contemplation of the transactions contemplated by the merger agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o Quikrete Holdings, Inc., 5 Concourse Parkway, Suite 1900, Atlanta, GA 30328, and its telephone number is (404) 634-9100.

THE MERGER AND MERGER AGREEMENT
A copy of the merger agreement is attached as Annex A to this proxy statement. Summit encourages you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement” beginning on page 69 of this proxy statement.
Effects of the Merger (see page 31)
Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, Merger Sub will merge with and into Summit, whereupon the separate existence of Merger Sub will cease and Summit will survive the merger as a wholly owned subsidiary of Quikrete.
The following diagrams illustrate in simplified terms the merger and the effect of the merger on the organizational structures of Quikrete and Summit.
The following diagram illustrates in simplified terms the organizational structure of Quikrete and Summit prior to the merger:

The following diagram illustrates in simplified terms the merger:

Pre-closing Quikrete Shareholders
Quikrete
Merger Sub
Pre-closing Summit Stockholder
Summit
Summit stockholders will receive the merger consideration
Merger Sub will merge with and into Summit
Summit stockholders cease to own Summit common stock and the outstanding share of Summit preferred stock will cease to exist

The following diagram illustrates in simplified terms the organizational structure of Quikrete and Summit after the merger:

Pre-closing
Quikrete
Shareholders
Quikrete
Summit

Pre-closing Summit stockholders will not have ownership interests in Quikrete post-closing

After the merger, Merger Sub will cease to exist, and Summit will survive as a wholly owned subsidiary of Quikrete

Merger Consideration (see page 32)
At the effective time, each share of Summit common stock issued and outstanding immediately prior to the effective time (other than (x) shares held by Summit as treasury stock or held, directly or indirectly, by Quikrete, Summit, Merger Sub or any of their respective subsidiaries (referred to as “excluded shares”) and (y) shares of Summit common stock with respect to which appraisal rights are properly demanded and not withdrawn or lost (referred to as “dissenting shares”) under the General Corporation Law of the State of Delaware (referred to as the “DGCL”)) will be converted into the right to receive the merger consideration of $52.50 in cash, without interest and subject to deduction for any required withholding (referred to as the “merger consideration”). Each share of Summit preferred stock outstanding immediately prior to the effective time will automatically be canceled and retired for no consideration and will cease to exist.
For additional information on the consideration Summit stockholders will receive in connection with the merger, see the section titled “The Merger Agreement—Effect of the Merger on Summit Common Stock.”
Treatment of Summit Equity Awards (see pages 63 and 70)
Effective as of immediately prior to the effective time, each restricted stock unit that is subject to vesting conditions based solely on continued employment or service (each, a “Summit RSU”) and that is outstanding immediately prior to the effective time will fully vest and be canceled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit RSUs. Notwithstanding the foregoing, any Summit RSUs that are granted in 2025 or later and that are outstanding immediately prior to the effective time will vest on a pro rata basis (rather than in full) as of immediately prior to the effective time, unless the award holder’s employment is being terminated without cause or due to a constructive termination upon the effective time, in which case such award holder’s Summit RSUs that are granted in 2025 or later will vest in full.
Effective as of immediately prior to the effective time, each restricted stock unit that is subject to vesting conditions based in whole or in part on performance goals (each, a “Summit PSU”) and that is outstanding immediately prior to the effective time will vest, based on performance at target, and be canceled and converted into the right to receive an amount in cash equal to (i) the merger consideration, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit PSUs.
Effective as of immediately prior to the effective time, each option to purchase Summit common stock (each, a “Summit option”) that is outstanding immediately prior to the effective time will fully vest, to the extent not vested previously, and be canceled and converted into the right to receive an amount in cash equal to (i) the excess, if any, of the merger consideration over the applicable exercise price per share of Summit common stock subject to such vested award of Summit options, multiplied by (ii) the number of shares of Summit common stock subject to such award of Summit options; provided that if the applicable exercise price per share of Summit common stock of an award of Summit options is equal to or greater than the merger consideration, such award of Summit options will be canceled at the effective time for no consideration.
For additional information on the treatment of Summit equity awards in connection with the merger, see the section titled “The Merger (Proposal 1)—Interests of Summit’s Directors and Executive Officers in the Merger—Treatment of Summit Equity Awards.”
Summit’s Reasons for the Merger; Recommendation of the Summit Board of Directors (see page 44)
At its November 24, 2024 meeting held to evaluate the merger, the Summit board of directors unanimously (i) determined that it is in the best interests of Summit and its stockholders, and declared it advisable, that Summit enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved and declared advisable the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) directed that the merger agreement and the transactions contemplated thereby be submitted for consideration by Summit stockholders entitled to vote thereon at a meeting thereof.
The Summit board of directors unanimously recommends that Summit stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
In evaluating the merger and the merger agreement and arriving at its determination, the Summit board of directors consulted with Summit’s senior management, Summit’s financial advisors, Morgan Stanley & Co. LLC (referred to as “Morgan Stanley”) and Evercore Group L.L.C. (referred to as “Evercore”), and Summit’s outside legal counsel, Davis Polk & Wardwell LLP (referred to as “Davis Polk”), and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Summit and Summit stockholders, as described in more detail in the section titled “The Merger (Proposal 1)—Summit’s Reasons for the Merger; Recommendation of the Summit Board of Directors.”
Opinion of Summit’s Financial Advisor – Morgan Stanley (see page 48)
Summit engaged Morgan Stanley as its financial advisor in connection with the proposed merger. On November 24, 2024, Morgan Stanley rendered its oral opinion to the Summit board of directors (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Summit board of directors dated the same date) as to, as of November 24, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its written opinion, the fairness, from a financial point of view, to the holders of Summit common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.
The full text of Morgan Stanley’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement. The description of Morgan Stanley’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion was directed to the Summit board of directors, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to the holders of Summit common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Summit, nor did it address the underlying business decision of Summit to enter into the merger agreement. Morgan Stanley’s opinion is not intended to be and does not constitute a recommendation as to how the Summit board of directors or any securityholder should vote or act on any matters relating to the proposed merger or otherwise.
For additional information, see the section titled “The Merger (Proposal 1)—Opinion of Summit’s Financial Advisor – Morgan Stanley.”
Opinion of Summit’s Financial Advisor – Evercore (see page 55)
Summit retained Evercore to act as its financial advisor in connection with the merger. As part of this engagement, Summit requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Summit common stock (other than Quikrete or any subsidiary of Quikrete, Summit or any subsidiary of Summit, or holders of dissenting shares). At a meeting of the Summit board of directors held on November 24, 2024, Evercore rendered to the Summit board of directors its opinion to the effect that, as of that date and based upon and subject to the analyses, procedures, assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $52.50 in cash per share to be received by the holders of Summit common stock in the merger was fair, from a financial point of view, to such holders (other than Quikrete or any subsidiary of Quikrete, Summit or any subsidiary of Summit, or holders of dissenting shares).
The full text of the written opinion of Evercore, dated November 24, 2024, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Summit encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Summit board of directors (in its capacity as such) in connection with its evaluation of the proposed merger. Evercore’s opinion did not, and the summary of its opinion and the related analyses set forth in this proxy statement do not, constitute a recommendation to the Summit board of directors or to any other persons in respect of the merger, including as to how any holder of shares of Summit common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Summit, nor does it address the underlying business decision of Summit to engage in the merger.
For additional information, see the section titled “The Merger (Proposal 1)—Opinion of Summit’s Financial Advisor – Evercore.”
Financing of the Merger (see page 67)
Quikrete intends to fund the cash portion of the merger consideration with proceeds from new debt financing together with cash on hand. Concurrently with the entry into the merger agreement, Quikrete entered into a debt commitment letter (referred to as the “debt commitment letter”), pursuant to which certain financial institutions (referred to as the “lenders”) have committed to provide to Quikrete term debt financing in an aggregate principal amount of $9,200,000,000 (including up to $6,700,000,000 in bridge financing) together with a committed asset based revolving credit facility in an aggregate principal amount of up to $1,500,000,000 (subject to customary borrowing base limitations). The obligations of the lenders to provide debt financing under the debt commitment letter are subject to certain customary conditions, including (a) the execution and delivery of definitive documentation with respect to such financing in accordance with the debt commitment letter and (b) the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement. The receipt of financing by Quikrete is not a condition to Quikrete’s obligations to complete the merger. For more information about the financing of the merger, see the sections titled “The Merger (Proposal 1)—Financing of the Merger” and “The Merger Agreement—Financing of the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger (see page 101)
The receipt of cash in exchange for Summit common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Summit common stock surrendered in exchange.
Except in certain specific circumstances described below under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” a Non-U.S. Holder (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders”) generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the United States.
The U.S. federal income tax consequences described above may not apply to all holders of Summit common stock. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger to you. Tax matters are complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.

Regulatory Clearances and Approvals Required for the Merger (see page 67)
The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), which prevents Summit and Quikrete from completing the merger until each of Summit and Quikrete files a Notification and Report Form with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires and no judgement, injunction, order or decree of a governmental authority shall have been entered and continue to be in effect. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. Quikrete may also choose to voluntarily re-start the initial 30-calendar-day waiting period by pulling and re-filing its Notification and Report Form prior to the expiration of the initial waiting period to give the agencies additional time to review the transaction. Before the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division of the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (referred to as a “Second Request”). If a Second Request is issued, the parties may not complete the merger until they have observed an additional 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. Summit and Quikrete submitted the requisite Notification and Report forms under the HSR Act on December 6, 2024, and the initial waiting period will expire on January 6, 2025 at 11:59 p.m. Eastern Time, unless it is extended by Quikrete pulling and refiling the initial Notification and Report Form, a Second Request for additional information is issued, it is terminated earlier, or if Summit and Quikrete commit not to close for some additional period of time.
In addition, the closing of the merger is subject to the requirements of the Competition Act (Canada), which prevent transactions such as the merger from being completed until (i) certain information and materials are furnished to the Canadian Commissioner of Competition appointed under the Competition Act (Canada), and (ii) the applicable waiting period is terminated or expires (provided that the Canadian Competition Tribunal has not issued an order temporarily or permanently prohibiting closing), unless the requirement to submit the required information and materials is waived by the Canadian Commissioner of Competition. The parties submitted the required information to the Canadian Commissioner of Competition on December 9, 2024.
The merger is also subject to the prior approval of the United States Nuclear Regulatory Commission, the Alabama Department of Public Health, the South Carolina Department of Health and Environmental Control and the Iowa Department of Health and Human Services with respect to certain radioactive materials licenses held indirectly by Summit.
For more information about regulatory clearance relating to the merger, see the sections titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”
Although the parties expect that the required regulatory clearance will be obtained, the parties cannot assure you that regulatory clearance will be timely obtained or obtained at all or that the granting of regulatory clearance will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. Any such additional conditions could result in the conditions to the merger not being satisfied.
Expected Timing of the Merger (see page 81)
Quikrete and Summit are working to complete the merger as soon as practicable and currently expect the merger to be completed in the first half of 2025, subject to the satisfaction or waiver of customary closing conditions, including the adoption of the merger agreement by the affirmative vote of at least a majority of the voting power of shares of Summit common stock outstanding and entitled to vote thereon, the expiration or termination of the applicable waiting periods under the HSR Act and the Competition Act (Canada) and receipt of certain other regulatory approvals in respect of radioactive materials licenses indirectly held by Summit. Neither Quikrete nor Summit can predict the actual date on which the merger will be completed because completion is subject to certain closing conditions beyond each party’s control, and it is possible that such conditions could result in the merger being completed earlier or later or not being completed at all. See the sections titled “The Merger Agreement—Efforts to Obtain Regulatory Clearances” and “The Merger Agreement—Conditions to the Merger.” Also, see the section titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger.”

Conditions to the Merger (see page 86)
In addition to the approval of the adoption of the merger agreement in accordance with the DGCL, and the expiration or termination of the waiting periods applicable to the consummation of the merger under the HSR Act and the Competition Act (Canada) and the receipt of certain other regulatory approvals in respect of radioactive materials licenses indirectly held by Summit, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other customary conditions, including the following: the absence of any order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger; the accuracy of the other party’s representations and warranties in the merger agreement (subject to the materiality standards set forth in the merger agreement); compliance by the other party in all material respects with its covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger; and delivery of officer certificates by the other party certifying satisfaction of certain of the conditions described above. The obligation of Quikrete to consummate the merger is also subject to there not having occurred since the date of the merger agreement an event that had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Summit. Consummation of the merger is not subject to any financing condition.
See “The Merger Agreement—Conditions to the Merger.”
No Solicitation of Other Offers by Summit (see page 78)
As more fully described in this proxy statement and in the merger agreement, and subject to certain exceptions, Summit has agreed not to solicit alternative acquisition proposals, engage in discussions with third parties regarding alternative acquisition proposals or change its recommendation in favor of the merger to its stockholders.
In the event Summit receives an unsolicited bona fide written offer, inquiry, proposal or indication of interest from a third party with respect to an acquisition proposal that did not result from a material breach of Summit’s non-solicitation obligations prior to obtaining its stockholders’ approval for the merger agreement proposal and the Summit board of directors determines in good faith that such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal, Summit may provide information to, and engage in discussions and negotiations with, the person making the acquisition proposal, subject to complying with notice requirements and other specified conditions. For more information on what constitutes a superior proposal, see the section titled “The Merger Agreement—No Solicitation of Other Offers by Summit.”
Prior to obtaining approval for the merger agreement proposal from Summit stockholders, the Summit board of directors has the right, in connection with (a) the receipt of a superior proposal or (b) an intervening event to change its recommendation in favor of the merger or, in the case of a superior proposal, to terminate the merger agreement, in each case, subject to complying with notice requirements and other specified conditions (including giving Quikrete the opportunity to propose changes to the merger agreement in response to such superior proposal or intervening event, as applicable), if the Summit board of directors determines in good faith that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law. For more information on what constitutes an intervening event, see the section titled “The Merger Agreement—Change of Recommendation; Match Rights.”
See “The Merger Agreement—No Solicitation of Other Offers by Summit” and “The Merger Agreement—Change of Recommendation; Match Rights.”
Changes in Board Recommendation (see page 80)
Under the merger agreement, under certain circumstances and subject to certain requirements, including as described in this section, the Summit board of directors is entitled to make an adverse recommendation change prior to receipt of stockholder approval of the merger agreement, if the Summit board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that an acquisition proposal constitutes a superior proposal, or in response to an intervening event, if the Summit board of directors determines, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law; provided that:
•
Summit notifies Quikrete in writing at least four business days before taking such action that Summit intends to take such action, which notice specifies the reasons for the adverse recommendation change (A) in the case of a superior proposal, including the identity of the person making such acquisition proposal and the material terms and conditions thereof, including unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to Summit that describe such material terms and conditions or (B) in the case of an intervening event, a reasonably detailed description of the facts and circumstances relating to such intervening event. With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the form, amount or timing of payment of consideration proposed to be received by Summit stockholders as a result of such superior proposal), Summit must again comply with the obligations described in this bullet, except the applicable four business day period will be replaced with three business days; and
•
Summit has negotiated, and has caused its representatives to negotiate, in good faith (to the extent Quikrete wishes to negotiate) to make such adjustments to the terms and conditions of the merger agreement as Quikrete may propose, and after such notice period, the Summit board of directors will have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Quikrete that, if accepted by Summit, would be binding upon Quikrete, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure of the Summit board of directors to make such adverse recommendation change would be inconsistent with its fiduciary duties under applicable law and, in the case of a superior proposal, that such acquisition proposal continues to constitute a superior proposal.

In the event that the Summit board of directors is permitted to change its recommendation with respect to the merger agreement following the receipt of an acquisition proposal that it determines to be a superior proposal, Summit may also terminate the merger agreement to enter into a definitive written agreement for such superior proposal if, concurrently with such termination, Summit pays to Quikrete the fee required to be paid to Quikrete as described in the section titled “The Merger Agreement—Termination Fee and Expenses.”
Termination of the Merger Agreement (see page 87)
Among other customary circumstances, Quikrete or Summit may terminate the merger agreement if:
•
the merger has not been consummated on or before the outside date, which is August 24, 2025 (the “initial outside date”, and as may be extended pursuant to the terms of this bullet, the “outside date”); provided that the outside date will be automatically extended until November 24, 2025 if, on the initial outside date, any court or other governmental authority of competent jurisdiction has issued an order prohibiting, rendering illegal or permanently enjoining the merger (which order arises under any competition law) or the applicable waiting period under the HSR Act or the Competition Act (Canada) has not expired or been terminated and all other conditions to the merger are satisfied (or, in the case of conditions that by their nature are to be satisfied by actions taken at the closing of the merger, are then capable of being satisfied if the closing of the merger were to occur on such date); provided further that the first extended outside date will be automatically extended to February 24, 2026, if, at 5:00 p.m. New York City time on November 24, 2025, any court or other governmental authority of competent jurisdiction has issued an order prohibiting, rendering illegal or permanently enjoining the merger (which order arises under any competition law) or the applicable waiting period under the HSR Act or the Competition Act (Canada) has not expired or been terminated and all other conditions to the merger are satisfied (or, in the case of conditions that by their nature are to be satisfied by actions taken at the closing of the merger, are then capable of being satisfied if the closing of the merger were to occur on such date); provided further that in the event the marketing period has commenced but has not completed or has been terminated as of the outside date, the outside date shall be automatically extended to the date that is seven business days following the then-expected end date of the marketing period; provided, further, that the right to terminate the merger agreement described herein will (i) not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has materiality contributed to or resulted in the failure of the closing of the merger to occur on or before the outside date and (ii) be subject to the provision of the merger agreement that provides that the parties to the merger agreement waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law;

•
any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order rendering illegal or permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; provided that, at the time at which such person would otherwise exercise such termination right, the material breach by such person (and, in the case of Quikrete, Merger Sub’s) of its (or their) obligations under the merger agreement has not materially contributed to, or resulted in, the events specified in this bullet; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the Summit stockholders have not adopted the merger agreement.
Summit may terminate the merger agreement in other circumstances, including to enter into a definitive agreement with respect to a superior proposal or in response to certain breaches of the merger agreement by Quikrete or Merger Sub, subject to a cure period. Quikrete may also terminate the merger agreement in other circumstances, including in response to an adverse recommendation change by the Summit board of directors, a failure to obtain the approval by Summit stockholders to adopt the merger agreement proposal by the outside date or at the special meeting or certain breaches of the merger agreement by Summit, subject to a cure period.
See “The Merger Agreement—Termination of the Merger Agreement.”
Termination Fee and Expenses (see page 88)
Summit must pay Quikrete a termination fee of $279,000,000 if the merger agreement is terminated in certain circumstances, including as a result of Summit entering into a definitive agreement with respect to a superior proposal, an adverse recommendation change, failure to obtain approval by Summit stockholders of the merger agreement proposal by the outside date or at the special meeting or certain breaches of the merger agreement by Summit, subject to a cure period.
See “The Merger Agreement—Termination Fee and Expenses.”
Remedies; Maximum Liability (see page 89)
The merger agreement provides that, except in the case of fraud, upon any termination of the merger agreement under circumstances where the termination fee is payable by Summit and such termination fee is paid in full, the receipt by Quikrete of the termination fee will be the sole and exclusive remedy of Quikrete and Merger Sub in connection with the merger agreement or the transactions contemplated thereby, and neither Quikrete nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Summit or any of Summit’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.
See “The Merger Agreement—Remedies; Maximum Liability.”
Specific Performance (see page 89)
The merger agreement provides that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.
See “The Merger Agreement—Specific Performance.”
Voting Agreement (see page 91)
Contemporaneously and in connection with the execution of the merger agreement, in their respective capacities as record and beneficial owners of Summit common stock, Cementos Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Cementos”), Argos SEM LLC, a Delaware limited liability company (“Argos SEM”) and Valle Cement Investments, Inc., a sociedad anónima incorporated in the Republic of Panama (“Valle Cement” and, together with Cementos and Argos SEM, the “supporting stockholders”) entered into a voting agreement (referred to as the “voting agreement”) with Quikrete, pursuant to which the supporting stockholders agreed, among other things, to vote their shares of Summit common stock in favor of any proposal to approve the adoption of the merger agreement. In connection with the execution of the voting agreement, Summit waived, to the extent implicated by the execution of the voting agreement or the performance by the supporting stockholders of their obligations thereunder, all restrictions in the stockholder agreement, dated January 12, 2024, among Summit, Cementos, Argos SEM, Valle Cement and, for the limited purposes set forth therein, Grupo Argos S.A. (the “stockholder agreement”) that would restrict the ability of the supporting stockholders to execute the voting agreement and perform their respective obligations thereunder, including a restriction on the supporting stockholders’ ability to vote all of their shares of Summit common stock in favor of the merger agreement proposal. For more information, please see the section of this proxy statement entitled “The Voting Agreement.” For more information regarding the security ownership of the supporting stockholders, please see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
Appraisal Rights of Summit Stockholders (see page 92)
Summit stockholders who are entitled to demand and do not vote in favor of approval of the merger agreement proposal, who continuously hold their shares of Summit common stock and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of Summit common stock, as determined by the Delaware Court of Chancery, if the merger is completed, in lieu of receiving the merger consideration in respect of such shares. The “fair value” of your shares of Summit common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. Summit stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Summit by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the merger agreement proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL.
The text of Section 262 of the DGCL is attached as Annex E to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Summit stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.
See “The Merger Agreement—Effect of the Merger on Summit Common Stock—Shares of Dissenting Stockholders” and “Appraisal Rights of Summit Stockholders.”
Summit Special Meeting (see page 25)
Purposes of the Special Meeting
At the special meeting, Summit stockholders will be asked to vote upon the following proposals:
•	the merger agreement proposal;
•	the merger-related compensation proposal; and
•	the adjournment proposal.
Record Date
The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is December 27, 2024. Only Summit stockholders who held shares of record as of the close of business on the record date are entitled to receive notice of and vote at the special meeting and any adjournment or postponement of the special meeting, and only as long as such shares remain outstanding on the date of the special meeting. Summit’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.

Required Vote
•
Proposal 1—The Merger Agreement Proposal. The affirmative vote of holders of at least a majority of the voting power of shares of Summit common stock outstanding and entitled to vote thereon is required to approve the merger agreement proposal.

•
Proposal 2—The Merger-Related Compensation Proposal. The affirmative vote of holders of at least a majority of the voting power of shares of Summit common stock present at the special meeting or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

•
Proposal 3—The Adjournment Proposal. The affirmative vote of holders of at least a majority of the voting power of shares of Summit common stock present at the special meeting or represented by proxy at the special meeting and entitled to vote on the adjournment proposal is required to approve the adjournment proposal.

See “The Special Meeting—Required Vote; Treatment of Abstentions and Failure to Vote.”
Interests of Summit’s Directors and Executive Officers in the Merger (see page 63)
Summit’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Summit stockholders generally. These interests include, among others, vesting of equity awards and potential severance payments and benefits. The Summit board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the Summit stockholders. See the section titled “The Merger—Interests of Summit’s Directors and Executive Officers in the Merger” for a more detailed description of these interests.
Directors’ and Officers’ Indemnification and Insurance (see page 83)
Under the merger agreement, for a period of six years after the effective time, Quikrete must, and must cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of Summit or its subsidiaries as in effect on the date of the merger agreement, each current and former director and officer of Summit and its subsidiaries and their respective successors and heirs against any losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with such parties’ having served as a director or officer of Summit prior to the effective time.
In addition, for a period of six years following the effective time, the surviving corporation is required to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries (or in such documents of any successor to the business of the surviving corporation or its subsidiaries) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.
Prior to the effective time, (a) Summit will, (b) if Quikrete elects, Quikrete will, or (c) if Summit is unable to, the surviving corporation will (and Quikrete will cause the surviving corporation to) as of the effective time, purchase (and fully pay the premium for) a prepaid, noncancellable directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy on terms and conditions (in both amount and scope) no less favorable than the current coverage of Summit’s existing policies, which insurance policies will (i) be for a period of six years after the effective time with respect to matters arising at or prior to the effective time, (ii) be from an insurance carrier with the same or better credit rating as Summit’s current insurance carrier with respect to such insurance policies and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Summit’s existing policies as of the date of the merger agreement, provided Summit shall not be permitted to pay a premium amount in excess of 300% of the premium amount per annum for Summit’s existing policies for any such extension policy without Quikrete’s prior written consent. If Summit or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time, the surviving corporation must maintain in effect, for a period of at least six years from the effective time, Summit’s directors’ and officers’ liability insurance and fiduciary liability insurance policies in place as of the date of the merger agreement with Summit’s current insurance carrier or with an insurance carrier with the same or better credit rating with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Summit’s existing policies as of the date of the merger agreement, or the surviving corporation must purchase from Summit’s current insurance carrier or from an insurance carrier with the same or better credit rating comparable insurance policies for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Summit’s existing policies as of the date of the merger agreement, provided that in no event must Quikrete or the surviving corporation expend for such policies a premium amount in excess of 300% of the premium amount per annum for Summit’s existing policies, and if the cost of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.
See “The Merger (Proposal 1)—Interests of Summit’s Directors and Executive Officers in the Merger—Indemnification and Insurance” and “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”
Market Prices of Summit Common Stock
The merger consideration of $52.50 per share represents a premium of approximately 29.2% over Summit’s unaffected share price (which was the closing price on October 23, 2024, the last trading day prior to the public disclosure of the receipt by Summit of a non-binding acquisition proposal). The closing price of Summit common stock on the New York Stock Exchange (referred to as the “NYSE”) on December 27, 2024, the most recent practicable date prior to the date of this proxy statement, was $50.56 per share. You are encouraged to obtain current market prices of Summit common stock in connection with voting your shares of Summit common stock.

QUESTIONS AND ANSWERS
The following are some questions that you, as a Summit stockholder, may have regarding the merger and the special meeting and the answers to those questions. Summit urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement.
Q:	What is the purpose of the special meeting?
A:	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:
1.
A proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages 31 and 69, respectively, of this proxy statement;

2.
A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Summit to its named executive officers that is based on or otherwise relates to the merger, discussed under the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of Summit’s Directors and Executive Officers in the Merger” beginning on pages 97 and 63, respectively, of this proxy statement; and

3.
A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement which is further described in the section titled “Vote on Adjournment (Proposal 3)” beginning on page 98.

Q:	Where and when is the special meeting?
A:
The special meeting will be held on February 5, 2025, beginning at 8:00 a.m. Mountain Time, unless postponed to a later date. The special meeting will be held in person at Summit’s principal executive offices at 1801 California Street, Suite 3500, Denver, Colorado 80202. There will be no option to attend the special meeting virtually.

Q:	How does the Summit board of directors recommend that I vote on the proposals?
A:
The Summit board of directors unanimously recommends that Summit stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Q:	How does the per share merger consideration compare to the market price of Summit common stock prior to announcement of the merger?
A:
The merger consideration of $52.50 per share represents a premium of approximately 29.2% over Summit’s unaffected share price (which was the closing price on October 23, 2024, the last trading day prior to the public disclosure of the receipt by Summit of a non-binding acquisition proposal). The closing price of Summit common stock on the NYSE on December 27, 2024, the most recent practicable date prior to the date of this proxy statement, was $50.56 per share. You are encouraged to obtain current market prices of Summit common stock in connection with voting your shares of Summit common stock.

Q:	What will happen in the merger?
A:
Pursuant to the merger agreement, Merger Sub will merge with and into Summit, with Summit surviving the merger as a wholly owned subsidiary of Quikrete. After the merger, Summit common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and, as a result, Summit will no longer be a publicly held company.

Q:	Who will own Summit after the merger?
A:	Immediately following the merger, Summit will be a wholly owned subsidiary of Quikrete.

Q:	What will I receive in the merger?
A:
At the effective time of the merger (referred to as the “effective time”), you will be entitled to receive, for each share of Summit common stock that you hold (other than (x) excluded shares and (y) dissenting shares), $52.50 in cash, without interest and subject to deduction for any required withholding. Certain shares of Summit common stock subject to stock-based awards will be treated in the manner described under the heading “The Merger (Proposal 1)—Interests of Summit’s Directors and Executive Officers in the Merger.”

Q:	What will happen in the merger to Summit equity awards?
A:
Effective as of immediately prior to the effective time, each Summit RSU that is outstanding immediately prior to the effective time will fully vest and be canceled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit RSUs. Notwithstanding the foregoing, any Summit RSUs that are granted in 2025 or later and that are outstanding immediately prior to the effective time will vest on a pro rata basis (rather than in full) as of immediately prior to the effective time, unless the award holder’s employment is being terminated without cause or due to a constructive termination upon the effective time, in which case such award holder’s Summit RSUs that are granted in 2025 or later will vest in full.

Effective as of immediately prior to the effective time, each Summit PSU that is outstanding immediately prior to the effective time will vest, based on performance at target, and be canceled and converted into the right to receive an amount in cash equal to (i) the merger consideration, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit PSUs.
Effective as of immediately prior to the effective time, each Summit option that is outstanding immediately prior to the effective time will fully vest, to the extent not vested previously, and be canceled and converted into the right to receive an amount in cash equal to (i) the excess, if any, of the merger consideration over the applicable exercise price per share of Summit common stock subject to such award of Summit options, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit options; provided that if the applicable exercise price per share of Summit common stock of an award of Summit options is equal to or greater than the merger consideration, such award of Summit options will be canceled at the effective time for no consideration.
For additional information on the treatment of Summit equity awards in connection with the merger, see the section titled “The Merger Agreement—Effect of the Merger on Summit Common Stock—Treatment of Summit Equity Awards.”
Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Summit common stock?
A:
Yes. Summit stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the sections titled “The Merger (Proposal 1)—Appraisal Rights of Summit Stockholders” and “Appraisal Rights of Summit Stockholders.” In addition, a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:	What vote is required to adopt the merger agreement?
A:	The votes required for each proposal are as follows:
1.
Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of the voting power of shares of Summit common stock outstanding and entitled to vote thereon is required to approve the merger agreement proposal.

2.
Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of at least a majority of the voting power of shares of Summit common stock present or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

3.
Proposal 3—The Adjournment Proposal: The affirmative vote of holders of at least a majority of the voting power of shares of Summit common stock present or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal.

As of December 27, 2024, the record date, Summit directors and executive officers, as a group, owned and were entitled to vote 748,181 shares of Summit common stock, or approximately 0.4% of the outstanding shares of Summit common stock. Summit currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement.
Additionally, on the terms and subject to the conditions set forth in the voting agreement, the supporting stockholders have agreed to vote the shares of Summit common stock held by the supporting stockholders in favor of the merger agreement proposal. As of December 27, 2024, the record date, the supporting stockholders owned and were entitled to vote 54,720,000 shares of Summit common stock, or approximately 31.1% of the outstanding shares of Summit common stock.
Q:	Do any of Summit’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?
A:
In considering the recommendation of the Summit board of directors with respect to the merger agreement proposal, you should be aware that Summit’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Summit stockholders generally. The Summit board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the Summit stockholders. See “The Merger (Proposal 1)—Interests of Summit’s Directors and Executive Officers in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2).”

Q:	When do you expect the merger to be completed?
A:
In order to complete the merger, Summit must obtain the stockholder approval of the merger agreement proposal described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the first half of 2025, although neither party can assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	What conditions must be satisfied to complete the merger?
A:
In addition to the expiration or termination of the waiting periods applicable to the consummation of the merger under the HSR Act and the Competition Act (Canada) and the receipt of certain other regulatory approvals, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other customary conditions, including the following: the absence of any order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger; the accuracy of the other party’s representations and warranties in the merger agreement (subject to the materiality standards set forth in the merger agreement); compliance by the other party in all material respects with its covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger; and delivery of an officer certificate by the other party certifying satisfaction of certain of the conditions described above. The obligation of Quikrete to consummate the merger is also subject to there not having occurred since the date of the merger agreement an event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Summit. Consummation of the merger is not subject to any financing condition.

Q:
Why am I being asked to consider and act upon a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Summit to its named executive officers that is based on or otherwise relates to the merger?

A:
Section 14A of the Exchange Act requires Summit to seek a non-binding, advisory vote to approve any agreements or understandings and compensation that will or may be paid by Summit to its named executive officers that is based on or otherwise relates to the merger. Approval of this proposal by Summit stockholders is not required to complete the merger.

Q:	Do you expect the merger to be taxable to Summit stockholders?
A:
The receipt of cash in exchange for Summit common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Summit common stock surrendered in the exchange.

Except in certain specific circumstances described below under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the United States.
The U.S. federal income tax consequences described above may not apply to all holders of Summit common stock. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger to you. Tax matters are complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.
Q:	Who is entitled to vote at the special meeting?
A:
Only Summit stockholders who held shares of record as of the close of business on December 27, 2024, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Summit’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.

Q:	Are there any Summit stockholders who have already committed to voting in favor of any of the proposals at the special meeting?
A:
Yes. In connection with the execution of the merger agreement, in their respective capacities as record and beneficial owners of Summit common stock, the supporting stockholders entered into a voting agreement with Quikrete, pursuant to which the supporting stockholders agreed, among other things, to vote their shares of Summit common stock in favor of any proposal to approve the adoption of the merger agreement. In connection with the execution of the voting agreement, Summit waived, to the extent implicated by the execution of the voting agreement or the performance by the supporting stockholders of their obligations thereunder, all restrictions in the stockholder agreement that would restrict the ability of the supporting stockholders to execute the voting agreement and perform their respective obligations thereunder, including a restriction on the supporting stockholders’ ability to vote all of their shares of Summit common stock in favor of the merger agreement proposal. For more information, please see the section of this proxy statement entitled “The Voting Agreement.” For more information regarding the security ownership of the supporting stockholders, please see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Q:	Who may attend the special meeting?
A:
Only stockholders as of the close of business on December 27, 2024, or their duly appointed proxies, and invited guests of Summit may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) who wish to vote at the special meeting must obtain a proxy, executed in their favor, from their broker, bank or other nominee giving them the right to vote their shares at the special meeting.

Q:	Who is soliciting my vote?
A:
The Summit board of directors is soliciting your proxy, and Summit will bear the cost of soliciting proxies. Georgeson has been retained to assist with the solicitation of proxies. Georgeson will be paid a solicitation fee of approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses relating to the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Summit common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Broadridge Financial Solutions, Inc. (“Broadridge”) or, without additional compensation, by certain of Summit’s directors, officers and employees.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares of Summit common stock will be represented and voted at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q:	How do I vote if my shares are registered directly in my name?
A:
If you are a stockholder of record, you may vote at the special meeting or vote by proxy using one of the methods described below. Whether or not you plan to participate in the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still participate in the special meeting and vote at the special meeting even if you have already voted by proxy.

•
To vote via the internet, submit your proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 9:59 p.m., Mountain Time, on February 4, 2025, the day before the special meeting.

•
To vote by telephone, submit your proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 9:59 p.m., Mountain Time, on February 4, 2025, the day before the special meeting.

•
To vote using the proxy card, simply complete, sign and return the enclosed proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. Summit stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Whether or not you plan to attend the meeting, we urge you to vote by proxy, whether by internet, by telephone or by mail, to ensure your vote is counted. You may still attend the meeting and vote your shares, even if you have already voted by proxy. If you later decide to vote at the special meeting, your proxy prior to the special meeting will be revoked; however, attending the special meeting will not revoke your written, internet or telephone proxy, as the case may be, unless you specifically request revocation or cast a ballot at the special meeting. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet, which is a convenient, cost-effective and reliable alternative compared to returning a proxy card by mail.
Q:	How do I vote if my shares are held in the name of my broker (street name)?
A:
If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Summit common stock. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

In accordance with the rules of the NYSE, your bank, brokerage firm or other nominee can vote your shares of Summit common stock on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and you do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial holder and you do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Summit common stock at the special meeting, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals at the special meeting. If you are a beneficial holder, Summit strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

Q:	Can I change my vote after I submit my proxy?
A:
Yes. You can change or revoke your proxy at any time before the final vote at the special meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;
•
You may deliver a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to Summit’s Executive Vice President, Chief Legal Officer & Secretary, at Summit Materials, Inc., 1801 California Street, Suite 3500, Denver, Colorado 80202; or

•	You may attend and vote at the special meeting (or any adjournment or postponement thereof).
If your shares are held by your broker, bank or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.
If you have questions about how to vote or change your vote, please contact Georgeson, the firm assisting us in the solicitation of proxies, toll-free at (888) 755-6840.
Q:	What happens if I sell my shares of Summit common stock before the special meeting?
A:
If you transfer your shares before the special meeting, you will retain the right to vote such shares at the special meeting, but you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q:	What happens if I sell my shares of Summit common stock after the special meeting but before the effective time?
A:
If you transfer your shares after the special meeting but before the effective time, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q:	Should I send in my stock certificates now?
A:
No. Please do not send in your Summit stock certificates with your proxy. After the merger is completed, the paying agent will send you instructions for exchanging Summit stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Surrender and Payment Procedures.”

Q:	How many shares must be present to constitute a quorum for the meeting?
A:
Holders of a majority of the voting power of the issued and outstanding shares of Summit common stock as of the record date and entitled to vote at the special meeting must be present or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of Summit common stock will not be counted towards a quorum. “Broker non-votes” will not be treated as present for purposes of determining whether a quorum is present. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum.

Additionally, on the terms and subject to the conditions set forth in the voting agreement, the supporting stockholders have agreed to vote the shares of Summit common stock held by the supporting stockholders in favor of the merger agreement proposal. As of December 27, 2024, the record date, the supporting stockholders owned and were entitled to vote 54,720,000 shares of Summit common stock, or approximately 31.1% of the outstanding shares of Summit common stock.
Q:	What if I abstain from voting or fail to vote or submit a proxy?
A:
If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists, but it will have the same effect as a vote “AGAINST” such proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote over the internet, by mail, by telephone or by attendance at the special meeting?
A:
If you are a registered stockholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance at the special meeting, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than from Summit. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote at the special meeting, you must obtain a “legal proxy” from your bank, brokerage firm or other nominee.

If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to with respect to the merger-related compensation proposal or the adjournment proposal, it will have no effect on the outcome of such proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).
Q:	What is a broker non-vote?
A:
A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of those shares. Broker non-votes count toward a quorum only if at least one proposal is presented with respect to “routine” matters to which the bank, brokerage firm or other nominee has discretionary authority. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters, and, therefore, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?
A:
You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your Summit common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q:	Who will count the votes?
A:	A representative from Broadridge will serve as the inspector of election.
Q:	Can I participate if I am unable to attend the special meeting?
A:	If you are unable to attend the special meeting, you may participate by completing, signing, dating and returning your proxy card or by voting over the internet, by telephone or by mail.

Q:	Where can I find the voting results of the special meeting?
A:
Summit intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Summit files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by Summit stockholders or if the merger is not completed for any other reason, Summit stockholders will not receive any consideration for their shares of Summit common stock in connection with the merger. Instead, Summit will remain an independent public company, Summit common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Summit will continue to file periodic reports with the SEC. Under certain specific circumstances, Summit is required to pay Quikrete a termination fee of $279,000,000. See section titled “The Merger Agreement—Termination Fee and Expenses.”

Q:	How can I obtain additional information about Summit?
A:
Summit will provide copies of this proxy statement and its most recent Annual Report to Stockholders, including its Annual Report on Form 10-K, without charge to any stockholder who makes a written request to Summit’s Executive Vice President, Chief Legal Officer & Secretary, at Summit Materials, Inc., 1801 California Street, Suite 3500, Denver, Colorado 80202. Summit’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of Summit’s website at www. summit-materials.com. Summit’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?
A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Summit and some brokers may be householding our proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Summit if you are a stockholder of record. You can notify us by sending a written request to Summit’s Executive Vice President, Chief Legal Officer & Secretary, at Summit Materials, Inc., 1801 California Street, Suite 3500, Denver, Colorado 80202, or calling (303) 893-0012. Stockholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy by notifying Summit at the telephone or address set forth in the prior sentence. In addition, Summit will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Q:	Whom should I contact if I have any questions?
A:
If you have any questions about the special meeting, the merger, the proposals or this proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Summit common stock, you should contact:

Summit Materials, Inc.
Attention: Executive Vice President, Chief Legal Officer & Secretary
1801 California St. Ste. 3500
Denver, CO 80212
(303) 893-0012

or

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
summitmaterials@georgeson.com
Call Toll Free: (888) 755-6840

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. Such forward-looking statements include but are not limited to statements about the transactions contemplated by the merger agreement, including statements that are not historical facts. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2024, each as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings; and the following: (i) the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement, including in circumstances requiring Summit to pay a termination fee; (ii) potential litigation relating to the merger that could be instituted against the parties to the merger agreement or their respective directors or officers, including the effects of any outcomes related thereto; (iii) the possibility that the merger does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (iv) reputational risk and potential adverse reactions of customers, employees or other business partners and the businesses generally, including those resulting from the announcement of the merger; (v) the risk that any announcements relating to the merger could have adverse effects on the market price of Summit’s common stock; (vi) significant transaction costs associated with the merger; and (vii) the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters.
All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, contained or incorporated by reference in this proxy statement and all subsequent written and oral forward-looking statements concerning Summit, the merger or other matters attributable to Summit or any person acting on its behalf are expressly qualified in their entirety by the cautionary statement above. Any forward-looking statement that we make herein speaks only as of the date of this proxy statement. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
If any of these risks materialize or any of Summit’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Summit presently does not know of or that Summit currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. These forward-looking statements should not be relied upon as representing Summit’s assessments as of any date subsequent to the date of this proxy statement. Accordingly, undue reliance should not be placed upon the forward-looking statements.

THE COMPANIES
Summit Materials, Inc.
Summit is a market-leading producer of aggregates and cement with vertically integrated operations that supply ready-mix concrete and asphalt in select markets. Summit is a geographically diverse, materials-led business of scale that offers customers in the United States and British Columbia, Canada high quality products and services for the public infrastructure, residential and non-residential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue high-return growth opportunities in new and existing markets. Summit Materials, Inc. was formed under the laws of the State of Delaware on September 23, 2014. The principal executive office of Summit is located at 1801 California Street, Suite 3500, Denver, Colorado 80202, and its telephone number is (303) 893-0012.
Quikrete Holdings, Inc.
Quikrete is a privately owned family business founded in 1940. It is a leading building materials company based in Atlanta, Georgia. From the original yellow bag of premixed concrete, today Quikrete’s portfolio of brands includes Quikrete, Spec Mix, Rinker Materials, U.S. Pipe, Contech Engineered Solutions, Keystone Hardscapes, Pavestone, Custom Building Products, QPR, and other leading brands. The products produced by the collection of brands include packaged cementitious products, pavers, retaining wall systems, masonry units, tile grouts and thin sets, concrete pipe, box culverts, corrugated metal pipe, ductile iron pipe, engineered storm water systems, structural precast, and steel pedestrian and vehicular bridges. The company services the United States and Canadian commercial construction, residential, and infrastructure markets. This broad array of products and expertise allows Quikrete to provide nearly every product required for most any type of construction project. The principal executive offices of Quikrete are located at 5 Concourse Parkway, Suite 1900, Atlanta, GA 30328, and its telephone number is (404) 634-9100.
Soar Subsidiary, Inc.
Merger Sub is a wholly owned subsidiary of Quikrete. Merger Sub was incorporated by Quikrete solely in contemplation of the transactions contemplated by the merger agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o Quikrete Holdings, Inc., 5 Concourse Parkway, Suite 1900, Atlanta, GA 30328, and its telephone number is (404) 634-9100.

THE SPECIAL MEETING
General
This proxy statement is first being mailed on or about December 31, 2024 and constitutes notice of the special meeting in conformity with the requirements of the DGCL and Summit’s bylaws.
This proxy statement is being provided to Summit stockholders as part of a solicitation of proxies by the Summit board of directors for use at the special meeting of Summit stockholders and at any adjournments or postponements of such special meeting. This proxy statement provides Summit stockholders with information about the special meeting and should be read carefully in its entirety.
Date, Time and Place of the Special Meeting
The special meeting will be held on February 5, 2025, beginning at 8:00 a.m., Mountain Time, unless postponed to a later date, at Summit’s principal executive offices at 1801 California St, Ste. 3500 Denver, CO 80202.
Purposes of the Special Meeting
At the special meeting, Summit stockholders will be asked to vote upon the following proposals:
•
Proposal 1—The Merger Agreement Proposal: the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement” of this proxy statement and a copy of which is attached to this proxy statement as Annex A;

•
Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by Summit to its named executive officers that is based on or otherwise relates to the merger, which is further described in the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of Summit’s Directors and Executive Officers in the Merger”; and

•
Proposal 3—The Adjournment Proposal: the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement proposal, which is further described in the section titled “Vote on Adjournment (Proposal 3).”

Only the approval of the merger agreement proposal is required for completion of the merger. Summit will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof.
Recommendation of the Summit Board of Directors
At a special meeting held on November 24, 2024, the Summit board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Summit and its stockholders, approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, and directed that the adoption of the merger agreement be submitted to a vote at a meeting of the Summit stockholders.
Accordingly, the Summit board of directors unanimously recommends that Summit stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
Summit stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.
Outstanding Shares as of the Record Date
As of the record date, there were 175,814,122 shares of Summit Class A common stock outstanding and owned by Summit stockholders (i.e., excluding shares of Summit common stock held in treasury by Summit), held by 6 holders of record. As of the record date, there were no shares of Summit Class B common stock outstanding. As of the record date, there was one share of Summit preferred stock outstanding. Holders of shares of Summit preferred stock are not entitled to vote on any matter considered at the special meeting. Each share of Summit Class A common stock is entitled to one vote on each matter considered at the special meeting.
Stockholders may request an appointment to inspect a complete list of stockholders entitled to vote at the special meeting for any purpose germane to the special meeting at Summit’s principal executive offices located at 1801 California St, Ste. 3500 Denver, CO 80202, during ordinary business hours within 10 days prior to the special meeting. This list will also be made available at the special meeting for examination by any stockholder present at the special meeting.
Record Date; Stockholders Entitled to Vote
The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is December 27, 2024. Only holders of Summit common stock as of the close of business on the record date are entitled to receive notice of, and vote at, the special meeting or any adjournment or postponement thereof. Summit’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.
Quorum and Broker Non-Votes
Holders of a majority of the voting power of the issued and outstanding shares of Summit common stock as of the record date and entitled to vote at the special meeting must be present or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of Summit common stock will not be counted towards a quorum. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed. If the special meeting is postponed or adjourned, it will not affect the ability of holders of record of Summit common stock as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established. As noted above, pursuant to the voting agreement and subject to the terms and conditions thereof, the supporting stockholders have agreed, among other things, to be represented in person or by proxy at the special meeting in order for the shares of Summit common stock held by the supporting stockholders to be counted as present for purposes of establishing a quorum.
Banks, brokerage firms and other nominees who hold shares in “street name” for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a beneficial owner on how to vote shares with respect to a “non-routine” matter, a “broker non-vote” occurs. “Broker non-votes” will not be treated as present for purposes of determining whether a quorum is present. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters.
Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) participate in the special meeting or (2) have voted via the internet, by telephone or by properly submitting a proxy card or voting instruction card by mail.
Required Vote; Treatment of Abstentions and Failure to Vote
The votes required for each proposal are as follows:
Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of the voting power of shares of Summit common stock outstanding and entitled to vote thereon is required to approve the merger agreement proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the merger agreement proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal.
Pursuant to the voting agreement and subject to the terms and conditions thereof, the supporting stockholders have agreed, among other things, to vote their shares of Summit common stock in favor of the proposal to approve the adoption of the merger agreement. Summit waived, to the extent implicated by the execution of the voting agreement or the performance by the supporting stockholders of their obligations thereunder, all restrictions in the stockholder agreement that would restrict the ability of the supporting stockholders to execute the voting agreement and perform their respective obligations thereunder, including a restriction on the supporting stockholders’ ability to vote all of their shares of Summit common stock in favor of the merger agreement proposal. For more information, please see the section of this proxy statement entitled “The Voting Agreement.” For more information regarding the security ownership of the supporting stockholders, please see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of at least a majority of the voting power of shares of Summit common stock present or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the merger-related compensation proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to with respect to the merger-related compensation proposal, it will have no effect on the merger-related compensation proposal (assuming a quorum is present).
Proposal 3—The Adjournment Proposal: The affirmative vote of holders of at least a majority of the voting power of shares of Summit common stock present or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal, including if necessary to solicit additional proxies for the adoption of the merger agreement. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy or to vote at the special meeting or fail instruct your bank, brokerage firm or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.
An abstention occurs when a stockholder attends a meeting but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present and will have the effect of a vote “AGAINST” the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal, including if necessary to permit further solicitation of proxies.
If you are a registered stockholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance at the special meeting, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are the record owner of your shares and you fail to vote, it will have the same effect as a vote “AGAINST” the merger agreement proposal but will have no effect on the outcome of the adjournment proposal or merger-related compensation proposal.
Shares and Voting of Summit’s Directors and Executive Officers
As of the record date, Summit directors and executive officers, as a group, owned and were entitled to vote 748,181 shares of Summit common stock, or approximately 0.4% of the outstanding shares of Summit common stock. Summit currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement, although, except as set forth below with respect to the voting agreement, none of the directors and executive officers are obligated to do so.
As noted above, pursuant to the voting agreement and subject to the terms and conditions thereof, the supporting stockholders have agreed, among other things, to vote their shares of Summit common stock in favor of the proposal to approve the adoption of the merger agreement. Summit waived, to the extent implicated by the execution of the voting agreement or the performance by the supporting stockholders of their obligations thereunder, all restrictions in the stockholder agreement that would restrict the ability of the supporting stockholders to execute the voting agreement and perform their respective obligations thereunder, including a restriction on the supporting stockholders’ ability to vote all of their shares of Summit common stock in favor of the merger agreement proposal. For more information, please see the section of this proxy statement entitled “The Voting Agreement.” For more information regarding the security ownership of the supporting stockholders, please see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

How to Vote or Have Your Shares Voted
Summit stockholders of record may vote their shares of Summit common stock at the special meeting or submit a proxy to have their shares of Summit common stock voted at the special meeting in one of the following ways:
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Internet: Summit stockholders may submit their proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 9:59 p.m., Mountain Time, on February 4, 2025, the day before the special meeting.

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Telephone: Summit stockholders may submit their proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 9:59 p.m., Mountain Time, on February 4, 2025, the day before the special meeting.

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Mail: Summit stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. Summit stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting.

•	Vote During the Special Meeting: Summit stockholders may attend the special meeting and vote during the meeting.
Whether or not you plan to participate in the special meeting, Summit urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the internet, prior to the special meeting to ensure that your shares of Summit common stock will be represented and voted at the special meeting if you are unable to participate.
The Summit board of directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of Summit stockholders. If you are a stockholder of record and you authorize these proxy holders to vote your shares of Summit common stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a stockholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted on a proposal, these proxy holders will vote your shares on such proposals as the Summit board of directors recommends. If any other matter properly comes before the special meeting, these proxy holders will vote on that matter in their discretion.
If, as of the record date, your shares of Summit common stock are registered directly in your name with the transfer agent of Summit, Broadridge, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Summit or to a third party to vote at the special meeting.
If, as of the record date, your shares were held in an account at a bank, brokerage firm or other nominee, you are the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement, a beneficial owner, and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. If you are a beneficial owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.
In accordance with the rules of the NYSE, your bank, brokerage firm or other nominee may generally vote on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Summit common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present). If you are a beneficial holder, Summit strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

If you are a beneficial owner, you are invited to participate in the special meeting; however, you may not vote your shares at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.
Revocation of Proxies
Summit stockholders of record may revoke their proxies at any time prior to the voting at the special meeting in any of the following ways:
•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy;
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delivering a signed, written notice of revocation that is received prior to the polls closing at the special meeting (or any adjournment or postponement thereof), which is dated later than the date of the proxy and states that the proxy is revoked, to Summit’s Executive Vice President, Chief Legal Officer & Secretary, at Summit Materials, Inc., 1801 California Street, Suite 3500, Denver, Colorado 80202; or

•	participating in and voting during the special meeting. Participation in the special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.
Summit beneficial owners may change their voting instruction only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement is being delivered to holders of Summit common stock residing at the same address, unless such holders of Summit common stock have notified Summit of their desire to receive multiple copies of this proxy statement.
Summit will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any holder of Summit common stock residing at an address to which only one copy of this proxy statement was mailed. Requests for additional copies should be directed by mail to Summit’s Executive Vice President, Chief Legal Officer & Secretary, at Summit Materials, Inc., 1801 California Street, Suite 3500, Denver, Colorado 80202, or by telephone to (303) 893-0012, or to Summit’s proxy solicitor, Georgeson LLC (referred to as “Georgeson”), by calling toll-free at (888) 755-6840 or by email at summitmaterials@georgeson.com.
Shares Held in Name of Broker
If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.
Tabulation of Votes
A representative from Broadridge will serve as the inspector of election.
Solicitation of Proxies
Summit will pay for the proxy solicitation costs related to the special meeting. In addition to sending and making available these materials, some of Summit’s directors, officers and employees may solicit proxies in person by contacting Summit stockholders by telephone or over the Internet. Summit stockholders may also be solicited by press releases issued by Summit, postings on Summit’s website and advertisements in periodicals. None of Summit’s directors, officers or employees will receive additional compensation for their solicitation services. Summit has engaged Georgeson to assist in the solicitation of proxies for the special meeting. Summit estimates that it will pay Georgeson a fee of approximately $25,000, plus reasonable out-of-pocket expenses relating to the special meeting. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party may solicit proxies for Summit. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of Summit common stock held by them. Summit will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Summit common stock.

Adjournments
The special meeting may be adjourned by the affirmative vote of at least a majority of the voting power of shares of Summit common stock present or represented by proxy at the special meeting and entitled to vote thereat, provided that there is not a quorum present.
Notice need not be given of any adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or represented by proxy and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with Summit’s bylaws. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If, after any adjournment, a new record date for the determination of stockholders entitled to vote is fixed for any adjourned meeting, the Summit board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.
Questions and Additional Information
You may contact Summit’s proxy solicitor, Georgeson, toll-free at (888) 755-6840 or by email at summitmaterials@georgeson.com, with any questions about the special meeting, the merger, the proposals or this proxy statement, if you would like additional copies of this proxy statement, if you need to obtain proxy cards or other information related to the proxy solicitation or if you need help submitting a proxy or voting your shares of Summit common stock.

THE MERGER (PROPOSAL 1)
This section of this proxy statement describes the material aspects of the merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this proxy statement, including the full text of the merger agreement, a copy of which is attached to this proxy statement as Annex A, for a more complete understanding of the merger. In addition, important information about Summit is included in or incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”
Effects of the Merger
Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, Merger Sub will merge with and into Summit, whereupon the separate existence of Merger Sub will cease and Summit will survive the merger as a wholly owned subsidiary of Quikrete.
The following diagrams illustrate in simplified terms the merger and the effect of the merger on the organizational structures of Quikrete and Summit.
The following diagram illustrates in simplified terms the organizational structure of Quikrete and Summit prior to the merger:

The following diagram illustrates in simplified terms the merger:

The following diagram illustrates in simplified terms the organizational structure of Quikrete and Summit after the merger:

Effect on Summit if the Merger is Not Completed
If the merger agreement is not adopted by Summit stockholders or if the merger is not completed for any other reason, Summit stockholders will not receive any payment for their shares (or interests in shares) of Summit common stock in connection with the merger. Instead, Summit will remain an independent public company, Summit common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, Summit stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Summit operates and risks related to adverse economic conditions.
Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Summit common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Summit common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Summit common stock. If the merger agreement is not adopted by Summit stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Summit will be offered or that Summit’s business, prospects or results of operation will not be adversely impacted.
In addition, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Summit will be required to pay to Quikrete a termination fee of $279,000,000 under the terms of the merger agreement. See the section titled “The Merger Agreement—Termination Fee and Expenses” for a discussion of the circumstances under which such termination fee would be required to be paid.
Merger Consideration
At the effective time, each share of Summit common stock issued and outstanding immediately prior to the effective time (other than (a) excluded shares and (b) dissenting shares) will be converted into the right to receive the merger consideration of $52.50 in cash, without interest and subject to deduction for any required withholding. Each share of Summit preferred stock outstanding immediately prior to the effective time will automatically be canceled and retired for no consideration and will cease to exist.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among the Summit board of directors, Quikrete, Summit’s representatives, Quikrete’s representatives and other parties.

The Summit board of directors and senior management regularly review and assess Summit’s operations, performance, opportunities, prospects and strategic direction. In connection with this review and assessment, and with the assistance of legal and financial advisors, the Summit board of directors and management have considered potential strategic alternatives for Summit, including potential business combinations or other transactions, to strengthen Summit’s business and maximize shareholder value. For example, on January 12, 2024, Summit completed a transaction with Argos North America Corp. (“Argos North America”), Cementos, Argos SEM and Valle Cement, pursuant to which Summit acquired all of the outstanding equity interests of Argos North America. In addition, Summit has from time to time received unsolicited inquiries from third parties seeking to determine Summit’s interest in a variety of potential M&A transactions.
On September 19, 2024, an individual at Wells Fargo Bank, N.A. (“Wells Fargo”) contacted Howard L. Lance, the Chairman and Director of the Summit board of directors, to inform Mr. Lance that a representative of Quikrete, a client of Wells Fargo, had expressed an interest in speaking with him.
On September 25, 2024, Mr. Lance met with William R. Magill, the Chief Executive Officer of Quikrete, in Atlanta, Georgia. Mr. Magill informed Mr. Lance that Quikrete was interested in a potential acquisition of Summit and relayed that Quikrete was prepared to submit a formal proposal to acquire Summit for $48.00 per share in cash. Mr. Lance informed Mr. Magill that Summit was not seeking to engage in a merger or a sale of Summit at that time and that the Summit board of directors was optimistic about Summit’s standalone strategy and its prospects in the near and long-term, but, consistent with Summit’s practice and the Summit board of directors’ fiduciary duties, if the Summit board of directors were presented with an offer, the Summit board of directors would review the offer to determine if it was in the best interests of Summit and its stockholders. Mr. Lance and Mr. Magill discussed the proposed all-cash deal and their views on the potential antitrust implications of a transaction between Quikrete and Summit.
Later that same day, Quikrete provided to Mr. Lance an initial non-binding proposal to acquire Summit for $48.00 per share in cash (referred to as the “first Quikrete offer”) with no financing contingency along with a highly confident letter from Wells Fargo, a list of due diligence requests and an initial draft mutual confidentiality agreement, which included customary non-disclosure provisions and a six-month standstill arrangement. The standstill provision included language specifying that the provision would terminate automatically in the event that (i) any person or group acquired or entered into a definitive agreement to acquire, or the Summit board of directors approved the acquisition of, the majority of any class of equity securities of Summit or its subsidiaries, or assets of Summit or its subsidiaries representing more than 25% of the consolidated earning power of Summit and its subsidiaries, (ii) Summit initiated any bankruptcy or insolvency proceedings or (iii) a third party publicly announced a proposal regarding the acquisition of the majority of any class of equity securities of Summit or its subsidiaries, or assets of Summit or its subsidiaries representing more than 25% of the consolidated earning power of Summit and its subsidiaries.
Later that same day, Mr. Lance discussed the proposal with representatives of Davis Polk, counsel to Summit, including potential next steps.
On October 1, 2024, Mr. Lance informed the Summit board of directors of the terms of the first Quikrete offer. He also noted that a Summit board of directors meeting to discuss the first Quikrete offer would be set for October 7, 2024.
On October 3, 2024, Mr. Lance and representatives of Davis Polk met, in separate meetings, with representatives of Morgan Stanley and Evercore, in New York City to discuss their views on the first Quikrete offer. Starting in May 2021, Mr. Lance periodically sought the perspectives of Morgan Stanley, Summit’s financial advisor in connection with Summit’s acquisition of Argos North America, given Morgan Stanley’s qualifications, experience and reputation and its knowledge of Summit’s businesses and the industries in which Summit operates, regarding potential acquisitions and other strategic alternatives that Summit might consider to enhance stockholder value. Evercore, based on its qualifications, reputation, knowledge and experience of Summit’s businesses and the industries in which Summit operates, had several discussions with Summit’s management and board of directors. In addition, since September 2023, Mr. Lance and the Summit board of directors periodically sought Evercore’s perspectives on a broad range of value creation and other strategic alternatives for Summit to enhance stockholder value, including but not limited to investor receptivity in connection with Summit’s acquisition of Argos North America.
On October 4, 2024, Davis Polk received a relationship disclosure letter from Morgan Stanley, detailing certain relationships involving Morgan Stanley and Quikrete.

Also on October 4, 2024, a representative of Davis Polk had a phone conversation with a representative from Sullivan & Cromwell LLP (“Sullivan & Cromwell”), legal counsel to Cementos, regarding (i) the right of Cementos under the stockholder agreement to participate as a potential acquiror on the same terms as any prospective third-party acquiror if Summit were to engage in any sale process or negotiations relating to a potential change of control transaction and (ii) the participation of the members of the Summit board of directors nominated by Cementos in the upcoming meeting of the Summit board of directors to discuss the first Quikrete offer. Sullivan & Cromwell communicated that Cementos had not determined whether it would participate in any potential sale process as a potential acquiror, and Davis Polk and Sullivan & Cromwell agreed that each of Mr. Jorge Mario Velásquez, the President and Chief Executive Officer of Grupo Argos S.A., Mr. Juan Esteban Calle, Chief Executive Officer of Cementos, and Ms. Irene Moshouris, an independent director nominated to the Summit board of directors by Cementos, would depart the meeting of the Summit board of directors after the general terms of the first Quikrete offer were presented and the Summit board of directors was briefed on its fiduciary duties and would not participate during the presentations from Summit’s financial advisors, except with respect to factual aspects of the first Quikrete offer, or the deliberations of the Summit board of directors regarding the first Quikrete offer.
On October 7, 2024, the Summit board of directors held a meeting to discuss the first Quikrete offer. Members of management and representatives of Davis Polk, Morgan Stanley and Evercore were present at the meeting. Mr. Lance described his discussion with Mr. Magill and the first Quikrete offer. He then presented several key considerations to the Summit board of directors relating to the first Quikrete offer and reviewed potential strategic alternatives, including in relation to the Summit board of directors’ obligations to Cementos and certain of its affiliates under the stockholder agreement. Mr. Lance noted for the Summit board of directors that Summit was required to inform Cementos of the first Quikrete offer and to provide Cementos with an opportunity to participate in the potential sale process on the same terms as other potential counterparties. Representatives of Davis Polk and the Executive Vice President, Chief Legal Officer and Secretary of Summit discussed the terms of the first Quikrete offer. Davis Polk then delivered a presentation to the Summit board of directors summarizing the Summit board of directors’ fiduciary duties and legal obligations in the context of a potential sale process and with respect to the right of Cementos to participate in any such process. Representatives of Davis Polk then presented a preliminary review of regulatory considerations in connection with a potential transaction with Quikrete. Representatives of Morgan Stanley and Evercore discussed factual information regarding the financial aspects of the first Quikrete offer. Because Cementos had not determined whether it desired to participate in any potential sale process as a potential acquiror, the members of the Summit board of directors designated by Cementos under the stockholder agreement, Messrs. Calle and Velásquez and Ms. Moshouris, departed the meeting. The directors who were not designated by Cementos remained to evaluate the first Quikrete offer and consider next steps. Representatives of Morgan Stanley discussed certain preliminary perspectives regarding the first Quikrete offer and noted, among other things, that the proposed purchase price of $48.00 per share exceeded Summit’s all-time high share price at that time. Representatives of Morgan Stanley also discussed certain financing-related risks and the debt financing letter that Quikrete had provided with the first Quikrete offer. Representatives of Evercore then discussed, among other things, Evercore’s initial analysis of the first Quikrete offer and Evercore’s preliminary views as to the value of Summit based on a number of valuation methodologies. The discussions from Morgan Stanley and Evercore were conducted separately, with representatives of each advisor departing the meeting for the other advisor’s discussion.
At the same meeting, following these discussions, Mr. Lance reiterated to the Summit board of directors that the Summit board of directors’ obligation in connection with a potential sale transaction was to maximize value for Summit’s stockholders. The Summit board of directors continued to discuss the first Quikrete offer, and areas where they believed Summit needed more information to fully evaluate the first Quikrete offer. The Summit board of directors then discussed whether to engage with other parties who, taking into account discussions with Morgan Stanley and Evercore, the Summit board of directors believed to be most likely to be able to provide a viable competing proposal. After further discussion, the Summit board of directors (without the Cementos designated directors) unanimously determined that the first Quikrete offer did not provide sufficient value to Summit’s stockholders and therefore it was not advisable or in the best interests of Summit’s stockholders to provide non-public information to Quikrete. The directors, however, viewed the first Quikrete offer as serious and instructed Mr. Lance and Summit’s advisors to continue discussions with Quikrete, and to solicit additional information regarding Quikrete’s potential financing arrangements. The Summit board of directors also approved engaging Morgan Stanley and Evercore as financial advisors to Summit in connection with the potential sale process. The Summit board of directors instructed Davis Polk to prepare a notice to Cementos in accordance with Summit’s obligations under the stockholder agreement. In addition, the Summit board of directors instructed Mr. Lance to relay to Quikrete that the

Summit board of directors had concluded that the first Quikrete proposal did not provide Summit stockholders with sufficient value and therefore the Summit board of directors was not willing to provide non-public information to Quikrete. Later that day, Summit delivered to Cementos a written notice that the board of directors determined that it was in the best interests of Summit for Summit to engage in discussions with one or more potential bidders relating to a potential change of control transaction, that, pursuant to the stockholder agreement, Cementos would be entitled to participate in such discussions on the same terms as other bidders if it delivers written notice of its intent to do so within 15 business days, and that the Cementos designated directors should continue to recuse themselves from any meetings of the Summit board of directors or any committees thereof regarding such discussions until such time as Cementos confirms that it will not participate as a potential acquiror in a process for a potential change of control transaction with Summit.
On October 9, 2024, Davis Polk received a relationship disclosure letter from Evercore, detailing certain relationships involving Evercore and Quikrete.
On October 10, 2024, Mr. Lance informed Mr. Magill via a phone call that while Summit appreciated the first Quikrete offer, the Summit board of directors had concluded that it did not provide Summit stockholders with sufficient value, and therefore the Summit board of directors was not willing to provide non-public information to Quikrete. In addition, Mr. Lance indicated that the Summit board of directors wanted to better understand Quikrete’s financing structure and that he had asked Morgan Stanley and Evercore to initiate discussions with Wells Fargo.
Between October 10, 2024 and October 14, 2024, Mr. Lance had multiple phone calls with Mr. Magill regarding Quikrete’s desire to acquire Summit during which Mr. Lance encouraged Mr. Magill to offer additional value to Summit’s stockholders. On October 10, 2024, Mr. Magill indicated that Quikrete might be willing to increase its $48.00 per share offer price by approximately 5%. On October 11, 2024, Mr. Magill indicated that Quikrete might be willing to increase its $48.00 per share offer price to $50.00 per share.
On October 14, 2024, following the aforementioned discussions over the phone between Mr. Lance and Mr. Magill, Quikrete submitted a second proposal to Mr. Lance (referred to as the “second Quikrete offer”), which increased the proposed purchase price from $48.00 to $50.00 per share. Mr. Lance promptly shared the second Quikrete offer with the Summit board of directors and scheduled a meeting of the Summit board of directors on October 21, 2024 to discuss.
The second Quikrete offer had no financing contingency and included a post-signing go-shop period of two weeks with a termination fee equal to 1% of equity value during such two-week period, which termination fee would automatically increase to 3% of equity value after such two-week period. As part of the second Quikrete offer, Quikrete provided a draft exclusivity agreement with a proposed 45-day exclusivity period along with a highly confident letter from Wells Fargo. The second Quikrete offer stated that the definitive agreement would contain customary provisions for a transaction of this type, including representations and warranties, interim operating covenants, closing conditions and termination provisions, including a customary termination fee payable by Summit in the event that the definitive agreement is terminated under certain circumstances and a “reasonable and balanced approach to the terms in the definitive agreement related to any antitrust matters.” This proposal also stated that Quikrete’s counsel was prepared to deliver a draft of the definitive agreement promptly upon Summit’s execution of an exclusivity agreement.
Between October 15, 2024 and October 16, 2024, Mr. Lance had multiple phone calls with Mr. Magill regarding Quikrete’s desire to acquire Summit.
On October 16, 2024, representatives of Morgan Stanley and Evercore discussed with representatives of Wells Fargo the anticipated financing for the transaction.
On October 17, 2024, a representative of Davis Polk had a phone conversation with representatives from Sullivan & Cromwell regarding Cementos’ views with respect to a potential transaction. Sullivan & Cromwell indicated that Cementos had not yet decided whether to participate as a potential acquiror in a process for a potential change of control transaction with Summit. Representatives of Sullivan & Cromwell asked the Davis Polk representative for a status update with respect to the proposed transaction with Quikrete, and the Davis Polk representative responded that the Summit board of directors was evaluating next steps.
On October 19, 2024, a representative of Davis Polk had a phone conversation with a representative from Sullivan & Cromwell, who informed the representative of Davis Polk that Cementos did not intend to participate as a potential acquiror in a process for a potential change of control transaction with Summit.

On October 21, 2024, the Summit board of directors (including the members of the Summit board of directors designated by Cementos under the Stockholders Agreement) held a meeting to discuss the second Quikrete offer. The Executive Vice President, Chief Legal Officer and Secretary of Summit and representatives of Davis Polk, Morgan Stanley and Evercore were present. Mr. Lance relayed that following recent discussions with Cementos, Cementos determined not to be a bidder in connection with the potential transaction. Mr. Lance then discussed his recent phone calls with Mr. Magill regarding Quikrete’s desire to acquire Summit. Mr. Lance described the key terms of the second Quikrete offer. Mr. Lance also explained that, as authorized by the Summit board of directors at its prior meeting, Morgan Stanley and Evercore had engaged in discussions with Wells Fargo to better understand Wells Fargo’s financing of Quikrete’s acquisition. The Executive Vice President, Chief Legal Officer and Secretary of Summit and a Davis Polk representative next described the risk of public disclosures of information relating to the potential transaction and the need to develop potential response plans. The Summit board of directors and representatives of Davis Polk, Morgan Stanley, Evercore and management discussed the second Quikrete offer and the potential transaction further and potential next steps. Morgan Stanley then discussed with the Summit board of directors preliminary financial information and data regarding Summit and the second Quikrete offer. Evercore then presented to the Summit board of directors and discussed Evercore’s preliminary valuations, as well as a peer group comparison, public trading multiples, precedent transactions and discounted cash flow analysis. The discussions from Morgan Stanley and Evercore were conducted separately, with representatives of each advisor departing the meeting for the other advisor’s discussion. After discussion, the Summit board of directors unanimously determined that, while the second Quikrete offer did not provide sufficient value to Summit’s stockholders to proceed with the proposed transaction or enter into an exclusivity agreement with Quikrete, it did warrant further engagement. The Summit board of directors authorized its financial advisors to communicate this to Quikrete and, subject to entering into a customary confidentiality agreement, to share limited information and engage in discussions with Quikrete on a non-exclusive basis to enable Quikrete to better understand the potential value of Summit, including potential synergy opportunities in connection with a transaction and relating to the acquisition of Argos North America, and to determine if Quikrete could improve the second Quikrete offer. During the same meeting, the Summit board of directors discussed Summit’s performance and five-year plan and reviewed the assumptions reflected in the five-year plan by business segment. Members of the Summit board of directors and management then discussed certain historical information and recent changes and growth opportunities, following which the Summit board of directors approved the five-year plan.
On October 22, 2024, Mr. Lance informed Mr. Magill via phone call that while Summit appreciated the second Quikrete offer, the Summit board of directors had concluded that the second Quikrete offer did not provide sufficient value to Summit’s stockholders to proceed with a transaction. However, subject to entering into a customary confidentiality agreement, Summit would be willing to share limited information and engage in discussions with Quikrete on a non-exclusive basis to enable Quikrete to determine if it could improve its proposed offer. On October 23, 2024, representatives of Morgan Stanley and Evercore reiterated the Summit board of directors’ feedback to representatives of Wells Fargo and discussed potential limited due diligence access.
Also on October 23, 2024, Davis Polk sent Troutman Pepper Hamilton Sanders LLP (“Troutman”), legal counsel to Quikrete, a revised draft of the mutual confidentiality agreement that had initially been received by Summit on September 25, 2024.
On October 24, 2024, Davis Polk received an updated draft of the mutual confidentiality agreement from Troutman. The primary areas of disagreement in the mutual confidentiality agreement related to the scope of the non-solicitation and standstill obligations that would be binding on Quikrete and certain exclusivity arrangements that Troutman had incorporated in the latest draft.
Later on October 24, 2024, Bloomberg published a news article reporting that Summit was considering a proposed transaction with Quikrete. The article described the proposed purchase price as being in the “low 50s.” Several other news publications followed, which assessed Summit’s value in a sale transaction as ranging from approximately $47.00 to approximately $60.00 per share. Later on October 24, 2024, Mr. Lance and Mr. Magill had a conversation over the phone to discuss the Bloomberg article. Mr. Lance advised Mr. Magill that Summit expected to issue a press release confirming receipt of the proposal from Quikrete and confirmed to Mr. Magill that Summit continued to be open to continuing discussions regarding the proposed transaction. Mr. Lance reiterated to Mr. Magill that Quikrete would need to increase its proposed purchase price for an agreement to be reached. Mr. Magill stated that Quikrete’s preference was to accelerate the timeline to enter into the proposed transaction.
Later on October 24, 2024, Mr. Lance informed the Board of the news article.

Later in the evening of October 24, 2024, Summit released a statement confirming that Summit had held preliminary discussions with a third party regarding a potential transaction and that Summit was actively evaluating the proposal in consultation with its advisors.
Following the public disclosure of Quikrete’s proposal to acquire Summit, over the course of the October 24, 2024 and October 25, 2024, Summit’s common stock price increased approximately 11% from closing at $40.62 on October 23, 2024 to closing at $45.10 on October 25, 2024.
Following the public disclosure of Quikrete’s proposal to acquire Summit, Morgan Stanley and Evercore received inbound communications from other parties interested in a potential transaction with Summit. On October 25, 2024, Evercore received an inbound communication from a possible strategic party (“Strategic Party A”), a publicly traded company. Also on October 25, 2024, Morgan Stanley received an inbound communication from another possible strategic party (“Strategic Party B”), a publicly traded company, asking for information on the ongoing sale process with Quikrete. Also on October 25, 2024, Morgan Stanley and Evercore received separate inbound communications from another possible strategic party (“Strategic Party C”), a publicly traded company, stating that Strategic Party C was not interested in acquiring all of the equity of Summit but would be interested in acquiring certain assets of Summit.
Also on October 25, 2024, Davis Polk sent a further revised draft of the mutual confidentiality agreement to Troutman. Having no further areas of disagreement, Quikrete and Summit executed the mutual confidentiality agreement on October 25, 2024, which ultimately included a one-year standstill provision that terminates automatically if (i) any person or group acquires or enters into a definitive agreement to acquire, or the Summit board of directors approves the acquisition of, the majority of each class of equity securities of Summit, or assets of Summit or its subsidiaries representing a majority of the consolidated earning power of Summit and its subsidiaries or (ii) Summit initiates any bankruptcy or insolvency proceedings. The mutual confidentiality agreement provided Quikrete the ability to make offers on a confidential basis to Summit that would not reasonably be expected to require a public announcement or disclosure by Summit or any of its representatives. The mutual confidentiality agreement also included customary mutual obligations to preserve the confidentiality of information exchanged and did not provide for any exclusivity arrangements. Following execution of the confidentiality agreement, the financial advisors of Summit regularly engaged with Wells Fargo on Quikrete’s limited due diligence review.
On October 26, 2024, Mr. Lance, the President and Chief Executive Officer of Summit, the Executive Vice President, Chief Legal Officer and Secretary of Summit, and Summit’s legal and financial advisors held a phone call to discuss proposed outreach to other potential bidders. Morgan Stanley and Evercore advised Mr. Lance that Mr. Lance and the President and Chief Executive Officer of Summit should initiate conversations with certain parties to discuss a potential transaction with Summit. Morgan Stanley and Evercore suggested that Summit indicate a willingness to sign confidentiality agreements and provide confidential information to potentially interested parties while seeking preliminary proposals based on public information. Mr. Lance and Summit’s legal and financial advisors discussed potential candidates for outreach, including both potential strategic counterparties and financial sponsors. Representatives of Morgan Stanley and Evercore advised that the economic terms that may be offered by financial sponsors likely would not be as favorable to Summit’s stockholders as the economic terms that strategic parties may be willing to offer. The participants in this phone call ultimately determined to contact Strategic Party A, Strategic Party B and two additional public company strategic parties (“Strategic Party D” and “Strategic Party E”). Morgan Stanley and Evercore also noted that any other interested party could make their interest known following the Summit October 25, 2024 press release. Shortly after the conclusion of the phone call, Mr. Lance contacted representatives of Strategic Party A, Strategic Party B, Strategic Party D and Strategic Party E to encourage them to submit a proposal if they were interested in an acquisition of, or combination with, Summit.
On October 27, 2024, Mr. Lance received a phone call from Mr. Velásquez, the President and Chief Executive Officer of Grupo Argos S.A. Mr. Lance and Mr. Velásquez discussed the potential sale of Summit to Quikrete. Mr. Velásquez emphasized the potential value to Summit involved in near-shoring aggregates to selected United States markets and the importance of ensuring this value is reflected in any potential transaction. Mr. Velásquez also emphasized the importance of conducting competitive outreach to maximize price to all stockholders with respect to any sale of Summit. After Mr. Lance explained the outreach process to other potential transaction partners, Mr. Velásquez indicated that he was satisfied with Summit’s efforts to date. Lastly, Messrs. Lance and Velásquez discussed the perspective of Cementos in its capacity as a stockholder on a potential transaction with Quikrete, and in that context Mr. Velásquez reiterated to Mr. Lance the strategic importance to Cementos of maintaining its economic exposure to the United States cement and aggregates markets, noting that Cementos had expected its investment to be long-term. Mr. Velásquez noted that, based on discussions at a recent meeting of Cementos’ board of directors, it appeared that Cementos in its capacity as a stockholder would have a difficult time supporting any transaction that eliminated its exposure to the United States cement and aggregates markets and prevented it from re-deploying any proceeds from a sale of Summit back into such markets.
On October 28, 2024, the Chief Executive Officer of Strategic Party D called Mr. Lance and confirmed that a rumor that Strategic Party D planned to submit a competing bid to acquire Summit was unfounded. The Chief Executive Officer of Strategic Party D conveyed that Strategic Party D did not intend to make a proposal to acquire Summit and cited considerations including competing strategic priorities.
On October 29, 2024, Mr. Lance reached out to representatives of Strategic Party B regarding a potential transaction with Summit.
Also on October 29, 2024, representatives of Morgan Stanley and Evercore had a discussion with a representative of Strategic Party A, who expressed Strategic Party A’s desire to continue communication regarding a potential transaction. The representative of Strategic Party A expressed that it was important to Strategic Party A that any potential transaction would be friendly and there be unanimity at the Summit board of directors on the desire to engage. The representative of Strategic Party A understood that time was of the essence.
Later on October 29, 2024, Mr. Lance spoke with the Chairman of Strategic Party A, who relayed Strategic Party A’s interest in a potential transaction with Summit. Mr. Lance shared Summit’s timeline for a potential transaction. Following this discussion, Mr. Lance confirmed that the Summit board of directors authorized Morgan Stanley and Evercore to engage in discussions with Strategic Party A in respect of a potential transaction.
Also on October 29, 2024, Troutman sent Davis Polk a proposed initial draft merger agreement for a transaction between Quikrete and Summit. The draft contemplated that Summit’s largest stockholder, Cementos, would enter into a voting agreement with Quikrete to vote its shares in Summit in favor of the merger. Representatives of Davis Polk and Summit determined that Summit would not engage with the draft from Troutman in light of the fact that Summit intended to simultaneously engage with alternative potential acquirors using a merger agreement that had been prepared by Summit and Davis Polk for all potential bidders, including Quikrete.
Also on October 29, 2024, Morgan Stanley and Evercore spoke with a representative of Strategic Party B about the process. The representative of Strategic Party B requested that their regulatory counsel be connected with Davis Polk to discuss regulatory matters.
On October 30, 2024, Davis Polk informed Troutman of its view that it was premature to engage in negotiations on the merger agreement until Quikrete had submitted a revised proposal that the Summit board of directors deemed to be in the best interests of Quikrete or its stockholders, and that any initial transaction document would be based on a form prepared by Davis Polk given the potential involvement of other parties.
Later on October 30, 2024, representatives of Davis Polk held a call with Strategic Party B’s legal advisor in respect of a potential transaction with Strategic Party B. The parties discussed the potential regulatory implications of a transaction between Strategic Party B and Summit and considerations related to conducting a preliminary regulatory analysis.
On October 31, 2024, Morgan Stanley and Evercore inquired with representatives of Strategic Party A on the status of its review of a potential transaction with Summit, and Strategic Party A confirmed that it was continuing to review.
On November 1, 2024, Evercore received a call from the President and Chief Executive Officer of another possible strategic party (“Strategic Party G”), who stated that Strategic Party G was aware that a process concerning Summit was underway and that Strategic Party G planned to hold a meeting of its board of directors in the near term to discuss a potential transaction with Summit.
Also on November 1, 2024, Morgan Stanley and Evercore inquired with representatives of Strategic Party B on the status of its preliminary regulatory analysis.
Also on November 1, 2024, Evercore received a call from a possible financial party (“Financial Party A”) which expressed interest in a potential transaction with Summit and inquired as to whether any strategic party was looking for a partner.

Later on November 1, 2024, Morgan Stanley discussed with a representative of Strategic Party E, who stated that Strategic Party E was actively evaluating a potential transaction with Summit, but that no conclusion had been reached. The representative of Strategic Party E expressed that Strategic Party E had a strong understanding of Summit’s assets and acknowledged that there had been helpful dialogue between Strategic Party E and Summit over the years. Morgan Stanley reiterated that (i) Strategic Party E’s interest is welcome, (ii) time is of the essence and (iii) the channel of communications remains open.
On November 2, 2024, Davis Polk sent its own draft merger agreement to Troutman, requesting that Quikrete include with its updated proposal on November 8, 2024 a revised draft of the merger agreement or list of legal issues.
Later on November 2, 2024, Davis Polk sent an initial form confidentiality agreement and clean team agreement to a representative of Strategic Party B.
On November 4, 2024, Summit and representatives of Morgan Stanley and Evercore hosted representatives of Quikrete and Wells Fargo for a management presentation, which covered (i) an overview of Summit’s organization and operations, (ii) an update regarding Summit’s integration of Argos North America, (iii) an overview of Summit’s business plan and (iv) a summary of potential benefits of an acquisition of Summit by Quikrete.
On November 5, 2024, Mr. Lance spoke with a representative of Strategic Party E, who informed Mr. Lance that Strategic Party E declined to participate in a process for a potential transaction with Summit. The representative of Strategic Party E did not provide Strategic Party E’s rationale for this decision.
Also on November 5, 2024, Morgan Stanley and Evercore again inquired with representatives of Strategic Party A on the status of its review of a potential transaction with Summit, and Strategic Party A again confirmed that it was continuing to review.
Also on November 5, 2024, Morgan Stanley and Evercore discussed with a representative of Strategic Party B to confirm that Strategic Party B and its legal advisor still intended to discuss the proposed transaction, and particularly the regulatory implications thereof, with Davis Polk the following day. Morgan Stanley and Evercore requested that Strategic Party B enter into a confidentiality agreement prior to the meeting between Davis Polk and Strategic Party B’s legal advisor, to which the representative of Strategic Party B responded that a confidentiality agreement would only be necessary prior to the sharing of confidential information between the parties. A representative of Davis Polk confirmed that the call could proceed without a confidentiality agreement on a counsel-to-counsel basis.
On November 6, 2024, representatives of Davis Polk discussed with representatives of Strategic Party B’s legal advisor the potential regulatory implications of a transaction between Strategic Party B and Summit.
Also on November 6, 2024, Evercore received communication from a representative of Strategic Party A outlining that they would be working with a partner on an acquisition structure and wanted to know whether this structure would be competitive. Evercore noted that the Summit board of directors would evaluate any proposal provided regardless of the structure or type of consideration. Strategic Party A represented it was familiar with Summit’s assets and that they would structure the acquisition such that Strategic Party A would divest all of Summit’s cement assets, once acquired, to their partner.
Also on November 6, 2024, representatives of Davis Polk spoke with representatives of Sullivan & Cromwell regarding the status of the sale process. Representatives of Davis Polk informed representatives of Sullivan & Cromwell that they expected that the ultimate buyer would likely request a voting agreement from Cementos as a condition to entering into the transaction, and representatives of Sullivan & Cromwell responded by emphasizing the strategic importance to Cementos and its board of directors of exposure to the United States cement and aggregates markets and that Cementos would have a difficult time supporting any transaction as a stockholder, with or without a voting agreement, that eliminated its exposure to and precluded Cementos from re-entering these markets.
On November 7, 2024, Morgan Stanley delivered to Davis Polk its updated relationship disclosure letter, detailing certain relationships involving Morgan Stanley and each of Quikrete, Strategic Party A and Strategic Party B.
Also November 7, 2024, Mr. Lance had a phone call with a representative of Strategic Party G, who requested additional information regarding Summit’s ongoing sale process in advance of a meeting of the board of directors of Strategic Party G later that day. In response to questions from the representative of Strategic Party G, Mr. Lance stated that (i) the Summit board of directors would evaluate any proposal provided by Strategic Party G or any other parties, regardless of the proposed structure or type of consideration, based on the value that would be delivered to Summit’s stockholders and the certainty and timeline of the transaction and (ii) Strategic Party G should submit a letter of intent prior to the next meeting of the Summit board of directors on November 13, 2024.
Also on November 7, 2024, Evercore received a communication from Financial Party A asking for information on timing and the ongoing sale process with Quikrete. Financial Party A indicated that they were working with a strategic partner which was not disclosed but understood to be Strategic Party A. Financial Party A indicated that in its proposed structure it would acquire the cement assets of Summit and that their partner would acquire the remaining businesses.
On November 8, 2024, Morgan Stanley and Evercore received communication from Strategic Party B that they had received feedback from the counsel-to-counsel session and were completing their analysis based on that feedback.
Also November 8, 2024, Mr. Lance had another conversation with Mr. Magill, who noted that Quikrete would send a revised letter of intent and financing commitment letter later that day. Mr. Magill also stated that a revised version of Davis Polk’s initial draft merger agreement would be provided to Davis Polk shortly, and that the revised draft would be generally consistent with the parties’ prior discussions. Mr. Magill stated that the offer price would be $51.50 per share in cash, which Quikrete considered to be a “best and final” offer price. The price represented an approximately 50% premium to the price at the time of Cementos’ investment in Summit and an approximately 35% premium to Summit’s undisturbed 90-day volume weighted average price at the time of Quikrete’s initial proposal. Mr. Magill stated that the offer did not have an expiration date, but that Quikrete likely would not move forward if Summit did not commit to an exclusivity period by the end of the following week or soon thereafter. Mr. Magill stated that Quikrete desired to sign definitive agreements and announce the transaction before Thanksgiving.
Later on November 8, 2024, Wells Fargo sent Summit’s financial advisors a revised offer (referred to as the “third Quikrete offer”), which included: (i) a revised draft of the merger agreement along with a list of key issues for negotiation, (ii) a revised offer letter from Quikrete explaining its proposal in more detail, including a reaffirmation of its proposed purchase price of $51.50 per share, (iii) a debt financing commitment letter from Wells Fargo and (iv) an updated draft exclusivity letter, which contemplated a ten-day exclusivity period. The revised offer package reiterated Quikrete’s desire that Cementos would enter into a voting agreement.
On November 9, 2024, representatives of Morgan Stanley spoke with representatives of Strategic Party B to encourage Strategic Party B to participate in the potential sale process.
On November 10, 2024, Mr. Lance had a phone call with Mr. Velásquez, who posed questions about the value being offered by Quikrete. Mr. Velásquez requested to speak with Quikrete’s management to discuss Quikrete’s desire for Cementos to enter into a voting agreement. Mr. Lance explained that Mr. Velásquez would have an opportunity to speak with Quikrete’s management after Summit’s next Summit board of directors meeting. Mr. Lance advised Davis Polk that prior to the upcoming meeting of the Summit board of directors, he would like to schedule a call between Messrs. Velásquez and Calle and Summit’s financial advisors to discuss the proposed transaction with Quikrete.
Also November 10, 2024, representatives of Financial Party A informed representatives of Evercore that they had been in communications with their partner (understood to be Strategic Party A) on deal structure and that the decision to pursue the acquisition was under the consideration of their prospective partner.
On November 11, 2024, Davis Polk received an updated relationship disclosure letter from Evercore, detailing certain relationships involving Evercore and each of Quikrete, Strategic Party A and Strategic Party B.
Also on November 11, 2024, a representative of Strategic Party A informed Mr. Lance that Strategic Party A declined to participate in a process for a potential transaction with Summit, noting that Strategic Party A concluded that it would be very challenging to provide a compelling proposal, both from a value perspective and an execution certainty perspective.
On November 11, 2024, representatives of Morgan Stanley and Evercore spoke with a representative of Strategic Party G, who informed Morgan Stanley and Evercore that Strategic Party G determined not to submit an offer to acquire Summit ahead of the upcoming Summit board of directors meeting, citing that it would be challenging for Strategic Party G to participate in the current process.

On November 12, 2024, a representative of Strategic Party B informed Morgan Stanley and Evercore that Strategic Party B would not be submitting a bid to acquire Summit, citing that they did not expect to be in a position to make a compelling proposal at such time.
On November 13, 2024, the Summit board of directors held a meeting to discuss the ongoing negotiations with Quikrete, including with respect to the key terms of the latest draft merger agreement, as well as the ongoing solicitation of other potential bidders. The Executive Vice President, Chief Legal Officer and Secretary of Summit and representatives of Davis Polk, Morgan Stanley and Evercore were present. A Davis Polk representative and the Executive Vice President, Chief Legal Officer and Secretary of Summit provided an overview of the material terms of the latest draft merger agreement being negotiated with Quikrete, including the proposed price of $51.50 per share in cash with no financing contingency, and certain covenants in the agreement relating to obtaining required regulatory approvals. Representatives of Davis Polk also discussed Davis Polk’s ongoing review of the potential regulatory analysis. Representatives of Morgan Stanley next provided an overview of updates since the previous meeting of the Summit board of directors, discussed certain preliminary financial information and data regarding Summit and provided an update on the ongoing diligence process with Quikrete. The members of the Summit board of directors and representatives of Morgan Stanley engaged in further discussions regarding the proposed $51.50 per share cash purchase price and possible strategies designed to induce Quikrete to further increase its proposed price. Following further deliberation and advice from Morgan Stanley, it was the consensus of the directors that although the proposed price of $51.50 per share was value maximizing when taking into account Summit’s financial forecast and prospects and the status of the market check process, Quikrete likely would be willing to increase its proposed price. Following this discussion, representatives of Evercore summarized their views as to the third Quikrete offer, including key economic terms, timing, diligence and other considerations. Representatives of Evercore also provided an overview of Summit’s earnings performance relative to peer companies and an analysis of the macroeconomic environment for M&A activity. Evercore relayed that it was of the view that Quikrete likely would be willing to increase its price in response to a counter from Summit. The discussions from Morgan Stanley and Evercore were conducted separately, with representatives of each advisor departing the meeting for the other advisor’s discussion. Taking into account the discussions with each of Morgan Stanley and Evercore, the directors unanimously agreed that Mr. Lance should engage in further negotiations with Mr. Magill and respond with a counterproposal of $52.50 per share in cash. The directors also authorized Mr. Lance and management to grant Quikrete up to 10 days of exclusivity on customary terms and conditions if Quikrete were to agree in principle to that price.
At the same meeting of the Summit board of directors, Mr. Lance provided an overview of his discussions with the Chief Executive Officer of Quikrete regarding Quikrete’s requirement that Summit’s largest stockholder, Cementos, enter into a voting agreement with Quikrete to vote its shares in Summit in favor of the merger. Mr. Velásquez noted that, in his capacity as a director of Summit, he was fully supportive of pursuing a transaction with Quikrete consistent with the discussions that occurred earlier in the meeting. Mr. Velásquez then shared the perspectives of Cementos and its board of directors with respect to the potential transaction with Quikrete. Mr. Velásquez provided an overview of Cementos’ presence in the United States market over the last half century and Cementos’ strategic rationale for its sale of Argos North America to Summit in 2023 in exchange for its current equity position in Summit, including the goal of having a long-term investment providing Cementos exposure to the United States market in the form of its current equity position in Summit. As a result, in light of the proposed transaction, Cementos was grappling with its long-term strategy in the United States and concerns that the sale would eliminate its investment exposure in the United States market with Cementos being limited in its ability to re-invest in the United States due to the non-competition provisions in the existing restrictive covenant agreement that was entered into in connection with the sale of Argos North America to Summit, which in the view of Cementos were unduly restrictive and not necessary in a situation where Cementos no longer held an equity position (or had board representation) in Summit. Accordingly, Cementos felt it was very important to be able to have a conversation with Quikrete following a final agreement on price between Summit and Quikrete regarding relief from the restrictive covenant agreement in light of the request from Quikrete for a voting agreement from Cementos. Mr. Velásquez confirmed that Cementos was not looking to otherwise change the terms of any other commercial arrangements between Cementos and Summit in connection with entering into the voting agreement. Following the conclusion of Mr. Velásquez’s comments, a Davis Polk representative explained to the Summit board of directors that, should the Summit board of directors permit a conversation between Quikrete and Cementos to occur, that conversation should only take place if, and when, Summit and Quikrete had an agreement on the per share transaction value. The Cementos designated directors, Messrs. Calle and Velásquez and Ms. Moshouris, then left the meeting and the remaining directors engaged in a discussion regarding, among other matters, the request from Quikrete for a voting agreement and Cementos’ intention to request relief from Quikrete of the restrictive covenant agreement. Following conclusion of the discussion, the remaining directors determined that should Summit and Quikrete reach agreement on price, Cementos could engage in a discussion with Quikrete (including Mr. Lance) regarding a voting agreement and a waiver of the non-compete provisions contained in the restrictive covenant agreement.
On November 13, 2024, Mr. Lance told Mr. Magill that the Summit board of directors wanted Quikrete to further increase its proposed purchase price to a price of $52.50 per share. Later on November 13, 2024, Mr. Magill called Mr. Lance and stated that he was surprised by the Summit board of directors’ request and had expected Summit to accept Quikrete’s previous offer of $51.50. However, Mr. Magill stated that he would be comfortable increasing Quikrete’s proposal to $52.00 per share. Mr. Lance responded with a counterproposal of $52.50 per share, to which Mr. Magill verbally agreed.
On November 14, 2024, Davis Polk reached out to Sullivan & Cromwell via phone to notify them of the informal agreement on the $52.50 per share price between Mr. Magill and Mr. Lance and to inform them that the parties were now targeting a signing and announcement of the proposed transaction on the morning of November 25, 2024. Davis Polk informed Sullivan & Cromwell that Quikrete’s proposal was conditioned on Cementos entering into a voting agreement in respect of the proposed transaction. Davis Polk and Sullivan & Cromwell then discussed certain proposed terms of the voting agreement.
Also on November 14, 2024, Troutman shared with Davis Polk an initial draft of the voting agreement and, per Troutman’s request, Davis Polk introduced Troutman to Sullivan & Cromwell to discuss voting agreement matters. Pursuant to the draft voting agreement, the Cementos-affiliated stockholders would be required, among other things, to vote their shares in favor of the adoption of the merger agreement and not acquire additional shares. Later on November 14, 2024, Davis Polk discussed the voting agreement with Troutman and Davis Polk provided initial feedback, including that (i) Summit should not be a party to the voting agreement, (ii) the voting agreement should terminate upon a change in board recommendation and (iii) the voting agreement should allow the directors affiliated with Cementos to exercise their fiduciary duties.
On November 15, 2024, Summit and Quikrete executed an exclusivity letter, pursuant to which Summit agreed to negotiate exclusively with Quikrete until November 25, 2024.
Also on November 15, 2024, a representative of Strategic Party E contacted Mr. Lance to inform him that, notwithstanding Strategic Party E’s previous confirmation that it was declining to participate in a process for a potential transaction with Summit, Strategic Party E was still considering a potential transaction with Summit and intended to submit a letter of interest.
Also on November 15, 2024, (i) Davis Polk sent Troutman a revised draft of the merger agreement and (ii) Troutman sent a revised draft of the voting agreement to Davis Polk and Sullivan & Cromwell.
On November 17, 2024, representatives of Davis Polk and Sullivan & Cromwell had a phone call to discuss the potential transaction and the requested voting agreement. The representatives of Sullivan & Cromwell and Davis Polk also discussed the possibility of Quikrete waiving the non-competition and other related provisions under the existing restrictive covenant agreement in connection with and conditioned on the closing of the proposed transaction.
Also on November 17, 2024, Davis Polk sent a revised draft of the voting agreement to Sullivan & Cromwell.
On November 18, 2024, a representative of Strategic Party E contacted Mr. Lance to confirm that it would not participate in a process for a potential transaction with Summit.
Also on November 18, 2024, Troutman sent Davis Polk a revised draft of the merger agreement.
Also on November 18, 2024, Sullivan & Cromwell sent a revised draft of the voting agreement to Davis Polk, which provided, among other matters, that on the terms and subject to the conditions described therein, the supporting stockholders would vote their shares of Summit common stock in favor of any proposal to adopt the merger agreement with Quikrete subject to the limitation in the stockholder agreement requiring the supporting shareholders to vote all shares representing more than 25.01% of the outstanding voting power of Summit common stock in the same proportion of all other votes cast on the matter (the “25.01% limitation”) and that the non-competition and certain related provisions of the existing restrictive covenant agreement would no longer be in effect following the closing of the proposed transaction. Sullivan & Cromwell also noted that they expected to receive a response regarding their proposal on the restrictive covenant agreement prior to a dinner meeting among Messrs. Lance, Magill and Velásquez scheduled for November 19, 2024.

On November 19, 2024, Troutman shared a revised draft of the voting agreement with Davis Polk and Sullivan & Cromwell, which reflected, among other matters, that Summit would waive the 25.01% limitation, that the supporting stockholders would vote all of their shares of Summit common stock in favor of the transaction, and that, subject to certain conditions, the non-competition and certain related provisions of the existing restrictive covenant agreement would no longer be in effect following the closing of the proposed transaction.
Also on November 19, 2024, Mr. Lance attended a dinner with Mr. Magill and Mr. Velásquez. At the dinner, the parties discussed several matters relating to the treatment of Summit’s equity awards, other employment-related matters, and certain regulatory-related covenants under the merger agreement. Mr. Magill also confirmed that, subject to receipt of a voting agreement from Cementos, Quikrete was willing to terminate the non-compete covenants in the restrictive covenant agreement effective at the closing of the transaction. After discussion, Mr. Velásquez agreed to support the execution of a voting agreement in favor of a proposed transaction with Quikrete.
Between November 19, 2024 and November 22, 2024, representatives of Sullivan & Cromwell and Troutman exchanged drafts and negotiated the terms of the voting agreement. Key terms negotiated between the parties included: (i) whether Summit would waive the 25.01% limitation, (ii) the circumstances in which the voting agreement would terminate; and (iii) conditions to the waiver immediately after closing of the non-competition and certain related provisions under the restrictive covenant agreement.
On November 20, 2024, Davis Polk sent Troutman a further revised draft of the merger agreement.
On November 21, 2024, The Wall Street Journal published an article stating that Quikrete was in advanced talks to buy Summit. Summit’s stock rose in value, presumably in response to this news article.
On November 22, 2024, Evercore delivered to Davis Polk its final updated relationship disclosure letter, detailing certain relationships involving Evercore and Quikrete.
On November 22, 2024, Troutman sent Davis Polk a further revised draft of the merger agreement. The parties continued to exchange drafts of the merger agreement between November 22, 2024 and November 24, 2024.
On November 22, 2024, representatives of Davis Polk, Sullivan & Cromwell, Troutman and Quikrete held a call to discuss the voting agreement. To proceed with the transaction, Quikrete relayed its insistence that Summit waive the 25.01% limitation.
On November 23, 2024, Messrs. Lance, Velásquez and Calle spoke to discuss the terms of the voting agreement that Mr. Magill had indicated was necessary for Quikrete to proceed with the transaction. Mr. Lance informed Messrs. Velásquez and Calle that, as requested by Quikrete, the Summit board of directors would waive the 25.01% limitation to enable the supporting stockholders to agree to vote all of their shares of Summit common stock in favor of any proposal to approve the merger agreement with Quikrete. After discussion, Messrs. Velásquez and Calle agreed in principle to enter into a voting agreement with the waiver of the 25.01% limitation, as requested by Quikrete. Following the call, Troutman sent a revised draft of the voting agreement to Davis Polk and Sullivan & Cromwell, which reflected the waiver of the 25.01% limitation.
On November 24, 2024, the Summit board of directors held a meeting to evaluate the terms and conditions of the proposed transaction with Quikrete and to determine whether to approve the proposed transaction. Members of management and representatives of Davis Polk, Morgan Stanley and Evercore were present. Mr. Lance explained that the Summit board of directors would be receiving updated analyses of the proposed transaction from Summit’s financial advisors, including an evaluation of the proposed purchase price from a financial perspective, to allow the Summit board of directors to make an informed decision as to whether the merger was in the best interests of Summit and its stockholders. Representatives of Davis Polk, among other things, provided an overview of the Summit board of directors’ fiduciary duties under Delaware law in the context of the sale of Summit, reviewed the process that Summit had undertaken since the time of its receipt of the first Quikrete offer, and provided an overview of the terms of the merger agreement. Summit’s Executive Vice President, Chief People and ESG Officer and Head of Communications then walked through the communications plan, including employee communications and the approach for responding to questions related to the proposed transaction.
During the same meeting of the Summit board of directors, Morgan Stanley reviewed and discussed its financial analyses with respect to the proposed merger. Thereafter, at the request of the Summit board of directors, Morgan Stanley rendered its oral opinion to the Summit board of directors (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated the same date) as to, as of November 24, 2024 and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its written opinion, the fairness, from a financial point of view, to the holders of Summit’s common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. Following the presentation from Morgan Stanley, Evercore reviewed and discussed with the Summit board of directors its financial analysis of the proposed merger consideration and at the request of the Summit board of directors, Evercore rendered its oral opinion to the effect that, as of that date and based upon and subject to the analyses, procedures, assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $52.50 in cash per share to be received by the holders of Summit common stock in the merger was fair, from a financial point of view, to such holders (other than Quikrete or any subsidiary of Quikrete, Summit or any subsidiary of Summit, or holders of dissenting shares), which was subsequently confirmed in writing by delivery of Evercore’s written opinion dated the same date. The presentations from Morgan Stanley and Evercore were conducted separately, with representatives of each advisor departing the meeting for the other advisor’s presentation.
During the same meeting of the Summit board of directors, representatives of Davis Polk and the members of the Summit board of directors discussed the Summit board of directors’ intention to approve the transaction for purposes of Section 203 of the DGCL. Representatives of Davis Polk and the members of the Summit board of directors also discussed the terms of the voting agreement, including Quikrete’s request to waive the 25.01% limitation, and Quikrete’s proposed waiver of the non-competition and other related provisions applicable to the supporting stockholders under the existing restrictive covenant agreement. Following these discussions, the Summit board of directors took two votes on the proposed transaction. On the first vote, the members of the Summit board of directors designated by Cementos under the stockholders agreement, Messrs. Calle and Velásquez and Ms. Moshouris, abstained in light of the voting agreement. Upon motion duly made and seconded, all of the remaining directors (i) determined that it is in the best interests of Summit and its stockholders, and declared it advisable, that Summit enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved and declared advisable the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) directed that the merger agreement and the transactions contemplated thereby be submitted for consideration by the stockholders of Summit entitled to vote thereon at a meeting thereof. Thereafter, upon motion duly made and seconded, all of the members of the Summit board of directors unanimously took the actions referenced in (i) through (iii) above.
On November 24, 2024, following the meeting of the Summit board of directors, representatives of Davis Polk delivered written notice to Sullivan & Cromwell on behalf of Cementos and the other supporting stockholders that Summit had waived, effective as of the execution of the merger agreement and the voting agreement, and solely to the extent implicated by the execution and delivery of the voting agreement or the performance by the supporting stockholders of their obligations thereunder, all restrictions in the stockholder agreement that would restrict the ability of the supporting stockholders to execute and deliver the voting agreement and perform their respective obligations thereunder, including the 25.01% limitation.
On November 24, 2024, Summit and Quikrete entered into the merger agreement and Quikrete and the supporting stockholders entered into the voting agreement. Before the opening of NYSE normal trading hours on November 25, 2024, Summit and Quikrete issued a joint press release announcing the execution of the merger agreement.
Summit’s Reasons for the Merger; Recommendation of the Summit Board of Directors
At its November 24, 2024 meeting held to evaluate the merger, the Summit board of directors unanimously (i) determined that it is in the best interests of Summit and its stockholders, and declared it advisable, that Summit enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved and declared advisable the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) directed that the merger agreement and the transactions contemplated thereby be submitted for consideration by Summit stockholders entitled to vote thereon at a meeting thereof. The Summit board of directors recommends that Summit stockholders vote:
1.	“FOR” the merger agreement proposal;
2.	“FOR” the merger-related compensation proposal; and
3.	“FOR” the adjournment proposal.

In evaluating the merger agreement and arriving at its determination, the Summit board of directors consulted with Summit’s senior management, representatives of each of Summit’s financial advisors, Morgan Stanley and Evercore, and Summit’s outside legal counsel, Davis Polk, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Summit and Summit stockholders. The Summit board of directors believed that, taken as a whole, the following factors supported its decision to approve the merger:
Merger Consideration. The value of the merger consideration to be received by Summit stockholders in relation to the market prices of Summit common stock prior to the Summit board of directors’ approval of the merger agreement and prior to any public announcement of the parties’ involvement in negotiations regarding the merger.
Premium to Trading Price of Summit Common Stock. The fact that the merger consideration represents a significant premium over the unaffected market price at which shares of Summit common stock traded, including that the merger consideration represents a premium of approximately 29.2% over the unaffected price of Summit common stock of $40.62 (which was the closing price on October 23, 2024, the last trading day prior to the public disclosure of the parties’ involvement in negotiations regarding the merger).
Uncertainty of Future Common Stock Market Price. The uncertainty of Summit’s future stock market price if Summit remained independent. The Summit board of directors considered Summit’s business, assets, financial condition, results of operations, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The Summit board of directors also considered Summit’s long range plan and the initiatives and the potential execution risks associated with such plan. In connection with these considerations, the Summit board of directors considered the attendant risk that if Summit remained independent, Summit common stock might not trade at levels equal to or greater than the value of the merger consideration in the near term, over an extended period of time or at all.
Negotiations with Quikrete. The benefits that Summit and its advisors were able to obtain during its negotiations with Quikrete, including the price increase reflected in Quikrete’s final offer as compared to the first Quikrete offer and certain contractual protections to increase closing certainty. The Summit board of directors believed that the consideration reflected in the merger agreement was the best transaction that could be obtained by Summit stockholders at the time, and that there was no assurance that a more favorable opportunity to sell Summit would arise later or through any alternative transaction.
Merger Consideration in Cash. The fact that all of the merger consideration will be paid in cash, giving Summit stockholders the opportunity to realize near-term value certainty.
Financial Analyses and Opinion of Morgan Stanley. The financial analyses reviewed and discussed with Summit’s board of directors by representatives of Morgan Stanley as well as the oral opinion of Morgan Stanley rendered to Summit’s board of directors on November 24, 2024 (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated the same date) as to, as of November 24, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its written opinion, the fairness, from a financial point of view, to the holders of Summit’s common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement as more fully described below under “—Opinion of Summit’s Financial Advisor – Morgan Stanley.”
Financial Analyses and Opinion of Evercore. The Summit board of directors’ consideration of the financial analyses and opinion of Evercore, dated November 24, 2024, to the Summit board of directors to the effect that, as of that date and based upon and subject to the analyses, procedures, assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $52.50 in cash per share to be received by the holders of Summit common stock in the merger was fair, from a financial point of view, to such holders (other than Quikrete or any subsidiary of Quikrete, Summit or any subsidiary of Summit, or holders of dissenting shares), as more fully described below under “—Opinion of Summit’s Financial Advisor – Evercore.”
Likelihood of Consummation. The likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, the absence of a financing condition, and the efforts required to obtain regulatory approvals, including the obligation of Quikrete to hold separate, sell, license, divest or otherwise dispose of certain businesses or properties or assets of Quikrete, Summit or their respective affiliates.

Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:
the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;
the provisions of the merger agreement that allow Summit to engage in negotiations or discussions with, and provide information to, a third party that makes a bona fide offer, inquiry, proposal or indication of interest with respect to an acquisition proposal that did not result from a material breach of Summit’s non-solicitation obligations, if the Summit board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such proposal constitutes or would reasonably be expected to lead to a transaction that is superior to the merger and Summit complies with certain procedural requirements;
the provisions of the merger agreement that allow the Summit board of directors to change its recommendation in favor of the adoption of the merger agreement in response to a superior proposal and terminate the merger agreement in order to accept a superior proposal if the Summit board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that an acquisition proposal constitutes a superior proposal (including taking into account any modifications to the terms of the merger agreement that are proposed by Quikrete and, in connection with the termination of the merger agreement, payment to Quikrete of an $279,000,000 termination fee), subject to Summit’s compliance with certain procedural requirements;
the provisions of the merger agreement that allow the Summit board of directors to change its recommendation in favor of the adoption of the merger agreement in response to an intervening event, if the Summit board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its directors’ fiduciary duties (including taking into account any modifications to the terms of the merger agreement that are proposed by Quikrete), subject to Summit’s compliance with certain procedural requirements;
the belief of the Summit board of directors that the payment of the $279,000,000 termination fee was not likely to unduly discourage additional competing third-party proposals or reduce the price of such proposals, that the termination fee was customary for transactions of this size and type, and that the size of the termination fee was reasonable in the context of comparable transactions;
the fact that, in the event of Quikrete’s fraud or material and willful breach of the merger agreement, Summit may be able to seek damages not limited to reimbursement of expenses or out-of-pocket costs (which may include the benefit of the bargain lost by Summit stockholders, including the premium reflected in the merger consideration); and
the ability of Summit to specifically enforce the terms of the merger agreement under certain circumstances.
Timing Considerations. The timing of the merger and the risk that if Summit did not accept the offer by Quikrete (as provided for in the merger agreement), it may not have another opportunity to do so or to accept a comparable opportunity. The Summit board of directors also observed that Summit retained the ability to consider unsolicited proposals until the meeting of the Summit stockholders to vote on the merger agreement proposal and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying the $279,000,000 termination fee).
Financing Strength of Quikrete. The fact that Quikrete has obtained committed debt financing for the merger from a reputable financing source, the limited conditionality of the commitment letters and likelihood that Quikrete would be able to finance the merger.
Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of Summit common stock under Delaware law and that there was no condition in the merger agreement relating to the maximum number of shares of Summit common stock that could exercise appraisal rights.
Voting Agreement. The fact that the supporting stockholders, which beneficially own approximately 31% of the outstanding shares of Summit common stock, agreed to vote in favor of the merger, and the fact that the voting agreement will terminate automatically upon the earlier of (i) the effective time of the merger, (ii) such time as the merger agreement is validly terminated in accordance with its terms, (iii) the termination of the voting agreement by the written agreement of the parties thereto, (iv) the date on which any amendment or waiver to the merger agreement is effected without the prior written consent of Cementos that (a) decreases the merger consideration, (b) changes the form of the merger consideration or (c) is otherwise adverse to the supporting stockholders in their capacities as record and beneficial owners of Summit common stock, in any material respect, or (e) the occurrence of an adverse recommendation change in respect of an intervening event, as more fully described in the section titled “The Voting Agreement.”
Public Disclosure of Proposal. The fact that, since October 24, 2024, the date of the public disclosure of the receipt by Summit of a non-binding acquisition proposal, any prospective investor that was interested in exploring a transaction with Summit had the opportunity to submit a proposal for a transaction, and the fact that Summit and its advisors conducted outreach to alternative potential investors with respect to a transaction with Summit, as more fully described above under “—Background of the Merger.”
The Summit board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:
Tax Treatment. The fact that the merger consideration will generally be taxable to Summit stockholders.
No Stockholder Participation in Future Growth or Earnings. The Summit board of directors considered that Summit stockholders would lose the opportunity to realize the potential long-term value of the successful execution of Summit’s current strategy as an independent public company.
Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure to obtain regulatory approvals or the failure of Summit stockholders to approve the merger agreement proposal, and the effect the resulting public announcement of the termination of the merger agreement may have on (i) the trading price of Summit common stock; and (ii) Summit’s business and operating results, particularly in light of the costs incurred in connection with the merger.
Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Summit must pay to Quikrete a termination fee of $279,000,000 if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Summit from pursuing that opportunity.
Possible Disruption of the Business and Costs and Expenses. The possible disruption to Summit’s business that may result from the merger, the resulting distraction of Summit’s management and potential attrition of Summit’s employees and the costs and expenses associated with completing the merger.
Restrictions on Operation of Summit’s Business. The requirement that Summit use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice and the other restrictions on Summit’s activities and operations prior to completion of the merger.
Impact of Announcement. The uncertainty about the effect of the merger, regardless of whether the merger is completed, on Summit’s employees, customers and other parties, which may impair Summit’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Summit. Additionally, the potential for litigation arising in connection with the merger.
Need to Obtain Required Regulatory Clearances. The fact that completion of the merger would require approval, or expiration or termination of the applicable waiting periods under the HSR Act and the Competition Act (Canada) and the receipt of certain other regulatory approvals.
The Summit board of directors concluded that the potentially negative factors associated with the merger were significantly outweighed by the potential benefits that it expected the Summit stockholders would achieve as a result of the merger. The Summit board of directors believed that the merger would maximize the immediate value of Summit stockholders’ shares and minimize the risks and uncertainty affecting the future prospects of Summit, including the potential execution risks associated with its stand-alone financial plan. Accordingly, the Summit board of directors unanimously (i) determined that it is in the best interests of Summit and its stockholders, and declared it advisable, that Summit enter into the merger agreement and consummate the transactions contemplated thereby,

(ii) approved and declared advisable the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) directed that the merger agreement and the transactions contemplated thereby be submitted for consideration by Summit stockholders entitled to vote thereon at a meeting thereof.
In addition, the Summit board of directors was aware of and considered the interests that Summit’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, the interests of Summit stockholders generally, as described below under “—Interests of Summit’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the information and factors considered by the Summit board of directors is not exhaustive, but Summit believes it includes all the material factors considered by the Summit board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Summit board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Summit board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The Summit board of directors based its unanimous recommendation on the totality of the information presented.
This explanation of Summit’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Summit’s Financial Advisor – Morgan Stanley
Summit engaged Morgan Stanley as its financial advisor in connection with the proposed merger. On November 24, 2024, Morgan Stanley rendered its oral opinion to the Summit board of directors (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Summit board of directors dated the same date) as to, as of November 24, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its written opinion, the fairness, from a financial point of view, to the holders of Summit common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.
The full text of Morgan Stanley’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement. The description of Morgan Stanley’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion was directed to the Summit board of directors, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to the holders of Summit common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Summit, nor did it address the underlying business decision of Summit to enter into the merger agreement. Morgan Stanley’s opinion is not intended to be and does not constitute a recommendation as to how the Summit board of directors or any securityholder should vote or act on any matters relating to the proposed merger or otherwise.
In arriving at its opinion, Morgan Stanley, among other things:
•	reviewed certain publicly available financial statements and other business and financial information of Summit;
•	reviewed certain internal financial statements and other financial and operating data concerning Summit;
•	reviewed certain financial projections prepared by the management of Summit;
•	discussed the past and current operations and financial condition and the prospects of Summit with senior executives of Summit;
•	reviewed the reported prices and trading activity for Summit common stock;

•
compared the financial performance of Summit and the prices and trading activity of Summit common stock with that of certain other publicly traded companies Morgan Stanley deemed relevant and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions Morgan Stanley deemed relevant;
•	participated in certain discussions and negotiations among representatives of Summit and Quikrete and their respective financial and legal advisors;
•	reviewed a draft, dated November 24, 2024, of the Merger Agreement; and
•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.
Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Summit, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections for Summit, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Summit as to the future financial performance of Summit and the other matters addressed thereby. At Summit’s direction, Morgan Stanley used and relied upon the financial projections for Summit for purposes of its analyses and opinion. Morgan Stanley expressed no view or opinion with respect to the financial projections for Summit, or the assumptions and methodologies upon which they are based.
In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Quikrete will obtain financing in accordance with the terms set forth in commitment letters furnished to Morgan Stanley and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on Summit or the contemplated benefits of the merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and Morgan Stanley relied upon, without independent verification, the assessment of Summit and its legal, tax, and regulatory advisors respect to such matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the parties, or any class of such persons, to the transactions contemplated by the merger agreement relative to the merger consideration or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Summit, nor had Morgan Stanley been furnished with any such valuations or appraisal. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date hereof. Events occurring or coming to Morgan Stanley’s attention after the date thereof may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Morgan Stanley’s opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Summit, nor does it address the underlying business decision of Summit to enter into the merger agreement. Morgan Stanley did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the transactions contemplated thereby (including the treatment of Summit preferred stock or the obligations arising under the tax receivable agreement, dated March 11, 2015, among Summit and the other parties thereto, as a consequence of the merger or otherwise) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith (including any voting agreement). In addition, representatives of Summit had advised Morgan Stanley, and Morgan Stanley assumed for purposes of its analyses and opinion, that no shares of Summit Class B common stock were issued and outstanding and no such shares would become issued and outstanding at any time prior to the closing of the merger.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Summit board of directors, both provided as of November 24, 2024. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 24, 2024. In arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any single analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.
For purposes of its financial analysis and opinion, Morgan Stanley compared ranges of values indicated by its analyses with the per share merger consideration in the merger of $52.50. For its analyses, Morgan Stanley utilized and relied upon the number of issued and outstanding shares of Summit provided by the management of Summit.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow (“DCF”) analysis for Summit, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of a company. Morgan Stanley calculated a range of implied equity values per share of Summit common stock based on the estimated cash flows reflected in Summit’s financial projections.
For purposes of its DCF analysis, Morgan Stanley calculated a terminal value for Summit as of December 31, 2029, by applying a range of perpetuity growth rates of 2.0% to 3.0%, selected based on Morgan Stanley’s experience and professional judgment, to the terminal year unlevered free cash flow. The unlevered free cash flows from fiscal years 2025 to 2029 and the terminal value were then discounted to present values as of December 31, 2024 using a range of discount rates of 10.2% to 11.6% (which Morgan Stanley derived using its experience and professional judgment to reflect an estimated range of Summit’s assumed weighted average cost of capital), and adjusted by Summit’s estimated net debt as of December 31, 2024 of $2.035 billion, as provided by Summit’s management. Morgan Stanley divided the resulting equity value by the number of fully diluted shares of Summit common stock outstanding, as provided by Summit’s management.
Based on the above-described analysis, Morgan Stanley derived a range of implied equity values per share of Summit common stock of $39.25 per share to $56.00 per share, rounded to the nearest $0.25 per share, as compared to the merger consideration in the merger of $52.50.
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of such company’s estimated future earnings and a theoretical range of trading multiples. The resulting estimated future implied value is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price.
As part of this analysis, Morgan Stanley calculated future ranges of implied equity values per share of Summit common stock as of each of December 31, 2025, December 31, 2026, December 31, 2027 and December 31, 2028, respectively, and subsequently discounted each such theoretical future value range to arrive at an illustrative present value range of implied share prices for Summit common stock as of November 22, 2024.
To calculate the future ranges of implied equity values, Morgan Stanley applied a range of multiples of 8.5x to 10.0x (selected by Morgan Stanley using its experience and professional judgment) to Summit’s estimated earnings before interest, taxes, depreciation and amortization (or EBITDA) for the next twelve months (or NTM) as of each of December 31, 2025, December 31, 2026, December 31, 2027 and December 31, 2028, in each case based on Summit’s financial projections, and then subtracted the amount of Summit’s estimated net debt as of each date, respectively, as provided by Summit’s management. Morgan Stanley then divided the resulting implied equity values by Summit’s fully diluted shares outstanding, as provided by Summit’s management, to derive ranges of future implied equity values per share. Morgan Stanley then discounted the resulting implied equity values per share to November 22, 2024 at a discount rate of 13.1% (which Morgan Stanley derived using its experience and professional judgment based on Summit’s assumed cost of equity).

Based on this analysis, Morgan Stanley derived a range of implied equity values per share of Summit common stock of $41.25 to $57.00, rounded to the nearest $0.25 per share, as compared to the merger consideration in the merger of $52.50.
Selected Public Companies Analysis
Morgan Stanley performed a selected public companies analysis, which attempts to illustrate implied values of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available financial information, certain estimates of future financial information for Summit with corresponding estimates of future financial information and public market multiples for publicly traded companies in the heavy building materials space that shared certain similar business and operating characteristics to Summit.
These companies were chosen based on Morgan Stanley’s experience and judgment regarding the industry and because they have businesses that may be considered similar in certain respects to Summit’s business. Although none of such companies is identical or directly comparable to Summit, these companies are publicly traded companies with operations and/or other criteria, that, for purposes of its analysis, Morgan Stanley considered similar to Summit.
For purposes of this analysis, for each of the selected publicly traded companies listed below, using publicly available information, including equity research analyst estimates, Morgan Stanley analyzed (i) the ratio as of November 22, 2024 of the aggregate value, or AV, which was defined as fully diluted market capitalization plus net debt, of such company to its estimated EBITDA for calendar year 2025 and (ii) the one-year average ratio over the twelve-month period ending November 22, 2024 (or One-Year Average) of the AV of such company to estimated NTM EBITDA.
Morgan Stanley calculated estimated implied equity values of Summit based on the AV/EBITDA multiples for each of the selected companies multiplied by Summit’s estimated EBITDA for fiscal year 2025, based on Summit’s financial projections, and adjusting implied AV’s for Summit by Summit’s estimated net debt as of September 30, 2024, as provided by Summit’s management. Morgan Stanley then divided the resulting implied equity values by Summit’s fully diluted shares outstanding, as provided by Summit’s management, to derive implied equity values per share of Summit common stock.
The applicable multiples for each of the selected companies and the corresponding estimated implied value per share of Summit common stock based on Summit’s financial projections (rounded to the nearest $0.25 per share) are summarized as follows:
Selected Company AV/2025E EBITDA Multiples (November 22, 2024)

Selected Company	AV/EBITDA	Implied Value per Share of Summit common stock based on AV/2025E EBITDA
CRH plc	10.9x	$52.50
Knife River Corporation	12.4x	$61.50
Eagle Materials Inc.	12.6x	$62.75
Martin Marietta Materials Inc.(1)	17.1x	$89.25
Vulcan Materials Company(1)	17.4x	$91.50
Summit Materials, Inc.(1)(2)	8.7x	$39.75

(1)	Morgan Stanley noted that selected company and corresponding data were presented for reference purposes only.
(2)	Summit’s multiple was calculated based on trading data as of October 23, 2024 (the last trading day before published market rumors of a transaction).

Selected Company AV/NTM EBITDA Multiples (One-Year Average)

Selected Company	AV/EBITDA	Implied Value per Share of Summit common stock based on One-Year Average NTM AV/EBITDA
CRH plc	9.1x	$42.00
Knife River Corporation	10.2x	$48.25
Eagle Materials Inc.	10.5x	$50.00
Martin Marietta Materials Inc.(1)	15.6x	$80.25
Vulcan Materials Company(1)	15.9x	$82.00
Summit Materials, Inc.(1)(2)	8.8x	$40.25
(1)	Morgan Stanley noted that selected company and corresponding data were presented for reference purposes only.
(2)	Summit’s multiple was calculated based on trading data as of October 23, 2024 (the last trading day before published market rumors of a transaction).
No company utilized in the comparable company analysis is identical to Summit. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Summit. These include, among other things, comparable company growth, the impact of competition on the businesses of Summit and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Summit or the industry, or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.
Selected Precedent Transactions Analysis
Morgan Stanley performed a selected precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley selected certain transactions involving the acquisition of heavy building materials companies since 2015 for which relevant financial information was publicly available.
For these transactions, Morgan Stanley reviewed the consideration paid and calculated the ratio of the AV of each transaction to the EBITDA of the target company for the last twelve months prior to the transaction’s announcement, or LTM EBITDA, based on publicly available financial information. Morgan Stanley reviewed the following transactions in connection with this analysis:
Selected Precedent Transaction Multiples

Announcement Date	Acquiror	Target
August 2024	Arcosa, Inc.	Stavola Holding Corp.’s Construction Materials business
November 2023	CRH plc	Martin Marietta Texas Assets
September 2023	Summit Materials, Inc.	Argos USA
June 2021	Vulcan Materials Company	U.S. Concrete, Inc.
May 2021	Martin Marietta Materials, Inc.	Lehigh Hanson, Inc.’s West Region assets
March 2021	Arcosa, Inc.	StonePoint Materials
November 2019	Eagle Materials Inc.	Kosmos Cement Company Louisville, Kentucky cement plant and related assets
November 2017	CRH plc	Suwannee American Cement LLC
September 2017	CRH plc	Ash Grove Cement Company
June 2017	Martin Marietta Materials, Inc.	Bluegrass Materials Company
May 2017	Vulcan Materials Company	Aggregates USA
September 2016	Eagle Materials Inc.	CEMEX S.A.B. de C.V.’s Fairborn, Ohio cement plant and related assets
August 2016	Argos USA	Heidelberg Cement AG’s Martinsburg, West Virginia plant and related assets (FTC mandated)
August 2015	Taiheiyo Cement U.S.A., Inc.	Martin Marietta Materials, Inc.’s California cement assets
April 2015	Summit Materials, Inc.	Davenport Assets

These transactions varied significantly based upon company scale, product mix, and geography. Based on its experience and professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions listed above (which indicated a median AV / LTM EBITDA multiple of 12.0x), Morgan Stanley selected a range of AV/LTM EBITDA multiples from 11.0x to 13.0x and applied this range of multiples to Summit’s estimated EBITDA for 2024, based on information provided by Summit, and adjusted the implied range of AV’s for Summit by Summit’s estimated net debt as of September 30, 2024, as provided by Summit’s management. Morgan Stanley then divided the resulting implied equity values by Summit’s fully diluted shares outstanding, as provided by Summit’s management, to derive implied equity values per share of Summit common stock. Based on the above-described analysis, Morgan Stanley derived a range of implied equity values per share of Summit common stock of $48.50 per share to $59.50 per share, rounded to the nearest $0.25 per share, as compared to the merger consideration in the merger of $52.50.
Certain Additional Information
Morgan Stanley also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:
Historical Trading Prices
Morgan Stanley reviewed the historical trading data of shares of the Summit Class A common stock for the 52-week period ending October 23, 2024 (the last trading day before published market rumors of a transaction) and noted that, during such period, the highest intraday trading price per share of the Summit Class A common stock was $44.89 and the lowest intraday trading price per share of the Summit Class A common stock was $30.83. Morgan Stanley further noted that the highest intraday trading price per share of the Summit Class A common stock during the 52-week period ending November 22, 2024 was $53.49.
Selected Premiums Paid
Morgan Stanley reviewed (i) the premiums paid relative to the last closing share price for the applicable target prior to announcement (or market rumors) of the transaction and (ii) the premiums paid relative to the 52-week high closing share price for the applicable target prior to announcement (or market rumors) of the transaction, in each case for all transactions announced from January 1, 2000 to September 30, 2024 that involved U.S. public targets and had transaction values of $1 billion or more. Based on its review of such data, Morgan Stanley applied selected premiums of (i) 20% to 50% to Summit’s closing share price on October 23, 2024 (the last trading day before published market rumors of a transaction) and (ii) 0% to 20% to Summit’s 52-week high closing share price prior to October 23, 2024. This analysis indicated a range of implied equity values per share of Summit common stock of $48.75 per share to $61.00 per share (based on one-day premium) and $45.00 per share to $53.75 per share (based on 52-week high premium), each rounded to the nearest $0.25 per share, as compared to the merger consideration in the merger of $52.50.
Equity Research
Morgan Stanley reviewed sell-side equity research analyst price targets for shares of Summit common stock published by 16 equity research analysts. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Summit common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Summit common stock by these analysts (x) on or before October 23, 2024 (the last trading day before published market rumors of a transaction) was $41.00 per share to $56.00 per share and (y) after the published market rumors and Summit’s earnings report for the third quarter of 2024 through November 21, 2024 was $43.00 per share to $60.00 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Summit common stock and these estimates are subject to uncertainties, including the future financial performance of Summit and future financial market conditions.
Miscellaneous
In preparing its opinion, Morgan Stanley performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Morgan Stanley’s opinion or the analyses underlying, and factors considered in connection with, Morgan Stanley’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Morgan Stanley arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Morgan Stanley believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.
In its analyses, Morgan Stanley considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Morgan Stanley’s analyses for comparative purposes is identical to Summit or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to the fairness, from a financial point of view, of the merger consideration (to the extent expressly specified in Morgan Stanley’s opinion), Morgan Stanley did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Morgan Stanley’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Summit’s control and the control of Morgan Stanley. Much of the information used in, and accordingly the results of, Morgan Stanley’s analyses are inherently subject to substantial uncertainty.
Morgan Stanley was selected by Summit to act as its financial advisor based on Morgan Stanley’s qualifications, experience and reputation. Morgan Stanley was not requested to, and it did not, recommend or determine the specific consideration payable in the merger or opine that any specific consideration constituted the only appropriate consideration for the merger. The type and amount of consideration payable in the merger were determined through negotiations between Summit and Quikrete and the decision of Summit to enter into the merger agreement was solely that of the Summit board of directors.
Morgan Stanley’s opinion to the Summit board of directors was one of many factors taken into consideration by the Summit board of directors in deciding to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger by the holders of Summit common stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Summit board of directors with respect to the merger consideration or of whether the Summit board of directors or management would have been willing to agree to a different merger consideration. The issuance of Morgan Stanley’s opinion was authorized by Morgan Stanley’s fairness opinion committee.
Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors or officers invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Quikrete or Summit, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
In the two years prior to the date of its opinion, Morgan Stanley provided financial advisory and financing services for Summit and received fees of approximately $25 million to $50 million in connection with such services. In addition, Morgan Stanley or one or more of its affiliates is a lender to Summit. Morgan Stanley, in its November 6, 2024 relationship disclosure to Summit, noted that, as of November 4, 2024, it held an aggregate interest of less than 1% of the outstanding shares of Summit common stock. Morgan Stanley may also seek to provide financial advisory and financing services to Quikrete and Summit and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Morgan Stanley acted as financial advisor to the Summit board of directors in connection with the proposed merger and will receive a fee of approximately $83 million for such services, of which $7.5 million is payable in connection with the delivery of the opinion and the remainder is payable upon the consummation of the merger. Summit agreed to reimburse Morgan Stanley for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, Summit agreed to indemnify Morgan Stanley and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.
Opinion of Summit’s Financial Advisor – Evercore
Summit retained Evercore to act as its financial advisor in connection with the merger. As part of this engagement, Summit requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Summit common stock (other than Quikrete or any subsidiary of Quikrete, Summit or any subsidiary of Summit, or holders of dissenting shares). At a meeting of the Summit board of directors held on November 24, 2024, Evercore rendered to the Summit board of directors its opinion to the effect that, as of November 24, 2024, and based upon and subject to the analyses, procedures, assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $52.50 in cash per share to be received by the holders of Summit common stock in the merger was fair, from a financial point of view, to such holders (other than Quikrete or any subsidiary of Quikrete, Summit or any subsidiary of Summit, or holders of dissenting shares).
The full text of the written opinion of Evercore, dated November 24, 2024, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Summit encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Summit board of directors (in its capacity as such) in connection with its evaluation of the proposed merger. Evercore’s opinion did not, and the summary of its opinion and the related analyses set forth in this proxy statement do not, constitute a recommendation to the Summit board of directors or to any other persons in respect of the merger, including as to how any holder of shares of Summit common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Summit, nor does it address the underlying business decision of Summit to engage in the merger.
In connection with rendering its opinion, Evercore, among other things:
•	reviewed certain publicly available business and financial information relating to Summit that Evercore deemed to be relevant, including publicly available research analysts’ estimates;
•	reviewed certain internal projected financial data relating to Summit prepared and furnished to Evercore by management of Summit, as approved for Evercore’s use by Summit (the “forecasts”);
•	discussed with management of Summit their assessment of the past and current operations of Summit, the current financial condition and prospects of Summit, and the forecasts;
•	reviewed the reported prices and the historical trading activity of Summit common stock;
•	compared the financial performance of Summit and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;
•
compared the financial performance of Summit and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of the merger agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of Summit that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the forecasts,

Evercore assumed with Summit’s consent that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Summit as to the future financial performance of Summit and the other matters covered thereby. Evercore expressed no view as to the forecasts or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Summit or the consummation of the merger or reduce the contemplated benefits to the holders of Summit common stock of the merger.
Evercore did not conduct a physical inspection of the properties or facilities of Summit and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Summit, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Summit under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of November 24, 2024 and financial, economic, market and other conditions as they existed and as could be evaluated on that date. It was understood that subsequent developments could affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the Summit common stock (other than Quikrete or any subsidiary of Quikrete, Summit or any subsidiary of Summit, or holders of dissenting shares), from a financial point of view, of the merger consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Summit, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Summit, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, any offer to purchase, redeem or exchange, or consent solicitation undertaken with respect to, outstanding debt securities of Summit, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement (including the voting agreement). Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to Summit, nor did it address the underlying business decision of Summit to engage in the merger. Evercore’s opinion did not constitute a recommendation to the Summit board of directors or to any other persons in respect of the merger, including as to how any holder of shares of Summit common stock should vote or act in respect of the merger. Evercore did not express any opinion as to the prices at which shares of Summit common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Summit or the merger or as to the impact of the merger on the solvency or viability of Summit or the ability of Summit to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Summit and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Summit board of directors on November 24, 2024, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before November 24, 2024 and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Summit. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of Summit to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that Summit was forecasted to generate during the period from the fourth quarter of Summit’s fiscal year 2024 through fiscal year 2029 based on the forecasts provided to Evercore by Summit’s management (as described in more detail under “—Summit Management Financial Projections”). Evercore calculated terminal values for Summit by applying perpetuity growth rates of 4.0% to 5.0%, which range was selected based on Evercore’s professional judgment and experience, to terminal year estimates of the unlevered, after-tax free cash flows that Summit was forecasted to generate based on the forecasts. The cash flows and terminal values in each case were then discounted to present value as of September 30, 2024, using discount rates ranging from 10.50% to 11.75%, which were based on an estimate of Summit’s weighted average cost of capital, and the mid-year cash flow discounting convention. In calculating implied total enterprise values, Evercore included the present value of tax savings from Summit’s estimated usage of net operating losses based on the forecasts ranging from $126 million to $128 million. Based on this range of implied total enterprise values, Summit’s estimated net debt of $2,197 million (calculated as total debt plus debt-like liabilities less cash and cash equivalents) as of September 30, 2024, and the number of fully diluted outstanding shares of Summit common stock of 177.4 million, in each case as provided by Summit’s management, this analysis indicated a range of implied equity values per share of Summit common stock, rounded to the nearest $0.25, of $41.75 to $61.50, compared to the merger consideration of $52.50 in cash per share of Summit common stock.
Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of Summit to corresponding financial multiples and ratios for the following selected publicly traded companies in the building materials industry (referred to as the “selected companies”):
•	Arcosa, Inc.
•	CEMEX SAB de CV
•	Construction Partners, Inc.
•	CRH Plc
•	Eagle Materials, Inc.
•	GCC SAB de CV
•	Heidelberg Materials AG
•	Holcim Ltd
•	Knife River Corporation
•	Martin Marietta Materials, Inc.
•	Vulcan Materials Company

For each of the selected companies, Evercore calculated total enterprise value (defined as fully diluted equity market capitalization plus total debt plus debt-like liabilities plus minority interest plus preferred equity less cash and cash equivalents less investments in affiliates) as a multiple of estimated 2024 and 2025 earnings before interest, taxes, depreciation and amortization before stock-based compensation expense, transaction and integration expenses (referred to as “Adjusted EBITDA,” such estimated 2024 and 2025 earnings referred to as “2024E Adjusted EBITDA” and “2025E Adjusted EBITDA,” respectively, and such multiples referred to as “TEV / 2024E Adjusted EBITDA” and “TEV / 2025E Adjusted EBITDA,” respectively), based on closing share prices as of November 22, 2024. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.
This analysis indicated the following:

Benchmark	High	Low	Median
TEV / 2024E Adjusted EBITDA	20.4x	5.0x	13.5x
TEV / 2025E Adjusted EBITDA	17.8x	4.8x	12.4x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied TEV / Adjusted EBITDA multiple reference ranges of 10.0x to 13.0x to Summit’s 2024E Adjusted EBITDA and 9.0x to 12.0x to Summit’s 2025E Adjusted EBITDA based on the forecasts. Based on these ranges of implied total enterprise values, Summit’s estimated net debt of $2,197 million (calculated as total debt plus debt-like liabilities less cash and cash equivalents) as of September 30, 2024, and the number of fully diluted outstanding shares of Summit common stock of 177.4 million, in each case as provided by Summit’s management, this analysis indicated ranges of implied equity values per share of Summit common stock, rounded to the nearest $0.25, of $42.75 to $59.50 for 2024E and $41.25 to $59.00 for 2025E, in each case compared to the merger consideration of $52.50 in cash per share of Summit common stock.
Although none of the selected companies is directly comparable to Summit, Evercore selected these companies because they are publicly traded companies in the building materials industry that Evercore, in its professional judgment and experience, considered generally relevant to Summit for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the data of the selected companies.
Selected Transactions Analysis
Evercore reviewed financial information related to the following selected transactions involving target companies in the building materials industry announced since 2014 (referred to as the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquiror	Target
January 2014	Martin Marietta Materials, Inc.	Texas Industries, Inc.
May 2021	Martin Marietta Materials, Inc.	Lehigh Hanson, Inc.’s West Region business
June 2021	Vulcan Materials Company	U.S. Concrete, Inc.
September 2023	Summit Materials, Inc.	Argos North America Corp.
November 2023	CRH Plc	Martin Marietta Materials, Inc. South Texas Cement Business
August 2024	Arcosa, Inc.	Stavola Holding Corporation’s Construction Materials Business

For each selected transaction, Evercore calculated the implied total enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt plus debt-like liabilities plus minority interest less cash and cash equivalents) as a multiple of last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction (referred to as “LTM

Adjusted EBITDA” and such multiple referred to as “TEV / LTM Adjusted EBTIDA”). Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.
This analysis indicated the following:

Benchmark	High	Low	Median
TEV / LTM Adjusted EBITDA	18.4x	10.9x	12.2x

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of TEV / LTM Adjusted EBITDA multiples of 11.0x to 13.0x and applied this range of multiples to Summit’s estimated LTM Adjusted EBITDA as of September 30, 2024, based on the financial results for Summit provided by Summit’s management. Based on this range of implied total enterprise values, Summit’s estimated net debt of $2,197 million (calculated as total debt plus debt-like liabilities less cash and cash equivalents) as of September 30, 2024, and the number of fully diluted outstanding shares of Summit common stock of 177.4 million, in each case as provided by Summit’s management, this analysis indicated a range of implied equity values per share of Summit common stock, rounded to the nearest $0.25, of $47.25 to $58.25, compared to the merger consideration of $52.50 in cash per share of Summit common stock.
Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to Summit and none of the selected transactions is directly comparable to the merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to Summit for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the data of the selected transactions.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Summit common stock during the 52-week period ended October 23, 2024, the last trading day prior to the public disclosure of the receipt by Summit of a non-binding acquisition proposal, noting that the low and high closing prices during such period ranged from $31.28 to $44.57 per share of Summit common stock, respectively.
Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of Summit common stock prepared and published by equity research analysts that were publicly available as of October 23, 2024, the last trading day prior to the public disclosure of the receipt by Summit of a non-binding acquisition proposal, and as of November 22, 2024. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Summit common stock at the time the price target was published. As of October 23, 2024 and November 22, 2024, the ranges of selected equity research analyst price targets per share were $41.00 to $56.00 and $47.00 to $60.00, respectively. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Summit common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Summit and future general industry and market conditions.

Premiums Paid Analysis
Evercore reviewed 48 transactions and announced bids for control of U.S. public targets with an aggregate transaction value between $5 billion and $15 billion announced in the ten-year period ended November 22, 2024. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the 30-day volume weighted average price (“VWAP”) per share of the target companies on the pre-leak date of each transaction.
This analysis indicated the following:

Premium to 30-Day VWAP as of the Pre-Leak Date
25th Percentile	27%
Median	37%
75th Percentile	45%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 25.0% to 45.0% to the pre-leak 30-day VWAP of Summit common stock of $39.26 as of October 23, 2024, the last trading day prior to the public disclosure of the receipt by Summit of a non-binding acquisition proposal. This analysis indicated a range of implied equity values per share of Summit common stock, rounded to the nearest $0.25, of $49.00 to $57.00, compared to the merger consideration of $52.50 in cash per share of Summit common stock.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Summit board of directors. In connection with the review of the merger by the Summit board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Summit common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Summit board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Summit common stock (other than Quikrete or any subsidiary of Quikrete, Summit or any subsidiary of Summit, or holders of dissenting shares). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Summit board of directors (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Summit board of directors or Summit’s management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of Summit common stock.
Pursuant to the terms of Evercore’s engagement letter with Summit, Summit has agreed to pay Evercore a fee for its services in the amount of approximately $55 million, of which $7.5 million was paid upon delivery of

Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the merger. Summit has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Summit and Evercore has not received any compensation from Summit during such period. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Quikrete or its known affiliates, Contech Holdings Inc., Custom Building Products LLC, Hydro Conduit LLC and Quality Block Company Inc. (collectively, “Quikrete Affiliates”), and Evercore has not received any compensation from Quikrete or the Quikrete Affiliates during such period. Evercore may provide financial advisory or other services to Summit, Quikrete and the Quikrete Affiliates in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds they manage or in which any of them has a financial interest, invest, trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Summit, Quikrete, potential parties to the merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of Summit or Quikrete.
Summit engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Certain Financial Projections Utilized by the Summit Board of Directors and Summit’s Financial Advisors
While Summit has from time to time provided limited financial guidance to investors, Summit’s management does not, as a matter of course, otherwise publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the merger, Summit provided certain unaudited non-public financial projections regarding Summit to the Summit board of directors (referred to as the “financial projections”). At the direction of the Summit board of directors, the financial projections were also provided to, and approved for use by, Morgan Stanley and Evercore for purposes of performing their respective financial analyses in connection with rendering their respective opinions to the Summit board of directors, subject to the assumptions and limitations described in their respective opinions (as more fully described above under “—Opinion of Summit’s Financial Advisor – Morgan Stanley” and “—Opinion of Summit’s Financial Advisor – Evercore”). A summary of the financial projections is included below to give Summit stockholders access to certain information that was considered by the Summit board of directors for purposes of evaluating the merger. These projections are not, and should not be viewed as, public guidance or even targets.
The financial projections, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond Summit’s control. The financial projections reflect numerous estimates, assumptions and judgments made by Summit management, based on information available at the time the financial projections were developed, with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions, other future events and matters specific to Summit’s business, all of which are difficult to predict and many of which are beyond Summit’s control. There can be no assurances that the financial projections accurately reflect future trends or accurately estimate Summit’s future financial and operating performance. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to Summit’s business (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions and other factors described in or referenced under the section titled “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in Summit’s public filings with the SEC. Further, the financial projections cover multiple years and by their nature become subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may vary materially from those shown. Modeling and forecasting the future performance of a home building products company is a highly speculative endeavor. Since the financial projections cover a long period of time, the financial projections by their nature are unlikely to anticipate each circumstance that will have an effect on the commercial value of Summit’s products and services.
The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles in the United States (referred to as “GAAP”).
The financial projections included in this document, including the financial projections set forth below under “—Summit Management Financial Projections,” are the responsibility of Summit’s management. KPMG LLP (referred to as “KPMG”), Summit’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections and, accordingly, KPMG has not expressed an opinion or any other form of assurance with respect thereto. The KPMG report on Summit’s consolidated financial statements incorporated by reference from Summit’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, relates to Summit’s previously issued financial statements. It does not extend to the financial projections and should not be read to do so.
The financial projections are not being included in this proxy statement in order to influence any Summit stockholder’s decision as to whether or not to approve the merger or whether or not to seek appraisal rights with respect to shares of Summit common stock held by such stockholder. The summary of the financial projections is being included in this proxy statement solely because these financial projections were made available to the Summit board of directors, Morgan Stanley and Evercore.
The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger and merger-related expenses. The financial projections also do not take into account the effect of any failure of the merger to close and should not be viewed as accurate or continuing in that context.
The inclusion of the financial projections in this proxy statement should not be regarded as an indication that Summit, Morgan Stanley, Evercore or any of their respective affiliates, advisors or representatives considered or consider the financial projections to be predictive of actual future events, and the financial projections should not be relied on as such. None of Summit, Morgan Stanley, Evercore or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error or no longer appropriate. Summit does not intend to make publicly available any update or other revisions to the financial projections, except as required by law. None of Summit, Morgan Stanley, Evercore or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other investor regarding the ultimate performance of Summit compared to the information contained in the financial projections or that the projected results will be achieved.
Summit stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.
The financial projections incorporate certain financial measures which are not GAAP measures. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Summit’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not relied upon by Morgan Stanley or Evercore for purposes of performing their respective financial analyses in connection with rendering their respective opinions to the Summit board of directors (as described in the sections titled “—Opinion of Summit’s Financial Advisor – Morgan Stanley” and “—Opinion of Summit’s Financial Advisor – Evercore”) or by the Summit board of directors. Accordingly, a reconciliation of the financial measures included in the financial projections is not provided.
Subject to the foregoing qualifications, the financial projections are set forth below:
Summit Management Financial Projections

Period	2024E	2025E	2026E	2027E	2028E	2029E
Net Revenue	$3,921	$4,177	$4,470	$4,832	$5,166	$5,459
Adjusted EBITDA(1)	$980	$1,055	$1,188	$1,338	$1,522	$1,673
Capital Expenditures		$(434)	$(402)	$(411)	$(413)	$(437)
Unlevered Free Cash Flow(2)		$376	$549	$648	$785	$873

*	All values expressed in $ in millions
(1)
Non-GAAP Financial Measure. “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, before deducting stock-based compensation expense, transaction and integration expenses.

(2)
Non-GAAP Financial Measure. “Unlevered free cash flow” represents Adjusted EBITDA less taxes, capital expenditures, stock-based compensation and acquisition and integration costs plus or minus changes in net working capital. Unlevered free cash flow, although not expressly included in the Summit financial projections, is included here for reference having been derived from the Summit financial projections and approved by Summit management for use by Morgan Stanley and Evercore in their analyses. For purposes of the Summit discounted cash flow analysis, unlevered free cash flow assumes that stock-based compensation is treated as a cash expense.

For additional information on Summit’s actual results and historical financial information, see the section titled “Where You Can Find More Information.”
Interests of Summit’s Directors and Executive Officers in the Merger
Summit’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Summit stockholders generally. These interests include, among others, vesting of equity awards and potential severance payments and benefits. The Summit board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the Summit stockholders. Summit’s stockholders should take these interests into account in deciding whether to vote “FOR” the merger agreement proposal. These interests are described below, and certain of them are quantified within the narrative disclosure. The merger will constitute a “change in control” for purposes of the compensation arrangements described below. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.
Treatment of Summit Equity Awards
Effective as of immediately prior to the effective time, each Summit RSU that is outstanding immediately prior to the effective time will fully vest and be canceled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit RSUs. Notwithstanding the foregoing, any Summit RSUs that are granted in 2025 or later and that are outstanding immediately prior to the effective time will vest on a pro rata basis (rather than in full) as of immediately prior to the effective time, unless the award holder’s employment is being terminated without cause or due to a constructive termination upon the effective time, in which case such award holder’s Summit RSUs that are granted in 2025 or later will vest in full.
Effective as of immediately prior to the effective time, each Summit PSU that is outstanding immediately prior to the effective time will vest, based on performance at target, and be canceled and converted into the right to receive an amount in cash equal to (i) the merger consideration, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit PSUs.
Effective as of immediately prior to the effective time, each Summit option that is outstanding immediately prior to the effective time will fully vest, to the extent not vested previously, and be canceled and converted into the right to receive an amount in cash equal to (i) the excess, if any, of the merger consideration over the applicable exercise price per share of Summit common stock subject to such award of Summit options, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit options; provided that if the applicable exercise price per share of Summit common stock of an award of Summit options is equal to or greater than the merger consideration, such award of Summit options will be canceled at the effective time for no consideration.
See the section entitled “—Quantification of Potential Payments and Benefits to Summit’s Named Executive Officers in Connection with the Merger” for the estimated value of unvested Summit equity awards held by Summit’s named executive officers. Based on a per share price of Summit common stock of $52.50, the estimated aggregate amount that would be realized by the ten non-employee directors and the five Summit executive officers who are not named executive officers in respect of their unvested Summit equity awards that will vest upon completion of the merger is as follows: unvested Summit RSU awards held by non-employee directors—$3,054,025; unvested Summit RSU awards held by executive officers who are not named executive officers—$7,632,515; and unvested Summit PSU awards held by executive officers who are not named executive officers—$3,904,425. We note that these amounts include equity awards for Jason Kilgore (Executive Vice President & President Construction Materials, West Segment). In connection with Mr. Kilgore’s planned departure in spring 2025, Mr. Kilgore has entered into a transition and separation agreement (the “Kilgore transition agreement”) pursuant to which he will remain eligible to receive the equity award treatment under the merger agreement as though his employment continued through the effective time, provided that the effective time occurs on or prior to March 31, 2026. We also note that these amounts do not reflect outstanding Summit PSUs for the 2022-2024 performance cycle, which are currently anticipated to vest in the ordinary course based on actual performance prior to the effective time. On December 16, 2024, the Human Capital and Compensation Committee of the Summit board of directors (the “Compensation Committee”) (and, with respect to Summit’s Chief Executive Officer, the Summit board of directors) approved the granting of 2025 annual equity awards in the form of Summit RSUs, effective as of January 15, 2025, to each of Summit’s executive officers and non-employee directors. The aggregate amounts set forth above include the full value of Summit RSUs that will be granted in January 2025 (as we have assumed solely for purposes of this disclosure that each executive officer will be terminated without cause or experience a constructive termination immediately following the effective time).
Treatment of Summit Employee Stock Purchase Plan
The Summit 2021 Employee Stock Purchase Plan (the “Summit ESPP”) will be frozen and suspended at the end of the offering period that is in progress as of the date of the merger agreement and no new offering periods will commence under the Summit ESPP at any time on or after the date of the merger agreement. No current participant in the Summit ESPP will increase their payroll deduction elections or rate of contributions following the date of the merger agreement. The purchase date of any offering period that would be in effect at the effective time will be accelerated to a date on or prior to the fifth business day prior to the effective time. Each purchase right under any offering period that is in progress as of the date of the merger agreement will be fully exercised on the earlier of (i) the scheduled purchase date for such offering period and (ii) such accelerated exercise date, if applicable. Any participant payroll deductions not applied to the purchase of shares under the Summit ESPP after the final offering period will be returned to the participant without interest prior to the effective time. The Summit ESPP will terminate prior to the effective time. Nine of Summit’s executive officers (including Mses. Noonan and Anderson and Messrs. Anderson and Gaskill) are participants in the Summit ESPP.
Summit Severance Plan
Each of Summit’s executive officers is eligible for severance under Summit’s Executive Severance Plan (“Summit severance plan”), which provides for enhanced severance benefits in connection with a change in control. The Summit severance plan provides that, upon a termination of the executive officer’s employment by Summit without “cause” (and other than due to death or disability) or by the executive officer as a result of “constructive termination” (as such terms are defined in the Summit severance plan) during the two-year period beginning on the date of a change in control (for purposes of this section, a “qualifying change in control termination”), and subject to the executive officer’s execution and delivery of a release of claims and the executive officer’s compliance with non-competition, non-disparagement, non-solicitation and confidentiality covenants applicable pursuant to such executive officer’s participation notice and agreement under the Summit severance plan, the executive officer will be entitled to the following payments and benefits:
•
An amount equal to between one and three times (depending on the executive officer) the sum of the executive officer’s (1) base salary plus (2) target annual bonus for the year in which the termination occurs, paid in a lump sum no later than the 60th day following the termination date;

•	A pro rata annual bonus for the year of termination based on actual performance for such year, paid concurrently with cash bonus payments to other employees under the annual bonus program; and

•
A cash payment, payable monthly in accordance with Summit’s payroll practices, for 24 months (or, for Ms. Noonan, for 36 months) in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the health, dental and vision benefit programs of Summit in which the executive officer participated as of the date of termination (the “COBRA benefits”).

The estimated aggregate value of severance payments and benefits provided to Summit’s executive officers (other than named executive officers) under the Summit severance plan assuming that (a) the merger closed on February 28, 2025 (which, as an illustration, is the assumed closing date of the merger solely for purposes of estimating the aggregate value of severance payments and benefits that may be provided), (b) each such executive officer experiences a qualifying change in control termination immediately following consummation of the merger, and (c) each such executive officer has complied with all requirements necessary in order to receive all payments and benefits, is approximately $8,756,971. This amount includes severance that would be payable to Mr. Kilgore. Pursuant to the Kilgore transition agreement, Mr. Kilgore will remain eligible to receive severance under the Summit severance plan as though he experienced a qualifying change in control termination immediately following the effective time, provided that the effective time occurs on or prior to March 31, 2026.
280G Mitigation Actions
In connection with the merger, and to mitigate the potential impact of Sections 280G and 4999 of the Internal Revenue Code (the “Code”) on Summit and certain executive officers, on December 16, 2024, with the advice of Aon’s Human Capital Solutions Practice, a division of Aon plc (“Aon”), Summit’s independent compensation consultant, the Compensation Committee (and, with respect to Summit’s Chief Executive Officer, the Summit board of directors) approved the following actions:
•
For five of Summit’s executive officers (including named executive officers Mses. Noonan and Anderson and Messrs. Anderson and Gaskill), acceleration of vesting and payment of the executive officer’s 2024 annual bonus in December 2024 at 125% of target, which was otherwise anticipated to pay out in March 2025; and

•
For five of Summit’s executive officers (including named executive officers Mses. Noonan and Anderson and Mr. Anderson), acceleration of vesting and settlement in December 2024 of the executive officer’s outstanding Summit RSUs, which were otherwise scheduled to vest and settle on the earlier to occur of (i) their scheduled vesting dates in 2025, 2026 and 2027 and (ii) the closing of the merger.

If an executive officer’s employment terminates prior to the date that the accelerated Summit RSUs would have normally vested (other than due to a termination without cause or a constructive termination), the executive officer will be required to repay the fair market value of the shares received in respect of the accelerated Summit RSUs on an after-tax basis.
These actions were intended to mitigate the potential impacts of Sections 280G and 4999 of the Code on Summit and the executive officers, including to preserve potential compensation-related corporate income tax deductions for Summit that might otherwise be disallowed through the operation of Section 280G of the Code and to mitigate or eliminate the amount of excise tax that may be payable by an executive officer pursuant to Section 4999 of the Code.
Quantification of Potential Payments and Benefits to Summit’s Named Executive Officers in Connection with the Merger
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that Summit’s named executive officers could receive in connection with the merger. Such amounts have been calculated assuming that:
•	The effective time will occur on February 28, 2025 (which, as an illustration, is the assumed closing date of the merger solely for purposes of this golden parachute compensation disclosure);
•	The value per share of Summit common stock on consummation of the merger is $52.50;
•
The equity awards that were outstanding as of December 18, 2024 and Summit RSUs that will be granted in January 2025 (as described above) are the equity awards that Summit has granted to its named executive officers through, and are outstanding as of, February 28, 2025;

•
Each named executive officer experiences a qualifying change in control termination immediately following consummation of the merger, without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G and Section 4999 of the Code; and

•	Each named executive officer has complied with all requirements necessary in order to receive all payments and benefits.
The payments and benefits described below do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur after the date of this proxy statement but before the effective time. In addition, certain equity awards held by the named executive officers may vest in the ordinary course in accordance with their terms prior to the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table below, the actual amounts, if any, to be received by Summit’s named executive officers may differ materially from the amounts set forth below. Brian J. Harris (Former Executive Vice President and Chief Financial Officer) is not receiving any payments or benefits in connection with the merger.
Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Anne P. Noonan	$8,422,049	$18,349,665	$73,188	$26,844,902
Scott Anderson	$2,200,623	$3,971,135	$69,927	$6,241,685
Karli S. Anderson	$1,883,584	$3,140,468	$74,774	$5,098,826
Christopher B. Gaskill	$1,883,584	$3,097,785	—	$4,981,369
Kekin M. Ghelani(4)	—	$374,325	—	$374,325

(1)
Cash. These amounts reflect the cash severance payment payable under the Summit severance plan with respect to each named executive officer as described above under “—Summit severance plan” in the event of a qualifying change in control termination immediately following the merger. The amounts include (i) the dollar value equal to two times (or, in the case of Ms. Noonan, three times) the sum of the named executive officer’s 2025 base salary and target bonus approved by the Compensation Committee (and, with respect to Ms. Noonan, the Summit board of directors) and (ii) a prorated annual bonus for 2025. Such cash severance is “double-trigger,” which means that a named executive officer must experience a qualifying termination within two years following a change in control of Summit. Details of the salary component, target bonus component and prorated bonus component underlying the cash severance payments are shown in the following supplemental table. For purposes of the prorated bonus, we have assumed achievement at target.

Name	Salary Component ($)	Target Bonus Component ($)	Prorated Bonus Component ($)
Anne P. Noonan	$3,476,250	$4,692,938	$252,861
Scott Anderson	$1,215,400	$911,550	$73,673
Karli S. Anderson	$1,040,300	$780,225	$63,059
Christopher B. Gaskill	$1,040,300	$780,225	$63,059

(2)
Equity. These amounts reflect the value of Summit RSUs and Summit PSUs as described above under “—Treatment of Summit Equity Awards.” The amount is based on a per share value of Summit common stock of $52.50. Details of the equity award payments are shown in the below supplemental table. These amounts do not include Summit PSUs for the 2022-2024 performance cycle, which are currently anticipated to vest in the ordinary course based on actual performance prior to the effective time. In addition, as described above under “—280G Mitigation Actions”, on December 16, 2024, the Compensation Committee (and, with respect to Ms. Noonan, the Summit board of directors) approved certain Section 280G mitigation actions with respect to certain of Summit’s named executive officers, including, for Mses. Noonan and Anderson and Mr. Anderson, acceleration of the vesting and settlement in December 2024 of such named executive officers’ outstanding Summit RSUs, which were otherwise scheduled to vest and settle on the earlier to occur of (i) their scheduled vesting dates in 2025, 2026 and 2027 and (ii) the closing of the merger, and these amounts include those Summit RSUs.

Name	Summit RSUs (#)(a)	Summit RSUs ($)(b)	Summit PSUs (#)	Summit PSUs ($)	Total ($)
Anne P. Noonan	124,353	$11,742,908	125,843	$6,606,758	$18,349,665
Scott Anderson	27,049	$2,483,548	28,335	$1,487,588	$3,971,135
Karli S. Anderson	22,146	$1,942,890	22,811	$1,197,578	$3,140,468
Christopher B. Gaskill	21,993	$1,934,858	22,151	$1,162,928	$3,097,785

Name	Summit RSUs (#)(a)	Summit RSUs ($)(b)	Summit PSUs (#)	Summit PSUs ($)	Total ($)
Kekin M. Ghelani	—	—	7,130	$374,325	$374,325

(a)
The number of Summit RSUs in this column does not include the number of Summit RSUs that will be granted in January 2025 (as described above), as the exact number of Summit RSUs to be granted will be determined based on the average closing price of one share of Summit common stock for the 20 trading days ending on January 15, 2025, rounded to the nearest share.

(b)	These amounts include the approved aggregate dollar value of Summit RSUs that will be granted in January 2025 in the amounts approved on December 16, 2024.
(3)
Perquisites/Benefits. These amounts reflect the estimated value of the COBRA benefits for each named executive officer as described above under “—Summit severance plan” in the event of a qualifying change in control termination immediately following the merger. The COBRA benefits are “double-trigger,” which means that a named executive officer must experience a qualifying termination within the two-year period following a change in control of Summit in order to receive them. Mr. Gaskill does not participate in Summit’s health benefits and therefore would not be expected to receive COBRA benefits.

(4)
In connection with the termination of employment of Kekin M. Ghelani (Summit’s former Chief Strategy and Growth Officer) on August 22, 2024, a pro rata portion of Mr. Ghelani’s Summit PSUs service vested and remain outstanding and eligible to performance vest.

Financing of the Merger
Quikrete intends to fund the cash portion of the merger consideration with proceeds from new debt financing together with cash on hand. Concurrently with the entry into the merger agreement, Quikrete entered into the debt commitment letter, pursuant to which the lenders have committed to provide to Quikrete term debt financing in an aggregate principal amount of $9,200,000,000 (including up to $6,700,000,000 in bridge financing) together with a committed asset based revolving credit facility in an aggregate principal amount of up to $1,500,000,000 (subject to customary borrowing base limitations) (the foregoing referred to as the “debt financing”). The obligations of the lenders to provide debt financing under the debt commitment letter are subject to certain customary conditions, including (a) the execution and delivery of definitive documentation with respect to such financing in accordance with the debt commitment letter and (b) the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement. The receipt of financing by Quikrete is not a condition to Quikrete’s obligations to complete the merger. Commitments in respect of the debt commitment letter will terminate on the earliest to occur of (1) the termination of the merger agreement in accordance with its terms prior to the consummation of the merger, (2) the consummation of the merger with or without the funding of the debt financing and (3) 5:00 p.m. Eastern time on August 24, 2025 (or as extended pursuant to the merger agreement). The proceeds of the debt financing would be used at the closing of the merger for the purposes of (1) financing the consummation of the merger, including paying fees and expenses incurred in connection with the merger, and (2) the repayment of all of Summit’s outstanding indebtedness under the Summit credit agreement and the Summit Indentures (each as defined below).
Regulatory Clearances and Approvals Required for the Merger
The merger is subject to the requirements of the HSR Act, which prevents Summit and Quikrete from completing the merger until each of Summit and Quikrete files a Notification and Report Form with the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires and no judgement, injunction, order or decree of a governmental authority shall have been entered and continue to be in effect. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. Quikrete may also choose to voluntarily re-start the initial 30-calendar-day waiting period by pulling and re-filing its Notification and Report Form prior to the expiration of the initial waiting period to give the agencies additional time to review the transaction. Before the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division of the DOJ or the FTC may issue a Second Request. If a Second Request is issued, the parties may not complete the merger until they have observed an additional 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. Summit and Quikrete submitted the requisite Notification and Report forms under the HSR Act on December 6, 2024, and the initial waiting period will expire on January 6, 2025 at 11:59 p.m. Eastern Time, unless it is extended by Quikrete pulling and refiling the initial Notification and Report Form, a Second Request for additional information is issued, it is terminated earlier, or if Summit and Quikrete commit not to close for some additional period of time.

In addition, the closing of the merger is subject to the requirements of the Competition Act (Canada), which prevent transactions such as the merger from being completed until (i) certain information and materials are furnished to the Canadian Commissioner of Competition appointed under the Competition Act (Canada), and (ii) the applicable waiting period is terminated or expires (provided that the Canadian Competition Tribunal has not issued an order temporarily or permanently prohibiting closing), unless the requirement to submit the required information and materials is waived by the Canadian Commissioner of Competition. The parties submitted the required information to the Canadian Commissioner of Competition on December 9, 2024.
The merger is also subject to the prior approval of the United States Nuclear Regulatory Commission, the Alabama Department of Public Health, the South Carolina Department of Health and Environmental Control and the Iowa Department of Health and Human Services with respect to certain radioactive materials licenses held indirectly by Summit.
For more information about regulatory approvals relating to the merger, see the section titled “The Merger Agreement—Conditions to the Merger.”
Although the parties expect that all required regulatory clearances will be obtained, the parties cannot assure you that these regulatory clearances will be timely obtained or obtained at all or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.
Appraisal Rights of Summit Stockholders
Summit stockholders who do not vote in favor of approval of the merger agreement proposal, who continuously hold their shares of Summit common stock and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of Summit common stock, as determined by the Delaware Court of Chancery, if the merger is completed, in lieu of receiving the merger consideration in respect of such shares. The “fair value” of your shares of Summit common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. Summit stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Summit by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the merger agreement proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL.
The text of Section 262 of the DGCL is attached as Annex E to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Summit stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

THE MERGER AGREEMENT
The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Summit encourages you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Summit is responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement not misleading. Factual disclosures about Summit contained in this proxy statement or Summit’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Summit contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Quikrete, Merger Sub and Summit are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger.
Summit stockholders should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Quikrete, Merger Sub, Summit or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”
Structure of the Merger
The merger agreement provides, upon the terms and subject to the conditions set forth therein and in accordance with Delaware law, for Merger Sub to merge with and into Summit, with Summit continuing as the surviving corporation and a wholly owned subsidiary of Quikrete.
Timing of Closing
Unless another place and time is mutually agreed to in writing by Quikrete and Summit, the closing of the merger will occur (a) no later than three business days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of such conditions). However, notwithstanding the foregoing, in no event shall Quikrete be obligated to consummate the closing of the merger prior to the third business day after the last day of the marketing period.
Effect of the Merger on Summit Common Stock
Conversion of Summit Common Stock
At the effective time, each share of Summit common stock issued and outstanding immediately prior to the effective time (other than (a) excluded shares and (b) dissenting shares), will be converted into the right to receive the merger consideration of $52.50 in cash, without interest and subject to deduction for any required withholding. At the effective time, all such shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and will thereafter represent only the right to receive $52.50 in cash, without interest.

Cancellation of Certain Summit Common Stock
At the effective time, each share of Summit common stock issued and outstanding immediately prior to the effective time that is held in treasury by Summit or owned, directly or indirectly, by Quikrete, Merger Sub or any other subsidiary of Quikrete will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange for such shares.
Shares Held by Summit Subsidiaries
Each share of Summit common stock held by any subsidiary of Summit immediately prior to the effective time will be converted into such number of common shares of the surviving corporation such that each subsidiary owns the same percentage of the capital stock in the surviving corporation immediately following the effective time as such subsidiary owned in Summit immediately prior to the effective time.
Shares of Merger Sub
Each common share of Merger Sub outstanding immediately prior to the effective time will be converted into and become one common share of the surviving corporation and, except as described above under “—Shares Held by Summit Subsidiaries,” will constitute the only outstanding shares of capital stock of the surviving corporation.
Summit Preferred Share
Each share of Summit preferred stock outstanding immediately prior to the effective time will automatically be canceled and retired for no consideration and will cease to exist.
Conversion of Summit Warrants
At the effective time, each Summit warrant issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration in an amount in cash, without interest and subject to deduction for any required withholding, equal to the product of (i) the number of Summit Class A common stock the holder of such Summit warrant would have received had such Summit warrant been exercised in full on a cash basis immediately prior to the effective time, multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per Summit Class A common stock underlying such Summit warrant; provided, that if the exercise price per Summit Class A common stock underlying such Summit warrant is equal to or greater than the merger consideration, no payment shall be due to the holder of such Summit warrant. At the effective time, all such Summit warrants will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and will thereafter represent only the right to receive merger consideration in cash, without interest and subject to any required withholding.
Treatment of Summit Equity Awards
Effective as of immediately prior to the effective time, each Summit RSU that is outstanding immediately prior to the effective time will fully vest and be canceled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit RSUs. Notwithstanding the foregoing, any Summit RSUs that are granted in 2025 or later and that are outstanding immediately prior to the effective time will vest on a pro rata basis (rather than in full) as of immediately prior to the effective time, unless the award holder’s employment is being terminated without cause or due to a constructive termination upon the effective time, in which case such award holder’s Summit RSUs that are granted in 2025 or later will vest in full.
Effective as of immediately prior to the effective time, each Summit PSU that is outstanding immediately prior to the effective time will vest, based on performance at target, and be canceled and converted into the right to receive an amount in cash equal to (i) the merger consideration, multiplied by (ii) the number of shares of Summit common stock subject to such vested award of Summit PSUs.
Effective as of immediately prior to the effective time, each Summit option that is outstanding immediately prior to the effective time will fully vest, to the extent not vested previously, and be canceled and converted into the right to receive an amount in cash equal to (i) the excess, if any, of the merger consideration over the applicable exercise price per share of Summit common stock subject to such vested award of Summit options, multiplied by (ii) the number of shares of Summit common stock subject to such award of Summit options; provided that if the applicable exercise price per share of Summit common stock of an award of Summit options is equal to or greater than the merger consideration, such award of Summit options will be canceled at the effective time for no consideration.
Shares of Dissenting Stockholders
Shares of Summit common stock issued and outstanding immediately prior to the effective time and held by a Summit stockholder who is entitled to demand and who (i) did not vote in favor of the merger agreement proposal or consent in writing thereto and (ii) validly demanded their statutory rights of appraisal in respect of such shares of Summit common stock in accordance with Section 262 of the DGCL, will not be converted into, or represent the right to receive, the merger consideration unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. Instead, such dissenting stockholders will be entitled to receive payment of the appraised value of such shares of Summit common stock in accordance with Section 262 of the DGCL.
If any dissenting stockholder fails to perfect or otherwise effectively withdraws or loses their rights of appraisal, such shares of Summit common stock will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time, the right to receive the merger consideration. For more information regarding appraisal rights, see the section titled “Appraisal Rights of Summit Stockholders.” In addition, a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement.
Governing Documents; Officers and Directors
At the effective time of the merger, the certificate of incorporation of the surviving corporation, as in effect immediately prior to the completion of the merger, will be amended and restated in its entirety as set forth in Exhibit B to the merger agreement and, as so amended and restated, will be the certificate of incorporation of the surviving corporation.
The bylaws of Merger Sub, as in effect at the effective time of the merger, will be the bylaws of the surviving corporation. As used herein, the “effective time” of the merger means the time at which the certificate of merger with respect to the merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Quikrete, Summit and Merger Sub may agree and specify in such certificate of merger.
From and after the effective time, until their successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the effective time will be the directors of the surviving corporation and (b) the officers of Summit at the effective time will be the officers of the surviving corporation. Prior to the closing date of the merger, Summit will either remove (or cause the removal of) or use reasonable best efforts to procure resignation letters (in a form and substance reasonably satisfactory to Quikrete) of each individual serving as a director of any subsidiary of Summit or member of any committee of a subsidiary of the Summit board of directors, in each case, solely in such individual’s capacity as a director of any subsidiary of Summit and member of any such committee, and in each case conditioned upon and effective as of the closing of the merger, and will deliver, or cause to be delivered, to Quikrete such procured resignation letters (or evidence of such removal) at or prior to the closing of the merger.
Surrender and Payment Procedures
As promptly as practicable after the effective time (but no later than two business days thereafter), Quikrete will send, or will cause the paying agent to send, to each Summit stockholder at the effective time a letter of transmittal and instructions, which will contain instructions on how to surrender certificated and book-entry shares of Summit common stock in exchange for the merger consideration. No interest will be paid or will accrue on the merger consideration payable upon surrender of any such shares of Summit common stock.
If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificated or the transferred uncertificated shares of Summit stock is registered, it will be a condition to such payment that (a) either such certificate be properly endorsed or otherwise be in proper form for transfer or such uncertificated share be properly transferred and (b) the person requesting such payment will pay to the paying agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the paying agent that such tax has been paid or is not payable.
Lost, Stolen or Destroyed Certificates
In the event that a Summit share certificate is lost, stolen or destroyed, the previous holder of the Summit share certificate may obtain the merger consideration by (a) making an affidavit regarding the loss, theft or destruction of the Summit share certificate and (b) if required by the surviving corporation, agreeing to indemnify the surviving corporation against any claim that may be made with respect to such lost, stolen or destroyed certificate (including, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as the surviving corporation may direct).
Rights of Summit Stockholders Following the Effective Time; Transfers Following the Effective Time
From and after the effective time, all holders of Summit share certificates and uncertificated shares will cease to have any rights as Summit stockholders other than the right to receive the merger consideration upon the surrender of such shares, without interest. From and after the effective time, the stock transfer books of Summit will be closed with respect to all shares of Summit common stock outstanding immediately prior to the effective time and there will be no further registration of transfers of Summit common stock.
None of the parties to the merger agreement or the paying agent will be liable to any person with respect to any portion of the merger consideration delivered to a governmental authority if required by any applicable abandoned property, escheat or similar law.
Any portion of the merger consideration made available to the paying agent (and any interest or other income earned thereon) that remains unclaimed by the holders of Summit common stock 12 months after the effective time will be returned to Quikrete, and such Summit stockholders must thereafter look only to Quikrete for payment of the merger consideration. Further, any portion of the merger consideration that remains undistributed to holders of Summit share certificates and uncertificated shares immediately prior to the date on which the merger consideration would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable law, become the property of Quikrete, free and clear of all claims or interest of any person previously entitled to such claims or interest.
Withholding Rights
Quikrete, Summit, the surviving corporation, the paying agent and any of their respective affiliates or agents will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under the Code or any other applicable law in respect of taxes. Any amounts so deducted or withheld will, to the extent paid over to the appropriate taxing authority, be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Representations and Warranties
The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Summit with respect to:
•	organization, valid existence, good standing and corporate power;
•	due execution, delivery and enforceability of the merger agreement;
•	ownership of subsidiaries;
•	capitalization;
•	voting trusts or agreements;
•	corporate authority;
•	required consents and approvals;
•	no violations;
•	SEC filings;
•	financial statements;
•	internal controls and procedures;
•	the absence of undisclosed liabilities;
•	absence of certain changes or events;

•	compliance with applicable laws;
•	permits;
•	employee benefit plans;
•	labor matters;
•	tax matters;
•	litigation and orders;
•	intellectual property;
•	privacy and data protection;
•	real property;
•	absence of certain product defects, warranty claims or recalls;
•	material contracts;
•	environmental matters;
•	customers and suppliers;
•	insurance;
•	information supplied for SEC filings;
•	opinion of the financial advisors to Summit;
•	takeover statutes;
•	finders and brokers; and
•	affiliate transactions.
The merger agreement also contains customary representations and warranties of Quikrete and Merger Sub, including among other things:
•	organization, valid existence, good standing and corporate power;
•	due execution, delivery and enforceability of the merger agreement;
•	required consents and approvals;
•	no violations;
•	compliance with applicable laws;
•	litigation and orders;
•	financing, the commitment letters and sufficiency of funds;
•	solvency;
•	finders and brokers; and
•	ownership of shares of Summit common stock.
The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.
Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect,” as defined in the merger agreement and described below.
Material Adverse Effect
A “material adverse effect” with respect to Summit means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, assets, business, properties or results of operations of Summit and its subsidiaries, taken as a whole, excluding any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence to the extent resulting from:
(i)	changes or prospective changes in GAAP or the interpretation thereof;
(ii)
general economic, political, regulatory, legal or tax conditions in the United States or any other country or region in which Summit and its subsidiaries operate, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates) and the imposition or adjustment of tariffs;

(iii)	conditions generally affecting any of the industries in which Summit and its subsidiaries operate;
(iv)	changes or prospective changes in applicable law or the interpretation thereof;
(v)
geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters;

(vi)
the execution, delivery and performance of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement or the identity of or any facts or circumstances relating to Quikrete or any of its affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of Summit and any of its subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other business relationships resulting from any of the foregoing (provided that this clause (vi) will not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement);

(vii)	any actions taken (or omitted to be taken) at the express written request of Quikrete or Merger Sub;
(viii)	any failure by Summit or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period;
(ix)
changes in the price or trading volume of the shares of common stock or any other securities of Summit on the NYSE or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of Summit (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account in determining whether there has been a material adverse effect); or

(x)
any actions taken (or omitted to be taken) by Summit or any of its subsidiaries that are required or expressly contemplated or permitted to be taken (or omitted to be taken) pursuant to the merger agreement, including any actions required under the merger agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable competition laws for the consummation of the merger;

except, with respect to clauses (i), (ii), (iii), (iv) and (v) above, to the extent that such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence is disproportionately adverse to Summit and its subsidiaries relative to others in the industry or industries in which Summit and its subsidiaries operate, in which case only the incremental disproportionate adverse change, effect, development, circumstance, condition, fact, state of facts, event or occurrence may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur.
A “material adverse effect” with respect to Quikrete means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that would reasonably be expected to prevent, impair or materially delay the ability of Quikrete, Merger Sub or Summit to perform its material obligations under the merger agreement or prevent, impair or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement as promptly as reasonably practicable and, in any event, on or prior to the outside date.
Conduct of Businesses of Summit Prior to Completion of the Merger
The merger agreement provides for certain restrictions on Summit’s and its subsidiaries’ activities until the earlier of the effective time or the date (if any) the merger agreement is terminated. In general, except as required or expressly contemplated or permitted by the merger agreement, as required by applicable law or as consented to in writing by Quikrete (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, Summit is required to (and to cause each of its subsidiaries to) use reasonable best efforts to (a) conduct its business in accordance with applicable law and in the ordinary course of business and (b) preserve intact in all material respects its current business operations, organization, ongoing businesses, license, permits and material business relationships with third parties, including vendors, suppliers, customers, partners and governmental authorities and maintain in full force and effect its insurance policies (including, for the avoidance of doubt, paying all premiums thereon and renewing or replacing such insurance policies on or prior to their expiration), in each case, consistent with past practice or customs in the industries in which Summit and its subsidiaries conduct business.
In addition, except as required or expressly contemplated or permitted by the merger agreement, as required by applicable law or as consented to in writing by Quikrete (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, Summit must not and must not permit any of its subsidiaries to:
•
amend any certificate of incorporation, bylaws or other similar organizational documents, other than immaterial amendments to the organizational documents of Summit’s subsidiaries that would not prevent, materially delay or materially impair the merger or the other transactions contemplated by the merger agreement;

•
(a) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned subsidiaries to Summit or to Summit’s other subsidiaries or (c) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Summit or its subsidiaries, except as required by the terms of any Summit employee benefit plan;

•
(a) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of Summit or its subsidiaries, other than (i) the issuance of shares of Summit Class A common stock in connection with the settlement or exercise (as applicable) of Summit equity awards or Summit warrants, in each case, outstanding on the date of the merger agreement (or issued after the date of the merger agreement in accordance with the terms of the merger agreement, other than Summit PSUs) in accordance with their terms (ii) the issuance of shares of Summit Class A common stock upon the exercise of the rights under the Summit ESPP in accordance with the terms thereof as in effect on the date of the merger agreement (or as amended after the date of the merger agreements in accordance with the terms of the merger agreement) and (iii) any issuance, delivery or sale among Summit and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or (b) except as required by the terms of any Summit employee benefit plan in effect on the date of the merger agreement, amend any term of any security of Summit or its subsidiaries (provided, notwithstanding the foregoing, Summit shall not issue, deliver or sell, or authorize the issuance, delivery or sale of, any Summit Class B common stock);

•
acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or business, division or other business organization in excess of $50,000,000 in the aggregate in any one transaction or series of related transactions;

•	enter into any material new line of business outside the existing business of Summit and its subsidiaries as of the date of the merger agreement;
•
sell, lease, license, assign or otherwise transfer, abandon or otherwise dispose, voluntarily permit to lapse or expire, encumber or subject to any lien (other than certain permitted liens pursuant to the merger agreement) any businesses, properties or assets of Summit or any of its subsidiaries, including owned intellectual property, other than (a) such sales, leases, non-exclusive licenses, assignments, transfers, liens or other dispositions of inventory or other assets that are in the ordinary course of business, (b) pursuant to existing contracts or commitments or (c) natural statutory expirations of owned intellectual property which could not be maintained through applicable filings or payments of fees;

•
make or authorize any capital expenditure other than any capital expenditures that when added to all other capital expenditures made on behalf of Summit and its subsidiaries since the date of the merger agreement do not exceed the aggregate amount set forth in Summit’s capital expense budget (as set forth in a confidential schedule to the merger agreement) plus $5,000,000;

•
other than in connection with certain actions permitted by the merger agreement, make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances among Summit and any of its wholly owned subsidiaries and capital contributions to or investments in its wholly owned subsidiaries), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

•
other than (a) borrowings under Summit’s existing credit agreements in the ordinary course of business and in an aggregate principal amount not to exceed $25,000,000 or (b) indebtedness incurred between Summit and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by Summit of indebtedness of any wholly owned subsidiary that existed as of the date of the merger agreement, (i) incur (or amend in any material respect the terms of) any indebtedness for borrowed money or any debt securities (or, in each case, guarantees thereof) or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money of any other person;

•
other than in connection with any stockholder or derivative litigation, commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise or settle any legal proceedings that would require a payment by Summit in excess of $5,000,000 in the aggregate (net of amounts covered by insurance or indemnification agreements with third parties), other than (i) as required by their terms as in effect as of the date of the merger agreement or (ii) claims reserved against in Summit’s financial statements (for amounts not materially in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of such legal proceeding does not include any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such waiver, release, assignment, compromise or settlement) to be performed, or the admission of wrongdoing, by Summit or any of its subsidiaries or any of their respective officers or directors;

•
(a) amend or modify in any material respect, waive any material rights under, or voluntarily terminate (other than any termination in accordance with the terms of an existing material contract) any material contract or (b) enter into any contract which if entered into prior to the date of the merger agreement would have been a material contract, in each case other than (i) the automatic renewal or extension of any material contract pursuant to its terms or on terms not materially less favorable for Summit or otherwise in the ordinary course of business;

•
except to the extent required by applicable law (including Section 409A of the Code) or a Summit employee benefit plan existing as of the date of the merger agreement, (i) increase or grant any increase in the compensation or benefits (except as permitted under clause (ii) below) of any current or former Summit service provider, other than (x) increases in base wages or salary in the ordinary course of business consistent with past practice or (y) increases in annual cash bonus targets in the ordinary course of business consistent with past practice, (ii) amend any Summit employee benefit plan (other than annual renewals in the ordinary course of business consistent with past practice or any amendment that does not materially increase the benefits under, or materially increase the cost to Summit or any of its subsidiaries of maintaining, the applicable Summit employee benefit plan) or establish or adopt any new Summit employee benefit plan, (iii) accelerate the vesting of or the lapsing of restrictions with respect to, or otherwise fund or secure the payment of, any compensation or benefits under any Summit employee benefit plan, (iv) amend or modify the terms of any outstanding Summit equity awards or Summit warrants, (v) provide any obligation to gross-up, indemnify or otherwise reimburse any Summit service provider for any tax incurred by any such individual, including under Section 409A or 4999 of the Code, as amended, (vi) grant or provide any severance or termination payments or benefits to any Summit service provider other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice and subject to the execution and non-revocation of a release of claims in favor of Summit and its subsidiaries, or (vii) hire or fire any employees with annual base compensation of greater than $200,000, except for terminations for “cause” or to the extent consistent with Summit’s employment policies;

•
unless required by applicable law or pursuant to Summit’s existing collective bargaining agreements, (i) enter into or materially amend any of Summit’s collective bargaining agreements or (ii) recognize or certify any labor organization or group of employees as the bargaining representative for any employees of Summit or any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the merger);
•
change its methods of financial accounting or make any material change in any method of financial accounting practice or working capital or cash management practice or policy, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

•
make, change or revoke any material tax election, change any tax accounting period, make any material change in any of its methods of tax accounting, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment with respect to any material amount of taxes, enter into any material tax sharing, closing, or similar agreement in respect of any material taxes, obtain or request any material tax ruling, or settle or compromise any material tax claim, audit or assessment;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any person covered by Item 404 of Regulation S-K that would be required to be disclosed pursuant to Item 404;

•
adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan (provided that, for the avoidance of doubt, this requirement does not limit Summit’s right to take certain actions contemplated by the merger agreement); or

•	agree, resolve or commit to do any of the foregoing.
Conduct of Businesses of Quikrete Prior to Completion of the Merger
The merger agreement also provides for certain restrictions on Quikrete’s activities until the earlier of the effective time or the date the merger agreement is terminated. In general, Quikrete must not and must cause its subsidiaries not to take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Quikrete and Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement, including the financing thereof.
Stockholder Meeting and Board Recommendation
As promptly as practicable after the date of the merger agreement (and in no event no later than 15 business days after the date of the merger agreement), Summit must prepare (with the assistance and cooperation of Quikrete as reasonably requested by Summit) and file or cause to be filed with the SEC this proxy statement. Quikrete and Summit must also cooperate in responding to any comments from the SEC and must use their respective reasonable best efforts to have this proxy statement cleared by the SEC as promptly as reasonably practicable after the filing.
Summit must, as promptly as practicable (and in any event within five business days) following the date the SEC advises that it has no further comments on this proxy statement or that Summit may commence mailing this proxy statement, duly call (including establishing a record date for) and give notice of, and commence mailing of this proxy statement to holders of shares of Summit common stock as of the record date established for, a meeting of such holders to take place within 40 days following the mailing of this proxy statement to Summit stockholders, for purposes of submitting the merger agreement proposal to its stockholders for adoption. The special meeting constitutes that required meeting of the Summit stockholders.
Subject to the ability of the Summit board of directors to make an adverse recommendation change (as defined below), the Summit board of directors is required to recommend to Summit stockholders the adoption of the merger agreement, and Summit is required to include that recommendation in this proxy statement and use reasonable best efforts to obtain from the Summit stockholders the approval of the merger agreement proposal.
Under the terms of the merger agreement, Summit may adjourn or postpone the Summit special meeting (a) with the consent of Quikrete or (b) to the extent Summit believes in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the proxy statement is provided to the holders of Summit common stock within a reasonable amount of time in advance of the Summit special meeting, (ii) due to applicable law (including fiduciary duties) or request from the SEC, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Summit stockholder approval or (iv) to allow reasonable additional time to ensure there are sufficient shares of Summit common stock represented and voting to constitute a quorum necessary to conduct the business of the special meeting.
Unless the merger agreement is terminated in accordance with its terms, Summit must submit the merger agreement to its stockholders for adoption at the special meeting even if the Summit board of directors has made an adverse recommendation change.
Without the prior written consent of Quikrete, the adoption of the merger agreement will be the only matter (other than procedural or routine matters and other matters required by applicable law) that Summit may propose to be acted on by Summit’s stockholders at the special meeting. Summit must agree to use reasonable efforts to provide Quikrete periodic updates concerning proxy solicitation results as reasonably requested by Quikrete (including, if requested, providing daily voting reports to the extent reasonably practicable).
No Solicitation of Other Offers by Summit
Under the terms of the merger agreement, subject to certain exceptions described below, Summit has agreed that, from and after the date of the merger agreement until the earlier of the effective time or the date (if any) the merger agreement is terminated, Summit will not, will cause its subsidiaries as well as Summit’s and its subsidiaries’ respective officers and directors, and Summit’s financial advisors in their capacity as such, not to, and will instruct its and its subsidiaries’ other representatives not to, directly or indirectly:
(a)
solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

(b)
enter into, participate in, engage in or respond to any discussions or negotiations with, furnish any material nonpublic information relating to Summit or any of its subsidiaries or knowingly afford access to the business, properties, assets, books or records, or to any personnel of Summit or any of its subsidiaries to, or otherwise knowingly cooperate with, any third party, in each case relating to an acquisition proposal by such third party or that would reasonably be expected to lead to an acquisition proposal;

(c)
(i) withhold (or qualify or modify in a manner adverse to Quikrete or Merger Sub), or publicly announce its intention to do the same, the Summit board of directors’ recommendation that Summit stockholders vote to adopt the merger agreement, or fail to include such recommendation in this proxy statement, (ii) other than with respect to a tender offer or exchange offer, within 10 business days of Quikrete’s written request, fail to make or reaffirm such recommendation following the date any acquisition proposal or any material modification thereto is first published or broadly sent or given to the Summit stockholders (provided that Quikrete will be entitled to make such a written request for reaffirmation only once for each acquisition proposal and for each material modification to such acquisition proposal) or (iii) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the Exchange Act within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any of the foregoing in clauses (i) through (iii) referred to as an “adverse recommendation change”); or

(d)
enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an acquisition proposal.

In addition, under the merger agreement, Summit has agreed that it will, and will cause its subsidiaries and Summit’s and its subsidiaries’ respective officers and directors, and will instruct its and its subsidiaries’ other representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any third party and its representatives first conducted on or prior to the date of the merger agreement with respect to any acquisition proposal. Summit also agreed to, within four business days after the date of the merger agreement, (a) request in writing that each person that had previously executed a confidentiality agreement in connection with its consideration of an acquisition proposal or potential acquisition proposal promptly destroy or return to Summit all nonpublic information previously furnished by Summit or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement and (b) terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by such person and its representatives.
Notwithstanding the prohibitions described above, if prior to the Summit stockholders adopting the merger agreement, Summit receives a bona fide written offer, inquiry, proposal or indication of interest from a third party with respect to an acquisition proposal that did not result from a material breach of Summit’s non-solicitation obligations and the Summit board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a superior proposal (as defined below), Summit may engage in negotiations or discussions with such third party and its representatives and furnish to such third party or its representatives nonpublic information relating to Summit or any of its subsidiaries and afford access to the business, properties, assets, books or records and personnel of Summit or any of its subsidiaries pursuant to a confidentiality agreement with such third party that contains terms, taken as a whole, not materially less restrictive than those contained in the confidentiality agreement between Summit and Quikrete, provided that Summit also provides Quikrete the same such material nonpublic information (to the extent not previously provided to Quikrete) substantially contemporaneously with (and in any event within 24 hours of) providing it to the third party. If the third party making such acquisition proposal is a competitor of Summit or its subsidiaries or of Quikrete, Summit will use reasonable best efforts not to provide competitively sensitive information to such person other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information.
Under the merger agreement, Summit is obligated to notify Quikrete promptly (and in any event within 24 hours) of any receipt by Summit of any acquisition proposal (including any bona fide offer, inquiry, proposal or indication of interest with respect thereto) or any amendment or modification to the material terms of any previously received acquisition proposal. The notice must include, to the extent then known to Summit, the identity of the person making such acquisition proposal and the material terms and conditions thereof, including unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to Summit that describe such material terms and conditions. Summit must also notify Quikrete promptly (and in any event within 24 hours) of any request for nonpublic information relating to the Summit or any of its subsidiaries or for access to the business, properties, assets, books or records or personnel of Summit or any of its subsidiaries by any third party that has notified Summit that it is considering making, or has made, an acquisition proposal.
Without limiting the foregoing, Summit must keep Quikrete reasonably informed on a reasonably current basis (but in no event less often than once every 24 hours) of any changes (or any material discussions with respect thereto) to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to Summit that describe such material terms and conditions thereof) of any acquisition proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto).
An “acquisition proposal” for purposes of the merger agreement means any bona fide third party offer or proposal relating to:
•
any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets, net revenues or net income of Summit and its subsidiaries or 20% or more of any class of equity or voting securities of Summit or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets, net revenues or net income of Summit and its subsidiaries;

•
any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Summit or any of its subsidiaries whose assets, net revenues or net income, as applicable, individually or in the aggregate, constitute 20% or more of the consolidated assets, net revenues or net income of Summit and its subsidiaries; or

•
a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Summit or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets, net revenues or net income of Summit or its subsidiaries.

A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal, made after the date of the merger agreement (but substituting “50%” for all references to “20%” in the definition of such term) that the Summit board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to Summit stockholders (solely in their capacity as such) than the merger, in each case, taking into consideration:
•
all relevant factors (including the identity of the counterparty, the terms and conditions of such acquisition proposal (including the transaction consideration, conditionality, timing, legal and financial terms (including any break-up fee), certainty of financing and regulatory approvals and the expected timing and likelihood of consummation and such other factors determined by the Summit board of directors in good faith to be relevant)); and

•	if applicable, any changes to the terms of the merger agreement proposed by Quikrete pursuant to Quikrete’s “match rights,” described below under “—Change of Recommendation; Match Rights.”
Change of Recommendation; Match Rights
The merger agreement requires the Summit board of directors to recommend that Summit stockholders vote to adopt the merger agreement and not make an adverse recommendation change as described above. Notwithstanding the foregoing, prior to the Summit stockholders adopting the merger agreement:
•
the Summit board of directors may, in response to a bona fide offer, inquiry, proposal or indication of interest from a third party with respect to an acquisition proposal that did not result from a material breach of Summit’s non-solicitation obligations, make an adverse recommendation change or terminate the merger agreement in order to substantially concurrently enter into a written definitive agreement for a superior proposal; or

•
the Summit board of directors may make an adverse recommendation change in response to an intervening event (as defined below) if the Summit board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Prior to making an adverse recommendation change for any reason set forth above, Summit must provide Quikrete four business days’ prior written notice advising Quikrete that it intends to make an adverse recommendation change or terminate the merger agreement. The notice must specify in reasonable detail the facts and circumstances relating to the adverse recommendation change due to an intervening event (as defined below), or the terms of the superior proposal (including the identity of the person or group making such proposal, a copy of any proposed definitive agreement and all other documentation and information described above under “—No Solicitation of Other Offers by Summit”) for any adverse recommendation change due to a superior proposal.
In each case, Summit must, and must cause its representatives to, negotiate in good faith (to the extent Quikrete wishes to negotiate) during such four business day period any proposal by Quikrete to amend the merger agreement in a manner that would eliminate the need for the Summit board of directors to make an adverse recommendation change. The Summit board of directors must make all of the required determinations regarding its fiduciary duties again at the end of such four business day period (after in good faith taking into account the amendments to the merger agreement proposed by Quikrete) and may only make its adverse recommendation change if it determines at the end of such four business day period that the failure to make such adverse recommendation change would be inconsistent with its fiduciary duties under applicable law, and, in the case of superior proposal, that the acquisition proposal continues to constitute a superior proposal. With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the form, amount or timing of payment of consideration proposed to be received by Summit stockholders as a result of such superior proposal), Summit must again comply with the obligations described in this paragraph, except that references to the applicable four business day period will be replaced with three business days.

An “intervening event” for purposes of the merger agreement is any material event, fact, circumstance, development or occurrence that:
•
was not known to or reasonably foreseeable by the Summit board of directors as of the date of the merger agreement, which event or circumstance becomes known to or by the Summit board of directors prior to receipt of Summit stockholders’ approval of the merger agreement proposal or was known to or reasonably foreseeable by the Summit board of directors as of the date of the merger agreement, but the consequences of which (or the magnitude thereof) were not; and

•	does not relate to an acquisition proposal;
provided that in no event will the following events constitute or be taken into account in determining the existence of an intervening event: (a) the fact, in and of itself, of Summit meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period, (b) changes in the market price or trading volume of Summit common stock (provided that, in the case of the foregoing clauses (a) and (b), the underlying causes of such effect may be considered and taken into account in determining whether there has been an intervening event) or (c) a breach of the merger agreement by Summit or events, facts, circumstance, developments or occurrences resulting from a breach of the merger agreement by Summit.
In addition, nothing in the merger agreement prohibits Summit or the Summit board of directors from (a) taking and disclosing to Summit stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by the merger agreement or an offer, inquiry, proposal or indication of interest with respect to an acquisition proposal (provided that neither Summit nor the Summit board of directors may make an adverse recommendation change unless permitted by the merger agreement), (b) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (c) contacting and engaging in discussions with any person or group and their respective representatives who has made an offer, inquiry, proposal or indication of interest with respect to an acquisition proposal that was not solicited in breach of the merger agreement solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such third party of the non-solicitation restrictions imposed by the merger agreement.
Efforts to Obtain Regulatory Clearances
Under the merger agreement, Quikrete and Summit are required to use reasonable best efforts to take, or cause to be taken (including by causing their affiliates to take), all actions (including instituting or defending any legal proceeding), and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable (and in any event, at least five business days prior to the outside date), including:
•
preparing and filing as promptly as reasonably practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•
obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as soon as practicable (and in any event, at least five business days prior to the outside date).

In furtherance and not in limitation of the obligations described in the previous paragraph, the merger agreement requires Summit and Quikrete to (and Quikrete to cause its affiliates to):
•
make (a) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event within 10 business days after the date of the merger agreement (unless the revised rules governing the form and information required in such filings under the HSR Act, published in the Federal Register on November 12, 2024, are in effect at the time such a filing would have to be made, in which case the Notification and Report Form pursuant to the HSR Act must be filed as promptly as reasonably practicable) (and such filings shall request early termination of any applicable waiting period under the HSR Act), which filing was timely made by the parties (and the waiting period will expire on January 6, 2025 at

11:59 p.m. Eastern Time, unless it is extended by request for additional information or terminated earlier or if Summit and Quikrete pull and refile, and (b) any other required filings pursuant to applicable competition laws as promptly as practicable after the date of the merger agreement. To facilitate these filings, each of Summit and Quikrete are required to (and Quikrete must cause its affiliates to) furnish to the other party as promptly as practicable all information within its (or its affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any applicable law in connection with the transactions contemplated by the merger agreement; and
•
respond as promptly as practicable to any inquiries received from any governmental authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable competition laws and use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other applicable competition laws as promptly as practicable.

Each of Quikrete and Summit agrees to take, or cause to be taken (including by causing their affiliates to take), all actions necessary to resolve any objections asserted or legal proceedings instituted by any governmental authority and obtain any needed authorization, consent or approval of a governmental authority or to avoid or eliminate any impediments under the HSR Act, any such other competition law or other applicable law as promptly as practicable so as to enable the consummation of the transactions contemplated by the merger agreement to occur no later than five business days prior to the outside date, including:
•	agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Quikrete, Summit or any of their respective affiliates;
•	terminating, amending or assigning any existing relationships and contractual rights and obligations;
•	terminating any venture or other arrangement;
•	granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any third party;
•
imposing limitations on Quikrete, Merger Sub, Summit or any of their respective affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets;

•	effectuating any other change to, or restructuring of, Quikrete, Summit or any of their respective affiliates;
•
opposing (a) any administrative or judicial legal proceeding that is initiated or threatened to be initiated challenging the merger agreement or the consummation of the transactions contemplated thereby (including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed) and (b) any request for, the entry of, and seek to have vacated or terminated, any order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including, in the case of either (a) or (b), by defending through litigation any legal proceeding brought by any person in any court or before any governmental authority, and pursuing all available avenues of administrative and judicial appeal, in each case, as may be required (i) by the applicable governmental authority in order to resolve such objections as such governmental authority may have to such transactions under the HSR Act or any other applicable law or (ii) by any domestic or foreign court or other tribunal in any legal proceeding challenging such transactions as violative of any competition law or any other applicable law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement; and

•
not taking any action (including entering into or consummating any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any person) if such action would (a) reasonably be expected to make it materially more likely that there would arise any impediments under any competition law or any other applicable law that may be asserted by any governmental authority to the consummation of the merger and the other transactions contemplated by the merger agreement as promptly as practicable or (b) impose any material delay in the expiration of any waiting period or obtaining of any approval from any governmental authority applicable to the transactions contemplated by the merger agreement.

However, Quikrete is not required to (and Summit and its subsidiaries may not, without Quikrete’s prior written consent) agree to take or effect the regulatory actions set forth in the first six bullets above with respect to any assets, licenses, operations, rights, product lines, businesses or interest therein of Quikrete, Summit or the surviving corporation (or any of their respective affiliates), that generated in the aggregate EBITDA (as defined in the merger agreement) during the fiscal year ended December 31, 2024 in excess of $25,000,000. However, at Quikrete’s request or with Quikrete’s written consent, Summit must agree to take any of the preceding regulatory actions with respect to the assets, licenses, operations, rights, product lines, businesses or interests of Summit and its subsidiaries so long as the effectiveness of such actions is contingent upon the consummation of the merger.
Under the merger agreement, Quikrete and Summit also agree to:
•
promptly notify the other parties of any substantive communication to that party from any governmental authority regarding the merger agreement or the transactions contemplated thereby and, subject to applicable law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any governmental authority and consider in good faith any comments such other may party may provide;

•
not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the merger agreement or the merger and the other transactions contemplated thereby unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate;

•
furnish the other parties with copies of all filings and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental authority or members or their respective staffs, on the other hand, with respect to any competition laws in connection with the merger agreement; and

•
consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the merger agreement relating to proceedings under any competition law.

Without limiting Quikrete’s obligation described above to use reasonable best efforts to take all steps as may be necessary, subject to the limitations described above, to obtain all required approvals, Quikrete and Summit have agreed that Quikrete will control the ultimate strategy and timing with respect to the antitrust matters described in this section, provided that Quikrete reasonably consults with and considers in good faith the input of Summit relating to such strategy and provided that Quikrete will not extend any waiting period under the HSR Act or under any other competition law or enter into any agreement with any governmental authority not to consummate the transactions contemplated by the merger agreement without Summit’s prior written consent, which, in the case of extending any such waiting period, will not be unreasonably withheld.
Employee Matters
For 12 months following the effective time, Quikrete will provide each Summit employee (other than those who are covered under a collective bargaining agreement) whose employment continues after the effective time (each referred to as a “continuing employee”) (i) an annual rate of base salary or wages that is no less favorable than the annual rate of base salary or wages provided to such continuing employee as of immediately prior to the effective time, (ii) target annual cash bonus or other short-term cash incentive opportunities that are no less favorable than those provided to such continuing employee as of immediately prior to the effective time, (iii) employee benefits that, on an aggregate basis, are at least substantially comparable to the employee benefits provided to such continuing employee as of immediately prior to the effective time (excluding equity and other long-term incentive compensation and awards, change in control and retention bonuses, defined benefit pension plans, nonqualified deferred compensation, post-employment welfare benefits and severance), and (iv) certain severance protections that are no less favorable than specified in the disclosure schedules.
Directors’ and Officers’ Indemnification and Insurance
Under the merger agreement, for a period of six years after the effective time, Quikrete must, and must cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of Summit or its subsidiaries as in effect on the date of the merger agreement, each current and former director and officer of Summit and its subsidiaries and their respective successors and heirs against any losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with such parties’ having served as a director or officer of Summit prior to the effective time.
In addition, for a period of six years following the effective time, the surviving corporation is required to (and Quikrete is required to cause the surviving corporation to) maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries (or in such documents of any successor to the business of the surviving corporation or its subsidiaries) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.
Prior to the effective time, (a) Summit will, (b) if Quikrete elects, Quikrete will, or (c) if Summit is unable to, the surviving corporation will (and Quikrete will cause the surviving corporation to) as of the effective time, purchase (and fully pay the premium for) a prepaid, noncancellable directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy on terms and conditions (in both amount and scope) no less favorable than the current coverage of Summit’s existing policies, which insurance policies will (i) be for a period of six years after the effective time with respect to matters arising at or prior to the effective time, (ii) be from an insurance carrier with the same or better credit rating as Summit’s current insurance carrier with respect to such insurance policies and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Summit’s existing policies as of the date of the merger agreement, provided Summit shall not be permitted to pay a premium amount in excess of 300% of the premium amount per annum for Summit’s existing policies for any such extension policy without Quikrete’s prior written consent. If Summit or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time, the surviving corporation must maintain in effect, for a period of at least six years from the effective time, Summit’s directors’ and officers’ liability insurance and fiduciary liability insurance policies in place as of the date of the merger agreement with Summit’s current insurance carrier or with an insurance carrier with the same or better credit rating with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Summit’s existing policies as of the date of the merger agreement, or the surviving corporation must purchase from Summit’s current insurance carrier or from an insurance carrier with the same or better credit rating comparable insurance policies for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Summit’s existing policies as of the date of the merger agreement, provided that in no event must Quikrete or the surviving corporation expend for such policies a premium amount in excess of 300% of the premium amount per annum for Summit’s existing policies, and if the cost of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.
Financing of the Merger
Quikrete intends to fund the cash portion of the merger consideration with proceeds from new debt financing together with cash on hand. Concurrently with the entry into the merger agreement, Quikrete entered into the debt commitment letter, pursuant to which the lenders have committed to provide to Quikrete term debt financing in an aggregate principal amount of $9,200,000,000 (including up to $6,700,000,000 in bridge financing) together with a committed asset based revolving credit facility in an aggregate principal amount of up to $1,500,000,000 (subject to customary borrowing base limitations). The obligations of the lenders to provide debt financing under the debt commitment letter are subject to certain customary conditions, including (a) the execution and delivery of definitive documentation with respect to such financing in accordance with the debt commitment letter and (b) the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement. The receipt of financing by Quikrete is not a condition to Quikrete’s obligations to complete the merger.
Financing Cooperation; Actions with Respect to Summit Debt
Under the merger agreement, Summit will use its reasonable best efforts to, and shall cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the debt financing as may be reasonably requested by Quikrete that is necessary and customary for financings of the type contemplated by the debt commitment letter, subject to certain limitations set forth in the merger agreement.

In connection with the merger, Quikrete intends to, in coordination with Summit, fully repay the loans outstanding and terminate all commitments available under that certain Amended and Restated Credit Agreement, dated as of July 17, 2015, among Summit Materials, LLC, (“Summit LLC”) as borrower, the guarantors party thereto, the several banks and other financial institutions or entities party thereto, Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swing line lender, and the other parties thereto, as amended prior to the closing date (the “Summit credit agreement”). The merger agreement provides that Summit shall use its reasonable best efforts and shall cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to, cooperate with Quikrete in connection with the payoff of the Summit credit agreement and the release of related liens. If requested by Quikrete, at or immediately prior to the effective time, Summit will use its reasonable best efforts to (i) deliver to Quikrete copies of payoff letters for the Summit credit agreement in commercially reasonable form and (ii) make arrangements for the release of all related liens and other security over Summit’s and its subsidiaries’ properties and assets securing such obligations.
In connection with the merger, Quikrete intends to, in coordination with Summit, fully repay the loans outstanding and terminate all commitments available under (i) that certain Indenture, dated as of March 15, 2019, by and among Summit LLC, Summit Materials Finance Corp (“Summit Finance”), the guarantors named therein and Wilmington Trust, National Association (“Wilmington”), as trustee (the “2027 Indenture”), (ii) that certain Indenture, dated as of August 11, 2020, by and among Summit LLC, Summit Finance, the guarantors named therein and Wilmington (the “2029 Indenture”) and (iii) that certain Indenture, dated as of December 14, 2023, by and among Summit LLC, Summit Finance, the guarantors named therein and Wilmington, as trustee (the “2031 Indenture” and, together with the 2027 Indenture and the 2029 Indenture, the “Summit Indentures”). The merger agreement provides that Summit shall use its reasonable best efforts to, and shall cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to, cooperate with Quikrete in connection with the payoff of the Summit Indentures and the release of related liens. To the extent requested by Quikrete and permitted by the terms of the Summit Indentures, Summit will cooperate with Quikrete (i) in offering to purchase, at or immediately prior to the effective time, all of the outstanding aggregate principal amounts of the notes outstanding under the Summit Indentures and (ii) with any other related action reasonably requested by Quikrete, including preparing and delivering notices of redemption for the Summit Indentures and preparing all other documents as may be required to affect such redemptions, the discharge of the related indentures and the release of liens in connection therewith.
This proxy statement does not constitute a notice of repayment or redemption of any of the foregoing. See the section titled “The Merger (Proposal 1)—Financing of the Merger.”
Other Covenants
The merger agreement contains additional agreements of Quikrete, Summit and Merger Sub relating to, among other things:
•	the coordination between Quikrete and Summit regarding press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;
•	Quikrete taking all action necessary to cause Merger Sub to perform its obligations under the merger agreement;
•	the notification of certain matters and the settlement of any litigation in connection with the merger agreement;
•
actions to cause the disposition of equity securities of Summit held by each individual who is a director or officer of Summit pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	the termination of the tax receivable agreement entered into among Summit and the other persons party thereto, dated March 11, 2015;
•	the removal or resignation of each member of the Summit board of directors; and
•	the de-listing from the NYSE of Summit shares and deregistration under the Exchange Act.

Conditions to the Merger
The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:
•	Summit stockholders having approved the adoption of the merger agreement in accordance with the DGCL;
•
no order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger being in effect;

•
the approval of the United States Nuclear Regulatory Commission, the Alabama Department of Public Health, the South Carolina Department of Health and Environmental Control and the Iowa Department of Health and Human Services with respect to certain radioactive materials licenses held indirectly by Summit having been obtained; and

•
any applicable waiting period (including any extension thereof and any timing agreement with a governmental authority) under the HSR Act and the Competition Act (Canada) relating to the merger having expired or been terminated.

The obligations of Quikrete and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:
•
Summit having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•
(a) the representations and warranties of Summit set forth in the merger agreement regarding corporate existence and power and non-contravention being true and correct in all respects (after giving effect to the materiality qualifiers set forth in the merger agreement), (b) the representations and warranties of Summit set forth in the merger agreement regarding Summit’s corporate authorization, finders’ fees, opinion of its financial advisor, capitalization and takeover statutes (i) that are not qualified by material adverse effect or other materiality qualifications being true and correct other than for de minimis inaccuracies and (ii) that are qualified by material adverse effect or other materiality qualifiers being true and correct without disregarding such material adverse effect or other materiality qualifiers qualifications, (c) the representations and warranties of Summit set forth in the merger agreement regarding changes, events or effects that have or would reasonably be expected to have, individually or in the aggregate a material adverse effect on Summit being true and correct in all respects and (d) all other representations and warranties of Summit set forth in the merger agreement (without giving effect to any materiality or material adverse effect qualifications contained therein) being true and correct, except in the case of this clause (d), for such failure to be true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Summit, in the case of each of clauses (a) through (d), as of the closing date of the merger as though made on and as of the closing date of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•	no material adverse effect on Summit having occurred since the date of the merger agreement; and
•
Quikrete having received from Summit a certificate, signed by an executive officer of Summit, certifying to the effect that the conditions set forth in the foregoing three bullets have been satisfied (such conditions in the first, second, third and this fourth bullet, referred to as the “specified Quikrete conditions”).

The obligation of Summit to effect the merger is subject to the satisfaction or waiver of the following additional conditions:
•
each of Quikrete and Merger Sub having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•
(a) the representations and warranties of Quikrete and Merger Sub set forth in the merger agreement regarding corporate existence and power, non-contravention, finders’ fees and solvency (i) that are not qualified by material adverse effect or other materiality qualifiers being true and correct in all respects other than for de minimis inaccuracies and (ii) that are qualified by material adverse effect or other materiality qualifiers being true and correct without disregarding such material adverse effect or other materiality qualifiers qualifications and (b) all other representations and warranties of Quikrete and Merger Sub set forth in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect contained therein) being true and correct in all respects, except in the case of this clause (b), for such failure to be true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Quikrete, in the case of each of clauses (a) through (b), as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and
•	Summit having received from Quikrete a certificate, signed by an executive officer of Quikrete, certifying to the effect that the conditions set forth in the foregoing two bullets have been satisfied.
Termination of the Merger Agreement
Termination by Quikrete or Summit
The merger agreement may be terminated at any time before the effective time:
•	by mutual written consent of Quikrete and Summit; or
•	by either Quikrete or Summit, if:
•
the merger has not been consummated on or before the outside date, which is August 24, 2025 (the “initial outside date”, and as may be extended pursuant to the terms of this bullet, the “outside date”); provided that the outside date will be automatically extended until November 24, 2025 if, on the initial outside date, any court or other governmental authority of competent jurisdiction has issued an order prohibiting, rendering illegal or permanently enjoining the merger (which order arises under any competition law) or the applicable waiting period under the HSR Act or the Competition Act (Canada) has not expired or been terminated and all other conditions to the merger are satisfied (or, in the case of conditions that by their nature are to be satisfied by actions taken at the closing of the merger, are then capable of being satisfied if the closing of the merger were to occur on such date); provided further that the first extended outside date will be automatically extended to February 24, 2026, if, at 5:00 p.m. New York City time on November 24, 2025, any court or other governmental authority of competent jurisdiction has issued an order prohibiting, rendering illegal or permanently enjoining the merger (which order arises under any competition law) or the applicable waiting period under the HSR Act or the Competition Act (Canada) has not expired or been terminated and all other conditions to the merger are satisfied (or, in the case of conditions that by their nature are to be satisfied by actions taken at the closing of the merger, are then capable of being satisfied if the closing of the merger were to occur on such date); provided further that in the event the marketing period has commenced but has not completed or has been terminated as of the outside date, the outside date will be automatically extended to the date that is seven business days following the then-expected end date of the marketing period; provided, further, that the right to terminate the merger agreement described herein will (i) not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has materiality contributed to or resulted in the failure of the closing of the merger to occur on or before the outside date and (ii) be subject to the provision of the merger agreement that provides that the parties to the merger agreement waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law;

•
any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order rendering illegal or permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; provided that, at the time at which such person would otherwise exercise such termination right, the material breach by such person (and, in the case of Quikrete, Merger Sub’s) of its (or their) obligations under the merger agreement has not materially contributed to, or resulted in, the events specified in this bullet; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the Summit stockholders have not adopted the merger agreement.

Termination by Summit
The merger agreement may be terminated at any time before the effective time by Summit if:
•
prior to Summit stockholders adopting the merger agreement, the Summit board of directors authorizes Summit to enter into a written definitive agreement concerning a superior proposal in accordance and in compliance with Summit’s obligations described under “—No Solicitation of Other Offers by Summit” and “—Change of Recommendation; Match Rights” (and with such agreement being entered into substantially concurrently with the termination of the merger agreement); provided that concurrently with such termination, Summit pays to Quikrete the $279,000,000 termination fee described below; or

•
Quikrete and/or Merger Sub have breached any representation or warranty or failed to perform their respective covenants or agreements under the merger agreement that (a) causes any of the conditions to Summit’s obligations to consummate the merger not to be satisfied and (b) is incapable of being cured or, if capable of being cured, is not cured by the date that is 20 business days after its receipt of written notice thereof from Summit (or, if earlier, five business days prior to the outside date); provided that Summit is not then in material breach of the merger agreement, nor is there any inaccuracy of any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of any of the conditions to Quikrete’s obligations to consummate the merger.

Termination by Quikrete
The merger agreement may be terminated at any time before the effective time by Quikrete if:
•
prior to the Summit stockholders adopting the merger agreement, the Summit board of directors has effected an adverse recommendation change as described under “—No Solicitation of Other Offers by Summit” or “—Change of Recommendation; Match Rights”; or

•
Summit has breached any representation or warranty or failed to perform its covenants or agreements under the merger agreement that (a) causes any of the conditions to Quikrete’s obligations to consummate the merger not to be satisfied and (b) is incapable of being cured or, if capable of being cured, is not cured by the date that is 20 business days after its receipt of written notice thereof from Quikrete (or, if earlier, five business days prior to the outside date); provided that neither Quikrete nor Merger Sub is then in material breach of the merger agreement, nor is there any inaccuracy of any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of the condition to Summit’s obligations to close the merger related to the absence of Quikrete’s and Merger Sub’s breach of the merger agreement.

Termination Fee and Expenses
Summit Termination Fee
The merger agreement provides that Summit will pay Quikrete a termination fee of $279,000,000 if:
•	Summit terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal;
•	Quikrete terminates the merger agreement after the Summit board of directors has effected an adverse recommendation change; or
•
(a) the merger agreement is terminated by (i) Quikrete or Summit because (A) the Summit stockholder approval for the adoption of the merger agreement has not been obtained by the outside date or (B) the special meeting (including any adjournments or postponements thereof) has concluded and Summit stockholders have not adopted the merger agreement or (ii) Quikrete because of Summit’s breach of or failure to perform or comply with, one or more of its representations, warranties, covenants or agreements under the merger agreement, (b) after the date of the merger agreement and prior to the valid termination of the merger agreement, an acquisition proposal is publicly made or disclosed and not publicly withdrawn or otherwise abandoned at least two business days prior to such termination and (c) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into by Summit. (For purposes of this bullet, the term “acquisition proposal” has the meaning assigned to such term as described under “No Solicitation of Other Offers by Summit,” except that all references to “20%” will be replaced with references to “50%.”).

In no event will Summit be obligated to pay the termination fee on more than one occasion. Except in the case of fraud by Summit, upon any termination of the merger agreement under circumstances where the termination fee is payable and paid in full, the receipt by Quikrete of the Summit termination fee will be the sole and exclusive remedy of Quikrete and Merger Sub in connection with the merger agreement and neither Quikrete nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Summit or any of Summit’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement.
Effect of Termination
In the event of termination of the merger agreement in accordance with the terms of the merger agreement, the merger agreement will become void (except that provisions relating to the effect of termination, payment of the termination fee and certain other provisions, together with the confidentiality agreement between Summit and Quikrete, will survive any such termination, provided that if the merger agreement is terminated by Summit in connection with Summit’s entering into a definitive written agreement concerning a superior proposal, then effective immediately as of such termination, the standstill obligations binding on Quikrete under the confidentiality agreement between Summit and Quikrete will be of no further force and effect), and there will be no liability on the part of any of the parties (or any of their respective stockholders, directors, officers, employees, agents, consultants or representatives), except that no party will be relieved of liability for fraud or any material and willful breach of the merger agreement.
Remedies; Maximum Liability
The merger agreement provides that, except in the case of fraud, upon any termination of the merger agreement under circumstances where the termination fee is payable by Summit and such termination fee is paid in full, the receipt by Quikrete of the termination fee will be the sole and exclusive remedy of Quikrete and Merger Sub in connection with the merger agreement or the transactions contemplated thereby, and neither Quikrete nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Summit or any of Summit’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.
Specific Performance
The merger agreement provides that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties will not assert (or interpose as a defense or in opposition) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
Fees and Expenses
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the cost or expense.
Amendments and Waivers
At any time prior to the effective time of the merger, the parties may amend or waive any provision of the merger agreement. Any such amendment must be in writing and signed by each party to the merger agreement and any such waiver must be in writing and signed by each party against whom the waiver is to be effective. After the Summit stockholders have approved and adopted the merger agreement, there will be no amendment or waiver that would require the further approval of the Summit stockholders under the DGCL without such approval having first been obtained. Moreover, certain sections may not be amended or waived in a manner that is adverse in any respect to Quikrete’s financing sources or certain of their related parties without the prior written consent of such persons.

Governing Law and Venue; Waiver of Jury Trial
Other than in respect of certain actions against the parties providing financing to Quikrete or its subsidiaries in connection with the transactions contemplated by the merger agreement (which actions will be governed by the laws of the State of New York), the merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.
The parties agreed that any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding seeking to enforce any provision of, relating to, or in connection with, the merger agreement will be brought exclusively in the Delaware Court of Chancery or, if such court does not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware.
Each party irrevocably and unconditionally waived any and all right to trial by jury in any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding arising out of, related to, or in connection with the merger agreement or the transactions contemplated thereby.

THE VOTING AGREEMENT
The following describes the material provisions of the voting agreement, which is attached as Annex B to this proxy statement and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. Summit encourages you to read carefully the voting agreement in its entirety.
Contemporaneously and in connection with the execution of the merger agreement, in their respective capacities as record and beneficial owners of Summit common stock, the supporting stockholders entered into a voting agreement with Quikrete pursuant to which each of the supporting stockholders agreed, among other things, to vote their shares of Summit common stock (i) in favor of any proposal to approve the adoption of the merger agreement and approve the merger, (ii) in favor of any proposal to postpone, recess or adjourn a meeting at which there is a proposal to approve the adoption of the merger agreement to a later date if there are not sufficient votes to approve the adoption of the merger agreement or if there is not a quorum present; (iii) against, and not provide any written consent with respect to or for, the approval or adoption of, (a) any amendment or modification of Summit’s organizational documents, any reorganization, recapitalization, sale of all or substantially all of Summit’s assets, liquidation or winding up of, or any other extraordinary transaction involving Summit or any of its subsidiaries or any other action that is intended or would reasonably be expected to, result in any of the conditions to Summit’s, Quikrete’s or Merger Sub’s obligations to consummate the merger under the merger agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Summit contained in the merger agreement or such supporting stockholder contained in the voting agreement, (b) any acquisition proposal or (c) any proposal that delays or imposes any additional restrictions or conditions on the payment of the merger consideration or imposes any additional conditions on the consummation of the merger or (iv) any proposal that alters or changes the amount or kind of consideration to be paid to the holders of Summit’s securities in connection with the merger. In addition, pursuant to the voting agreement, each of the supporting stockholders revoked all previous proxies that such supporting stockholder had granted with respect to its shares of Summit common stock (other than proxies granted pursuant to the stockholder agreement).
Pursuant to the voting agreement, Quikrete agreed to ensure that, effective as of immediately following the effective time, certain provisions of the restrictive covenant agreement, dated January 12, 2024, between Grupo Argos S.A., Cementos and Summit, will be of no further force and effect. The applicable provisions include (i) a non-compete obligation that restricts the ability of Grupo Argos S.A. and Cementos to own any interest in, operate or acquire any business that competes with Summit in certain respects and (ii) a right of first offer granted to Summit by Grupo Argos S.A. and Cementos with respect to certain business opportunities.
The voting agreement terminates upon the earlier of (i) the effective time of the merger, (ii) such time as the merger agreement is validly terminated in accordance with its terms, (iii) the termination of the voting agreement by the written agreement of the parties thereto, (iv) the date on which any amendment or waiver to the merger agreement is effected without the prior written consent of Cementos that (a) decreases the merger consideration, (b) changes the form of the merger consideration or (c) is otherwise adverse to the supporting stockholders in their capacities as record and beneficial owners of Summit common stock, in any material respect, or (v) the occurrence of an adverse recommendation change in respect of an intervening event.
In connection with the execution of the voting agreement, Summit waived, effective as of the execution of the merger agreement and the voting agreement, and solely to the extent implicated by the execution and delivery of the voting agreement or the performance by the supporting stockholders of their obligations thereunder, all restrictions in the stockholder agreement that would restrict the ability of the supporting stockholders to execute and deliver the voting agreement and perform their respective obligations thereunder, including a restriction on the ability of the supporting stockholders to vote all of their shares of Summit common stock in favor of the merger agreement proposal.
For more information regarding the security ownership of the supporting stockholders, please see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

APPRAISAL RIGHTS OF SUMMIT STOCKHOLDERS
General
Holders of Summit common stock will become entitled to receive the merger consideration as a result of the merger. The holders and “beneficial owners” (as defined for this purpose in Section 262(a) of the DGCL) of Summit common stock will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger.
If you hold or “beneficially own” one or more shares of Summit common stock and comply with all requirements set forth in Section 262 of the DGCL in connection with the merger, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Summit stockholder or beneficial owner awarded “fair value” for its, his or her shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration. Any Summit stockholder or beneficial owner wishing to preserve their rights to appraisal must make a demand for appraisal as described below.
The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex E to this proxy statement. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Summit common stock and references to a “beneficial owner” are to a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.
Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of approval of the merger agreement proposal, Summit, not less than 20 days prior to the meeting, must notify each stockholder who was a Summit stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This proxy statement constitutes the required notice, and the copy of Section 262 of the DGCL is attached as Annex E to this proxy statement. A person who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex E carefully and consult with legal advisors. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration.
How to Exercise and Perfect Your Appraisal Rights
Persons wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:
•
you must NOT vote in favor of approval of the merger agreement proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the merger agreement proposal, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against approval of the merger agreement proposal or abstain from voting your shares on the approval of the merger agreement proposal;

•
you must deliver to Summit a written demand for appraisal before the vote on the approval of the merger agreement proposal at the special meeting, as described further below, and be a Summit stockholder of record or beneficial owner at the time of the making of such demand;

•	you must continuously hold (or beneficially own, as the case may be) the shares of Summit common stock from the date of making the demand through the effective date of the merger; and
•
you or the surviving corporation (or any other person that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Summit stockholders and beneficial owners to initiate all necessary action to perfect their appraisal rights in respect of shares of Summit common stock within the time prescribed in Section 262 of the DGCL.

Voting, in-person at the special meeting or by proxy, against, abstaining from voting on or failing to vote on the approval of the merger agreement proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.
Who May Exercise Appraisal Rights
A Summit stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Summit, before the vote on the merger agreement proposal at the special meeting, a written demand for the appraisal of such Summit stockholder’s or beneficial owner’s shares of Summit common stock. In addition, that Summit stockholder or beneficial owner must not vote or submit a proxy in favor of the merger agreement proposal. A vote in favor of the merger agreement proposal, in person at the special meeting or by proxy (whether by mail or via the Internet or telephone), will nullify any previously filed written demands for appraisal with respect to such Summit stockholder’s shares of Summit common stock. A Summit stockholder exercising appraisal rights must hold of record the shares of Summit common stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A beneficial owner exercising appraisal rights must own the shares of Summit common stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the merger. For a Summit stockholder, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement proposal, and it will nullify any previously delivered written demand for appraisal. A Summit stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger agreement proposal or abstain from voting on the merger agreement proposal. Neither voting against the merger agreement proposal nor abstaining from voting or failing to vote on the merger agreement proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger agreement proposal. A Summit stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the merger agreement proposal at the special meeting will constitute a waiver of appraisal rights.
Written Demand and Notice
If the shares of Summit common stock with respect to which a demand is made are owned of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand should be executed by or on behalf of the record owner or beneficial owner in such capacity, and if the shares of Summit common stock are owned of record or beneficially owned by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, as applicable, may execute a demand for appraisal on behalf of a Summit stockholder or beneficial owner, as applicable; however, the agent must identify the Summit stockholder or Summit stockholders or beneficial owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the Summit stockholder or Summit stockholders or beneficial owner or owners, as applicable. If a demand for appraisal is made by a beneficial owner, it must reasonably identify the holder of record of the shares of Summit common stock for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of Summit common stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list described below.
A person who elects to exercise appraisal rights under Section 262 of the DGCL must mail his, her or its written demand for appraisal to the following address:
SUMMIT MATERIALS, INC.
Attention: Executive Vice President, Chief Legal Officer & Secretary
1801 California St. Ste. 3500
Denver, CO 80212

If the merger is consummated, the surviving corporation will give written notice that the merger has become effective within 10 days after the closing date of the merger to each stockholder and beneficial owner that did not vote in favor of the merger agreement and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the closing date of the merger, any stockholder and beneficial owner that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of common stock.
Judicial Appraisal
Within 120 days after the closing date of the merger, but not later, any person that has complied with the requirements of Section 262 of the DGCL, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the merger in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the value of the shares of Summit common stock held by all such stockholders. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares of Summit common stock appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
Within 120 days after the effective date of the merger, any person that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Summit common stock not voted in favor of the approval of the merger agreement proposal and with respect to which Summit has received demands for appraisal, and the aggregate number of holders and beneficial owners holding or owning those shares of Summit common stock (for which purpose the record holder of shares of Summit common stock for which appraisal is demanded by the beneficial owner thereof shall not be considered a separate Summit stockholder holding such shares of Summit common stock for purposes of such aggregate number). The surviving corporation must mail this statement within the later of 10 days of receipt by the surviving corporation of the request therefor or 10 days after expiration of the period for delivery of demands for appraisal.
If a petition for appraisal is duly filed, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all persons who have demanded an appraisal of their shares of Summit common stock. The Delaware Court of Chancery will then determine which persons are entitled to appraisal rights and may require the persons demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any person who fails to comply with this direction.
Because the shares of Summit common stock will be listed on a national securities exchange immediately prior to the consummation of the merger, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (i) the total number of shares of Summit common stock entitled to appraisal exceeds 1% of the outstanding shares of Summit common stock eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares of Summit common stock exceeds $1 million. Accordingly, you will not be entitled to an appraisal of your shares of Summit common stock in connection with the merger if neither of these thresholds are satisfied.
Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Summit common stock owned by such persons in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Summit common stock at the effective time held by all persons who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the closing date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the closing date of the merger and the date of payment of the judgment. However, Summit has the right, at any time before the Delaware

Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If Summit makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by Summit in such voluntary cash payment and the fair value of the shares of Summit common stock as determined by the Delaware Court of Chancery, and (ii) interest accrued before such voluntary cash payment, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same, upon surrender by such persons of their stock certificates or, in the case of book-entry shares, forthwith.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. Quikrete and the surviving corporation do not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Summit common stock is less than the merger consideration.
If no party files a petition for appraisal within 120 days after the effective time, then all persons will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder and beneficial owner is responsible for its own attorneys and expert witnesses expenses, although, upon application of a person whose name appears on the verified list filed by the surviving corporation in the merger who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder or beneficial owner in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal not dismissed or subject to such an award pursuant to a reservation of jurisdiction.
Any person that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote the shares of Summit common stock subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Summit common stock as of a record date prior to the effective time.
Withdrawal
Any stockholder or beneficial owner that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the closing date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware

Court of Chancery deems just, including without limitation, a reservation of jurisdiction, provided, however, that this provision will not affect the right of any person who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Summit stockholder or beneficial owner and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)
Overview
Summit is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by Summit to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger as disclosed in the section titled “The Merger (Proposal 1)—Interests of Summit’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Summit’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (referred to as the “golden parachute” compensation), as required by Section 14A of the Exchange Act.
Through this proposal, Summit is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that Summit’s named executive officers will or may be eligible to receive in connection with the merger as described in the sections of this proxy statement referred to above.
You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement referred to above. The Summit board of directors unanimously recommends that Summit stockholders approve the following resolution:
“RESOLVED, that the stockholders of Summit approve, solely on an advisory, non-binding basis, the golden parachute compensation that will or may be paid or become payable to Summit’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger (Proposal 1)—Interests of Summit’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Summit’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure.”
Vote Required for Approval
The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal and the adjournment proposal. Accordingly, you may vote to approve the merger agreement proposal and/or the adjournment proposal and vote not to approve the merger-related compensation proposal and vice versa. The approval of the merger-related compensation proposal by holders of Summit common stock is not a condition to the completion of the merger. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Summit or Quikrete. Accordingly, if the merger agreement proposal is approved and the merger is completed, the merger-related compensation may be paid to Summit’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Summit common stock fail to approve the advisory vote regarding the merger-related compensation proposal.
The merger-related compensation proposal requires the affirmative vote of holders of a majority of the voting power of shares of Summit common stock present or represented by proxy at the special meeting and entitled to vote thereon. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.
Recommendation of the Summit Board of Directors
THE SUMMIT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUMMIT STOCKHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL

VOTE ON ADJOURNMENT (PROPOSAL 3)
Overview
Summit stockholders are being asked to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal at the time of the special meeting.
If, at the special meeting, the number of shares of Summit common stock present or represented and voting in favor of the merger agreement proposal is insufficient to approve the merger agreement proposal, Summit intends to move to adjourn or postpone the special meeting in order to enable the Summit board of directors to solicit additional proxies for approval of the merger agreement proposal. In that event, Summit will ask holders of Summit common stock to vote on the adjournment proposal, but not the merger agreement proposal or the merger-related compensation proposal.
In this proposal, Summit is asking holders of Summit common stock to authorize the holder of any proxy solicited by the Summit board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Summit common stock who have previously voted. The special meeting may be adjourned by the chairperson of the meeting with the affirmative vote of at least a majority of the voting power of shares of Summit common stock present or represented by proxy at the special meeting and entitled to vote thereat, provided that there is not a quorum present.
Notice need not be given of any adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or represented by proxy and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with Summit’s bylaws. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If, after any adjournment, a new record date for the determination of stockholders entitled to vote is fixed for any adjourned meeting, the Summit board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting. The approval of the adjournment proposal by holders of Summit common stock is not a condition to the completion of the merger.
Vote Required for Approval
The adjournment proposal requires the affirmative vote of holders of a majority of the voting power of shares of Summit common stock present at the special meeting or represented by proxy and entitled to vote thereon, whether or not a quorum is present. Each share of Summit Class A common stock outstanding on the record date of the special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.
Recommendation of the Summit Board of Directors
THE SUMMIT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUMMIT STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To Summit’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Summit common stock as of the close of business on December 27, 2024, unless otherwise noted, for (a) each person who is known by Summit to own beneficially more than 5% of Summit common stock, (b) each of Summit’s directors and Named Executive Officers named in the table below, (c) all of Summit’s directors and executive officers as a group.
The percentages of voting shares provided in the table are based on 175,814,122 shares of Summit common stock issued and outstanding as of December 27, 2024, which includes restricted and performance shares in amounts as permitted per the grant agreements. Beneficial ownership is determined in accordance with SEC rules and regulations and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of Summit common stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by a family member in their own right.

Name and Address if Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Voting Shares
Beneficial Owners of More Than 5%:
Grupo Argos S.A.(2)	54,720,000	31.1%
The Vanguard Group, Inc.(3)	12,316,399	7.0%
BlackRock, Inc.(4)	10,049,019	5.7%
T. Rowe Price Associates, Inc.(5)	9,209,499	5.2%
Directors & Named Executive Officers(6)
Anne P. Noonan(7)	330,168	*
Howard L. Lance(8)	143,746	*
Juan Esteban Calle	—	*
Joseph S. Cantie(9)	44,223	*
Anne M. Cooney(10)	13,505	*
Susan A. Ellerbusch(11)	23,386	*
Irene Moshouris	—	*
Tamla D. Oates-Forney(12)	11,975	*
Jorge Mario Velásquez	—	*
Anne K. Wade(13)	22,121	*
Steven H. Wunning(14)	39,013	*
Scott Anderson(15)	36,976	*
Karli S. Anderson(16)	43,016	*
Christopher B. Gaskill(17)	40,052
Directors and executive officers as a group	748,181 (with RSUs)	*

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each person is Summit Materials, Inc., 1801 California St, Ste. 3500 Denver, CO 80202.
(2)
The number of shares held was obtained from the holder’s Schedule 13D filing with the SEC on November 25, 2024, which reports ownership as of November 24, 2024. The Schedule 13D filing indicates that the holder, Grupo Argos S.A. has shared power to vote or direct the vote of 54,720,000 shares of Summit Class A common stock and shared power to dispose or direct the disposition of 54,720,000 shares of Summit Class A common stock. The address of Grupo Argos is Carrera 43A # 1A Sur – 143, Edificio Santillana, Torre Sur, Medellín, Colombia, 050021.

(3)
The number of shares held was obtained from the holder’s Schedule 13G/A filing with the SEC on November 12, 2024, which reports ownership as of September 30, 2024. The Schedule 13G/A filing indicates that the holder, The Vanguard Group, Inc. (“Vanguard”) has shared power to vote or direct the vote of 81,903 shares of Summit Class A common stock, sole power to dispose or direct the disposition of 12,093,500 shares of Summit Class A common stock, and shared power to dispose or direct the disposition of 222,899 shares of Summit Class A common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
The number of shares held was obtained from the holder’s Schedule 13G/A filing with the SEC on November 8, 2024 which reports ownership as of September 30, 2024. The Schedule 13G/A filing indicates that the holder, BlackRock, Inc. (“BlackRock”) had sole power to vote or direct the vote of 9,805,539 shares of Summit Class A common stock and sole power to dispose or to direct the disposition of 10,049,019 shares of Summit Class A common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(5)
The number of shares held was obtained from the Schedule 13G/A filing made by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the SEC on November 14, 2024, which reports ownership as of September 30, 2024. The Schedule 13G/A indicates that T. Rowe Price has sole power to vote or direct the vote of 9,175,857 shares of Summit Class A common stock and sole power to dispose or direct the disposition of 9,209,499 shares of Summit Class A common stock. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)	Includes Summit service-vested restricted stock units that are scheduled to vest in the next 60 days.
(7)	Includes 330,168 shares of Summit Class A common stock owned by Ms. Noonan.
(8)	Includes (i) 81,611 options issued to Mr. Lance that are vested or will vest within 60 days and (ii) 62,135 shares of Summit Class A common stock held by Mr. Lance.
(9)
Includes (i) 39,123 shares of Summit Class A common stock owned by Mr. Cantie directly and (ii) 5,100 shares of Summit Class A common stock held by a trust for the benefit of Mr. Cantie, for which Mr. Cantie and his spouse serve as trustees.

(10)	Includes 13,505 shares of Summit Class A common stock owned by Ms. Cooney.
(11)	Includes 23,386 shares of Summit Class A common stock owned by Ms. Ellerbusch.
(12)	Includes 11,975 shares of Summit Class A common stock owned by Ms. Oates-Forney.
(13)	Includes 22,121 shares of Summit Class A common stock owned by Ms. Wade.
(14)	Includes 39,013 shares of Summit Class A common stock owned by Mr. Wunning.
(15)	Includes 36,976 shares of Summit Class A common stock owned by Mr. Anderson.
(16)	Includes 43,016 shares of Summit Class A common stock owned by Ms. Anderson.
(17)	Includes 40,052 shares of Summit Class A common stock owned by Mr. Gaskill.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (as defined below) of Summit common stock whose shares of Summit common stock are converted into the right to receive cash pursuant to the merger. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, it does not address any alternative minimum tax consequences of the merger, the potential application of the Medicare contribution tax on net investment income or any withholding considerations under the Foreign Account Tax Compliance provisions of the HIRE Act (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only consequences to those holders that hold their shares of Summit common stock as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or that may be applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as:
•	financial institutions;
•	tax-exempt organizations or accounts;
•	S corporations, entities or arrangements treated as partnerships, or other pass-through entities (or investors in an S corporation, partnership or other pass-through entity);
•	insurance companies;
•	mutual funds;
•	dealers or brokers in stocks and securities;
•	traders in securities that elect mark-to-market method of tax accounting with respect to their Summit common stock;
•	holders of Summit common stock or Summit equity awards that received Summit common stock or Summit equity awards through a tax-qualified retirement plan or otherwise as compensation;
•	persons that have a functional currency other than the U.S. dollar;
•	holders of Summit common stock that hold Summit common stock as part of a straddle, constructive sale, conversion or other integrated transaction;
•	persons subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); or
•	United States expatriates.
The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds Summit common stock generally will depend on the status of the partner and the activities of the partnership. Partners in such a partnership holding Summit common stock should consult their own tax advisors.
We have not sought, and do not expect to seek, a ruling from the Internal Revenue Service (referred to as the “IRS”) as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations applicable to the merger, or any related transactions. If the tax consequences described below are successfully challenged, the tax consequences applicable to the merger may differ from the tax consequences described below.

Holders should consult with their own tax advisors as to the tax consequences of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.
U.S. Holders
For purposes of this proxy statement, the term “U.S. Holder” means a beneficial owner of Summit common stock that is:
•	A citizen or individual resident of the United States;
•
A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
A trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

For purposes of this proxy statement, a beneficial owner of Summit common stock that is neither a U.S. Holder nor a partnership is referred to as a “Non-U.S. Holder.”
In general, a U.S. Holder receiving cash in exchange for Summit common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes on the exchange in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Summit common stock surrendered in the exchange. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Summit common stock.
Gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Summit common stock is more than one year at the time of the completion of the merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are currently subject to U.S. federal income tax at preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.
If a U.S. Holder acquired different blocks of Summit common stock at different times or at different prices, any gain or loss and the holding period with respect to the Summit common stock exchanged must be determined separately with respect to each block of Summit common stock that is exchanged.
Non-U.S. Holders
The receipt of cash by a Non-U.S. Holder in exchange for shares of Summit common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:
•
The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States);

•
The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Summit common stock pursuant to the merger and certain other conditions are met; or

•
The Non-U.S. Holder owned, directly or under certain constructive ownership rules in the Code, more than 5% of the Summit common stock at any time during the five-year period preceding the merger, and Summit is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the Non-U.S. Holder held Summit common stock.

Gain described in the first bullet point immediately above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder. With respect to the third bullet point immediately above, provided that the Summit common stock has been regularly traded on an established securities market, in the event that Summit was a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger, a Non-U.S. Holder that owned, directly or under certain constructive ownership rules in the Code, more than 5% of the Summit common stock at any time during the shorter of the five-year period preceding the merger or the period that the Non-U.S. Holder held Summit common stock will be subject to tax with respect to gain realized in connection with the merger in the same manner as effectively connected income described above. If you are a Non-U.S. Holder that owned, directly or under certain constructive ownership rules in the Code, more than 5% of the Summit common stock during the five-year period preceding the merger, we urge you to consult your tax advisor.
Information Reporting and Backup Withholding
Payments of cash to a holder in the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.
Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
This discussion of material U.S. federal income tax consequences is not tax advice. Holders of Summit common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

FUTURE SUMMIT STOCKHOLDER PROPOSALS
If the merger is completed prior to Summit’s 2025 annual meeting of stockholders, Summit will not hold such meeting. If the merger is not completed, you will continue to be entitled to attend and participate in Summit’s annual meetings of stockholders, and Summit will hold a 2025 annual meeting of stockholders, in which case Summit will provide notice of or otherwise publicly disclose the date on which such 2025 annual meeting will be held. Summit will hold an annual meeting in 2025 only if the merger has not already been completed. If the 2025 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2025 annual meeting of Summit stockholders in accordance with Rule 14a-8 under the Exchange Act and Summit’s bylaws, as described below. Under Rule 14a-8, a stockholder who intends to present a proposal at our annual meeting in 2025, if held, and who wishes the proposal to be included in our proxy statement for that meeting must have submitted the proposal in writing to Summit’s Executive Vice President, Chief Legal Officer & Secretary, at Summit Materials, Inc., 1801 California Street, Suite 3500, Denver, Colorado 80202, by December 9, 2024. However, if the date of the 2025 annual meeting is changed by more than 30 days from the anniversary of the 2024 annual meeting (which occurred on May 21, 2024), notice must be so delivered a reasonable time before we begin to mail this proxy statement. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.
Any stockholder who wishes to bring a proposal or nominate a person for election to the Summit board of directors at the 2025 annual meeting without inclusion of the proposal in our proxy statement for that meeting must provide written notice of the proposal or nomination to the attention of Summit’s Executive Vice President, Chief Legal Officer & Secretary, on or after January 21, 2025, and no later than February 20, 2025; provided that if the date of the 2025 annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the 2024 annual meeting (which occurred on May 21, 2024), notice must be so delivered not earlier than the 120th day prior to the 2025 annual meeting, and not later than the close of business on the later of the 90th day prior to the 2025 annual meeting or the 10th day after public announcement of the 2025 annual meeting. In addition to satisfying the foregoing requirements under Summit’s bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Summit’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2025. Stockholder proposals should be addressed to Summit’s Executive Vice President, Chief Legal Officer & Secretary, at Summit Materials, Inc., 1801 California Street, Suite 3500, Denver, Colorado 80202.
Stockholders are also advised to review Summit’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Summit’s bylaws are on file with the SEC and are available through its website at sec.gov.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified Summit whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Two or more stockholders sharing an address can request delivery of a single copy of Summit’s annual disclosure documents and this proxy statement if they are receiving multiple copies by sending a written request to Summit’s Executive Vice President, Chief Legal Officer & Secretary, at Summit Materials, Inc., 1801 California Street, Suite 3500, Denver, Colorado 80202, or by calling Summit Investor Relations at (303) 893-0012. In the same way, two or more stockholders sharing an address and receiving only a single copy of Summit’s annual disclosure documents and this proxy statement can request to each receive a separate copy of the disclosure documents. Summit will promptly comply with any such request. If a broker or other nominee holds your shares, please contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm and your account number.

WHERE YOU CAN FIND MORE INFORMATION
Summit is subject to the reporting requirements of the Exchange Act. Accordingly, Summit files annual, quarterly and current reports, proxy statements and other information with the SEC. Summit’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. Summit also makes available free of charge on the Investor Relations section of its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Summit’s internet website address is www.summit-materials.com. The information located on, hyperlinked or otherwise connected to Summit’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.
The SEC allows Summit to “incorporate by reference” the information Summit files with the SEC into this proxy statement, which means that Summit can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that Summit files later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

Summit SEC Filings (File No. 001-36873)	Period or File Date
Annual Report on Form 10-K	Year ended December 30, 2023, filed on February 15, 2024

Quarterly Report on Form 10-Q	Quarter ended March 30, 2024, June 29, 2024, and September 28, 2024, filed on May 2, 2024, August 6, 2024, and October 31, 2024, respectively

Current Reports on Form 8-K
Current Reports on Form 8-K, filed on January 11, 2024, January 12, 2024, February 12, 2024, February 14, 2024, March 13, 2024, April 26, 2024, May 1, 2024, May 22, 2024, July 25, 2024, August 5, 2024, August 22, 2024, October 30, 2024, November 15, 2024, November 25, 2024 and December 26, 2024

In addition, Summit incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that Summit is not incorporating by reference any additional documents or information furnished and not filed with the SEC.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by sending a written request to Summit’s Executive Vice President, Chief Legal Officer & Secretary, at Summit Materials, Inc., 1801 California Street, Suite 3500, Denver, Colorado 80202, or by calling Summit Investor Relations at (303) 893-0012.
In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 30, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

MISCELLANEOUS
Summit has supplied all information in this proxy statement relating to Summit. Quikrete has supplied all of the information relating to Quikrete and Merger Sub contained in this proxy statement. You should rely only on the information contained or incorporated by reference into this proxy statement. We can assure the accuracy of only the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 30, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

dated as of

November 24, 2024

among
SUMMIT MATERIALS, INC.,

QUIKRETE HOLDINGS, INC.

and
SOAR SUBSIDIARY, INC.

A-i

A-ii

Exhibit A	Voting Agreement
Exhibit B	Certificate of Incorporation of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of November 24, 2024, among Summit Materials, Inc., a Delaware corporation (the “Company”), Quikrete Holdings, Inc., a Delaware corporation (“Parent”), and Soar Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H:
WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement, declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and recommended that Parent, in its capacity as sole stockholder of Merger Sub, approve and adopt this Agreement following the execution and delivery of this Agreement;
WHEREAS, the board of directors of the Company (the “Board of Directors”) has (a) approved and declared advisable this Agreement and the transactions contemplated hereby and thereby, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement and (b) resolved to recommend, subject to the terms and conditions of this Agreement, that the Company’s stockholders approve and adopt this Agreement (such recommendation, the “Company Recommendation”);
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Principal Stockholders has entered into a voting agreement dated as of the date of this Agreement and effective as of the date hereof pursuant to which, among other things, each of the Principal Stockholders has agreed to vote the Company Common Shares and any other equity interests of the Company it beneficially owns in favor of the adoption of this Agreement as more particularly set forth in the form attached hereto as Exhibit A (the “Voting Agreement”); and
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“2027 Notes Indenture” means the Indenture, dated as of March 15, 2019, by and among Summit Materials, LLC (“Summit LLC”), a Delaware limited liability company and indirect subsidiary of the Company, Summit Materials Finance Corp. (“Summit Finance”), a Delaware corporation and indirect subsidiary of the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee.
“2029 Notes Indenture” means the Indenture, dated as of August 11, 2020, by and among Summit LLC, Summit Finance, the guarantors named therein and Wilmington Trust, National Association, as trustee.
“2031 Notes Indenture” means the Indenture, dated as of December 14, 2023, by and among Summit LLC, Summit Finance, the guarantors named therein and Wilmington Trust, National Association, as trustee.
“Acceptable Confidentiality Agreement” means (i) a confidentiality agreement entered into by the Company from and after the date of this Agreement that (a) contains terms, with respect to confidentiality and use, taken as a whole, that are not materially less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, an Acquisition Proposal, acquiring the Company or taking any other similar action, or otherwise contain any standstill or similar provision), (b) does not prohibit the Company from complying with Section 6.04 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement and (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons to the extent such standstill provisions would prohibit such Person from making, negotiating or effecting an Acquisition Proposal.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide Third Party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, net revenues or net income, as applicable, individually or in the aggregate, constitute 20% or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets, net revenues or net income of the Company or its Subsidiaries.
“Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company and vice versa.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” has the meaning set forth in Section 7.04(d).
“Alternative Financing Commitment Letter” has the meaning set forth in Section 7.04(d).
“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to bribery or corruption.
“Antitrust Division” has the meaning set forth in Section 8.01(b).
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state, provincial or local law, constitution, treaty, act, statute, code, rule, regulation, order, injunction, judgment, decree, writ, award, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority in any relevant jurisdiction that is binding upon or applicable to such Person.
“Balance Sheet Date” has the meaning set forth in Section 4.10.
“Board of Directors” has the meaning set forth in the Recitals.
“Bond Financing” has the meaning set forth in Section 5.09(a).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Cap” has the meaning set forth in Section 8.01(c).
“Capitalization Date” has the meaning set forth in Section 4.05(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).
“CBA” has the meaning set forth in Section 4.18(a).
“Certificate of Merger” has the meaning set forth in Section 2.01(c).
“Certificates” has the meaning set forth in Section 2.03(a).
“Chosen Courts” has the meaning set forth in Section 11.08.
“Closing” has the meaning set forth in Section 2.01(b).
“Closing Date” has the meaning set forth in Section 2.01(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 30, 2023, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2023.
“Company Bylaws” means the Third Amended and Restated Bylaws of the Company.
“Company Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company.
“Company Class A Common Shares” has the meaning set forth in Section 4.05(a).
“Company Class B Common Shares” has the meaning set forth in Section 4.05(a).
“Company Common Shares” has the meaning set forth in Section 4.05(a).
“Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 17, 2015, among Summit LLC, as borrower, the guarantors party thereto, the several banks and other financial institutions or entities party thereto, Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swing line lender, and the other parties thereto, as amended prior to the Closing Date.
“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub or their Representatives.
“Company Employee” means any employee of the Company or any of its Subsidiaries.
“Company Equity Award” means any Company Option, Company RSU or Company PSU.
“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended from time to time.
“Company Indentures” means, collectively, the 2027 Notes Indenture, the 2029 Notes Indenture and the 2031 Notes Indenture.
“Company IT Systems” has the meaning set forth in Section 4.15(g).
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, assets, business, properties or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Effect to the extent resulting from (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region in which the Company and its Subsidiaries operate, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates) and the imposition or adjustment of tariffs, (iii) conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, (iv) changes or prospective changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters, (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other business relationships resulting from any of the foregoing (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including as provided in Section 4.04), (vii) any actions taken (or omitted to be taken) at the express written request of Parent or Merger Sub, (viii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, (ix) changes in the price or trading volume of the shares of Company Common Shares or any other securities of the Company on the NYSE or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required or expressly contemplated or permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger, except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries relative to others in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Option” means an option to purchase Company Class A Common Shares granted under the Company Stock Plan.
“Company Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each employment, individual consulting, bonus, incentive, termination, severance, separation, change in control, retention, profit-sharing, pension, retirement, deferred compensation, stock purchase, stock option, appreciation right, restricted stock, restricted stock unit, phantom stock, equity or equity-based, medical, health, life insurance, dental, vision, drug, legal, cafeteria, spending account, vacation, sick time, paid time off, supplemental unemployment, welfare, disability (long-term or short-term), post-employment, fringe benefit or other compensation or benefit plan, program, policy or agreement, whether or not subject to ERISA, whether written or unwritten, and (c) each other compensation or benefit plan, program, policy or agreement, determined without regard to whether such plan, program, policy or agreement is in writing, funded or unfunded, or subject to ERISA, in each case that is sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former Company Service Provider and/or any of their spouses, dependents or beneficiaries or with respect to which the Company or any of its Subsidiaries has or may reasonably be expected to have any liability or obligation (direct or indirect, contingent or otherwise) including as a result of an ERISA Affiliate or by agreement, guaranty, indemnity or otherwise other than in each case any such plan, program, policy or agreement that is operated by any Governmental Authority and with respect to which the Company or any of its Subsidiaries is required to contribute to as a matter of law.
“Company Preferred Shares” has the meaning set forth in Section 4.05(a).
“Company PSU” means a restricted stock unit that is subject to vesting conditions based in whole or in part on performance goals granted under the Company Stock Plan.
“Company Recommendation” has the meaning set forth in the recitals.
“Company Registered Intellectual Property” has the meaning set forth in Section 4.15(c).
“Company RSU” means a restricted stock unit that is subject to vesting conditions based solely on continued employment or service granted under the Company Stock Plan.
“Company SEC Documents” has the meaning set forth in Section 4.07(a).
“Company Securities” has the meaning set forth in Section 4.05(c).
“Company Service Provider” means any employee, director, officer, manager, individual independent contractor or individual consultant of the Company or any of its Subsidiaries.
“Company Stock Plan” means the Company’s Amended and Restated 2015 Omnibus Incentive Plan, as amended from time to time.
“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).
“Company Stockholders Meeting” has the meaning set forth in Section 6.02.
“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).
“Company Termination Fee” has the meaning set forth in Section 11.04(b)(i).

“Company Warrants” means the warrants issued by the Company on or about March 11, 2015, and exercisable to purchase Company Class A Common Shares.
“Company-Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company 401(k) plan” has the meaning set forth in Section 7.03(e).
“Competition Laws” means the HSR Act and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).
“Continuing Employee” has the meaning set forth in Section 7.03(b).
“D&O Insurance” has the meaning set forth in Section 7.02(d).
“Data Security Requirements” means, collectively, all of the following to the extent relating to personal, sensitive, or confidential information or data or otherwise relating to privacy, security, or security breach notification requirements and, in each case, applicable to the Company or any of its Subsidiaries, the conduct of their businesses, or any Company IT System: (i) the Company and its Subsidiaries’ own published rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all Applicable Laws, and all binding industry standards applicable to the Company and its Subsidiaries’ industry (including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements relating to the processing of personal information that the Company or any of its Subsidiaries has entered into or by which it is bound.
“Debt Commitment Letter” has the meaning set forth in Section 5.09(a).
“Debt Financing” has the meaning set forth in Section 5.09(a).
“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letter (including any Alternative Financing Commitment Letter) and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto. For the avoidance of doubt, neither Parent nor Merger Sub shall be considered a Debt Financing Source.
“Debt Financing Sources Related Parties” means the Debt Financing Sources, the respective Affiliates of each of the foregoing and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors of each of the foregoing. For the avoidance of doubt, neither Parent nor Merger Sub shall be considered a Debt Financing Sources Related Party.
“DGCL” means the Delaware General Corporation Law.
“Dissenting Company Shares” has the meaning set forth in Section 2.04(a).
“EBITDA” means (A) with respect to the assets, licenses, rights, product lines, businesses or interests therein of the Company and its Subsidiaries, net income plus depreciation and amortization, plus interest expense, less interest income, plus income taxes expense net (which for clarity can be a positive or negative amount), plus adjustments that are consistent with the Company’s past reporting practices and (B) with respect to the assets, licenses, rights, product lines, businesses or interests therein of Parent and its Subsidiaries, earnings before interest, taxes, depreciation and amortization, restructuring costs and any non-recurring and extraordinary items, calculated in accordance with the past reporting practices of Parent and its Subsidiaries, excluding any allocation of corporate level expenses; provided that, in the case of clause (B), the EBITDA generated by the assets, licenses, rights, product lines, businesses or interests therein set forth on Section 1.01(c) of the Company Disclosure Schedule will be deemed to be the amount of EBITDA set forth thereon with respect thereto.
“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.
“Effective Time” has the meaning set forth in Section 2.01(c).
“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means any Applicable Laws relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, presence, release or disposal of hazardous substances or materials or (c) human health and safety as it relates subclause (b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated at any relevant time as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.
“Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).
“First Extended Outside Date” has the meaning set forth in Section 10.01(b)(i).
“FTC” has the meaning set forth in Section 8.01(b).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, or the NYSE or any self-regulatory organization.
“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws; and (ii) petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, and toxic mold or fungi.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Person” has the meaning set forth in Section 7.02(a).
“Initial Outside Date” has the meaning set forth in Section 10.01(b)(i).
“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction anywhere in the world, including in the following: trademarks, service marks, logos, brand names, trade dress, and trade names (including any and all goodwill related thereto), domain names, mask works, inventions, patents (including reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations), trade secrets, confidential information, copyrights, works of authorships, rights in software, data, databases and documentation thereof, know-how, technology and any other similar type of proprietary intellectual property rights and any registrations or applications for registration of any of the foregoing.
“Internal Controls” has the meaning set forth in Section 4.07(d).
“Intervening Event” has the meaning set forth in Section 6.04(f).
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) with respect to the Company, the actual knowledge (after reasonable inquiry) of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge (after reasonable inquiry) of the individuals listed on Section 1.01(a)(ii) of the Parent Disclosure Schedule.
“Lease” means a lease, license, sublease, occupancy agreement, concession, permit or other arrangement pursuant to which the Company or any of its Subsidiaries has a right to use real property as lessee, licensee, sublessee, occupant, concessionaire, permittee or similar user, without regard to whether the Company or Subsidiary is considered under Applicable Law to be the fee owner of the minerals or other resources to be extracted thereunder.

“Leased Real Property” means real property which the Company or any of its Subsidiaries uses pursuant to a Lease, together with all right, title and interest of the Company and its Subsidiaries in and to all leasehold improvements thereto, all easements, rights and appurtenances pertaining thereto and all security deposits, reserves and prepaid rents and royalties paid in connection therewith.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, exclusive license or other similar adverse claim of any kind in respect of such property or asset.
“Marketing Period” shall mean the first period of 15 consecutive Business Days commencing on or after January 6, 2025, and throughout which (x) solely in the event that a Second Request shall have been issued or Parent and the Company have been informed by the FTC or Antitrust Division that a Second Request will be issued, in each case, in connection with the transactions contemplated by this Agreement, the conditions set forth in Section 9.01(b) (but solely as it relates to the HSR Act) and (d) shall be satisfied; and (y) the applicable Required Information shall have been delivered to Parent and shall remain compliant in all material respects with all applicable provisions of Regulation S-X and Regulation S-K under the 1933 Act, provided that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered; provided that (i) the Marketing Period (A) shall not commence prior to January 6, 2025 and must occur either entirely before or entirely after (1) the period from and including February 12, 2025 to the later of (x) the date upon which the historical financial information required to be provided to the Debt Financing Sources pursuant to paragraph 6(b) of Annex B of the Debt Commitment Letter (as in effect on the date hereof) in relation to fiscal year ended 2024 has been delivered and (y) March 31, 2025, (2) the period from and including August 16, 2025 through September 1, 2025 and (3) the period from and including December 22, 2025 through January 2, 2026 and (B) shall exclude (1) July 3, 2025, (2) November 26, 2025 through and including November 28, 2025, (3) January 19, 2026 and (4) February 16, 2026 (it being understood that such days, in each case of the preceding subclauses (1), (2), (3) and (4), shall be disregarded for purposes of calculating the consecutive days consisting of the Marketing Period, but shall not disqualify any period including such days from being “consecutive”); (ii) delivery of new financial statements pursuant to the definition of Required Information will terminate the continuation of a potential Marketing Period that has commenced but not yet completed; (iii) if the Marketing Period has not completed prior to the delivery to Parent of the Required Information for any fiscal quarter or fiscal year of the Company ending on or after March 15, 2025, then the Marketing Period shall not commence prior to the date that is two (2) calendar days after the deadline promulgated by the SEC for a “Large Accelerated Filer” to file its Form 10-K or Form 10-Q (as applicable) for the applicable period; (iv) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Company’s independent registered public accounting firm shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new audit opinion is issued with respect to the consolidated financial statements of the Company included in the Required Information for the withdrawn period(s) by the Company’s independent registered accounting firm, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent; (v) if the financial statements included in the Required Information that are available to Parent on the first day of any such 15 Business Day period would not be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, then such Marketing Period shall not begin until the first day thereafter when this clause (v) shall not be applicable and the other applicable terms and conditions of this definition will be satisfied, (vi) the Marketing Period shall not be deemed to have commenced if, prior to completion of the Marketing Period, the Company has issued a public statement indicating its intent to restate the historical financial statements of the Company or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence until such restatement has been completed or the Company has announced that it has concluded that no restatement shall be required, and (vii) the Marketing Period shall be deemed completed on any earlier date on which the Bond Financing is consummated (including, if applicable, consummation of the Bond Financing into escrow).
“Material Contract” has the meaning set forth in Section 4.20(a).
“Material Lease” has the meaning set forth in Section 4.14(c).
“Material Owned Real Property” has the meaning set forth in Section 4.14(b).
“Material Site” means a Product Site (i) which contributed, or, in the event not held for the duration of such fiscal year, would reasonably have been expected to contribute, individually, more than $10,000,000 to the revenue of the Company or any of its Subsidiaries for the fiscal year ended December 30, 2023, or (ii) the complete loss of which would cause a Company Material Adverse Effect.
“Merger” has the meaning set forth in Section 2.01(a).
“Merger Consideration” has the meaning set forth in Section 2.02(a).
“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plan” has the meaning set forth in Section 4.17(h).
“NYSE” means the New York Stock Exchange.
“Order” means any order, writ, injunctions, judgments or decrees of any Governmental Authority.
“Outside Date” has the meaning set forth in Section 10.01(b)(i).
“Owned Real Property” means real property and interests in real property owned in fee or in perpetuity, together with all buildings, structures, improvements thereon and fixtures located thereon, and all easements and other right and interests appurtenant thereto.
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company or its Representatives.
“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, impair or materially delay the ability of Parent, Merger Sub or the Company to perform its material obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby as promptly as reasonably practicable and, in any event, on or prior to the Outside Date.
“Parent 401(k) Plan” has the meaning set forth in Section 7.03(e).
“Paying Agent” has the meaning set forth in Section 2.03(a).
“Pension Plan” means (a) an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA and/or is subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (b) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or (c) a “multiemployer pension plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
“Permit” means each governmental license, franchise, certificate, approval, registration, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries which is necessary for the conduct of the business as currently conducted.
“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals, in accordance with GAAP, are reflected in the Company Balance Sheet, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens incurred in the ordinary course of business and which are not delinquent or which are being contested in good faith and which do not materially impair the operation of the business as currently conducted, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount or that do not, in any case, materially detract from the value or the use of the property subject thereto or materially affect the ability of the Company or the applicable Subsidiary to carry on its business as now conducted, (e) statutory landlords’ Liens and Liens granted to landlords under any lease, (f) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (g) any purchase money security interests, equipment leases or similar financing arrangements, (h) any Liens securing indebtedness or liabilities that are reflected on the most recent consolidated balance sheet of the Company or notes thereto, (i) with respect to any securities, any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the organizational documents of the issuer of such securities, (j) Liens as set forth on Section 1.01(b) of the Company Disclosure Schedule, and (k) any Liens that do not materially and adversely affect the use or operation of the property or assets subject thereto.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Principal Stockholders” mean Cementos Argos S.A., Argos SEM, LLC and Valle Cement Investments, Inc.
“Proceeding” means any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.
“Product Operation” means a mine, cement plant, ready-mixed concrete plant or asphalt plant.
“Product Site” means an assemblage of Real Property (which may include both Owned Real Property and Leased Real Property) used for one or more Product Operations, (i) which Product Operations are contiguous, similarly named, or operated as a single economic unit, or (ii) where one Product Operation supplies raw materials to one or more other Product Operations.
“Proxy Statement” has the meaning set forth in Section 8.02(a).
“Real Property” means Leased Real Property or Owned Real Property.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 12, 2024, by and among the Company, Cementos Argos S.A., Argos SEM, LLC and Valle Cement Investments, Inc.
“Regulatory Actions” has the meaning set forth in Section 8.01(c).
“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors acting on such Person’s behalf.
“Required Funds” has the meaning set forth in Section 5.09(c).
“Required Information” has the meaning set forth in Section 6.06(a)(ii).
“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) ordinarily resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, Sevastopol, Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine and Venezuela); or (iii) owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by any of the foregoing.
“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Request” means a request for additional information or documentary material pursuant to the HSR Act issued by a Governmental Authority.
“Solvent” has the meaning set forth in Section 5.10.

“Stockholder Agreement” means that certain Stockholder Agreement, dated as of January 12, 2024, by and among the Company, Cementos Argos S.A., Argos SEM, LLC, Valle Cement Investments, Inc. and, solely for the purpose of specified sections of the Stockholder Agreement, Grupo Argos S.A.
“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.
“Superior Proposal” has the meaning set forth in Section 6.04(e).
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Tax” means all federal, state, local, provincial, and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments, in each case, in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Receivable Agreement” means that certain Tax Receivable Agreement entered into among the Company and the other persons party thereto, dated March 11, 2015.
“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any amendments thereof and schedules or attachments thereto.
“Taxing Authority” means the IRS or any Governmental Authority responsible for the imposition or collection of any Tax.
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.
“Uncertificated Shares” has the meaning set forth in Section 2.03(a).
“Voting Agreement” has the meaning set forth in the recitals.
Section 1.02. Other Definitional and Interpretative Provisions. Unless context requires otherwise, the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided that the contents of the Company Disclosure Schedule are “facts ascertainable” (as that term is used in Section 251(b) of the DGCL) and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices,” with such practices being interpreted hereunder taking into account the circumstances thereof. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (a) publicly available on the SEC EDGAR database (without redaction or omission) prior to the execution of this Agreement or (b) uploaded prior to the execution of this Agreement in the “Project Aspen” dataroom hosted on Datasite at least one day prior to the date of the Agreement and fully available to Parent and its Representatives.
ARTICLE 2
The Merger
Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).
(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than three Business Days after the date the last of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing; provided that, notwithstanding the foregoing, in no event shall Parent be obligated to consummate the Closing prior to the third Business Day after the last day of the Marketing Period. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
(c) At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the “Effective Time”).
(d) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Merger Sub, all as provided under the DGCL.
Section 2.02. Conversion of Shares. Except as set forth in Section 2.05, as of the Effective Time:
(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Company Common Share outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $52.50 in cash without interest (the “Merger Consideration”), subject to deduction for any required withholding Tax. As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.
(b) Each Company Common Share held by the Company as a treasury share or owned, directly or indirectly, by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time will be canceled and cease to exist, and no payment will be made with respect thereto.

(c) Each Company Common Share held by any Subsidiary of the Company immediately prior to the Effective Time will be converted into such number of common shares of the Surviving Corporation such that each such Person owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Person owned in the Company immediately prior to the Effective Time.
(d) Each common share of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one common share of the Surviving Corporation and, except as provided in Section 2.02(c), will constitute the only outstanding shares of capital stock of the Surviving Corporation.
(e) Each Company Preferred Share outstanding immediately prior to the Effective Time will automatically be canceled and retired for no consideration and will cease to exist.
Section 2.03. Surrender and Payment. (a) Prior to the Closing Date, Parent shall appoint a nationally recognized bank, trust company or other agent reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and enter into a paying agent agreement, reasonably acceptable to the Company, with such agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Company Common Shares (the “Certificates”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available to the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares, and such aggregate Merger Consideration shall not be used for any purpose other than to fund payments due pursuant to Section 2.02 and this Section 2.03. Except as set forth in Section 2.05, as promptly as practicable after the Effective Time (but no later than two Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal and instructions (which will be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.
(b) Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02 will be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Company Common Share represented by a Certificate or for each Uncertificated Share (less any applicable withholding). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any such Company Common Shares.
(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(d) At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2, including subject to applicable Law in the case of Dissenting Company Shares.
(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares 12 months after the Effective Time will be returned to Parent, and any such holder who has not exchanged any Company Common Share for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Share without any interest thereon (subject to abandoned property escheat or similar Applicable Law). Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable, including to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered or Uncertificated Share shall not have been transferred prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.04. Dissenting Shares. (a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time and held by the Company’s stockholders who are entitled to demand and shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.02(a). Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or transfer of Uncertificated Shares that formerly evidenced such Company Common Shares in the manner provided in Section 2.03 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.09).
(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands in respect of Dissenting Company Shares or waive any failure to timely deliver a written demand for appraisal.
Section 2.05. Treatment of Equity Awards; Company ESPP. (a) Effective as of immediately prior to the Effective Time, each award of Company RSUs that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Class A Common Shares subject to such vested award of Company RSUs. Following the Effective Time, no award of Company RSUs that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any award of Company RSUs shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.05(a) (without interest and subject to applicable Tax withholdings) in exchange for such award of Company RSUs.
(b) Effective as of immediately prior to the Effective Time, each award of Company PSUs that is outstanding immediately prior to the Effective Time shall vest (based on the level of achievement of the applicable performance goals set forth below) and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to (i) the Merger Consideration, multiplied (ii) the number of shares of Company Class A Common Shares subject to such award of Company PSUs as determined pursuant to the following sentence. For purposes of this Section 2.05(b), the number of shares of Company Class A Common Shares subject to such award of Company PSUs that shall vest as of immediately prior to the Effective Time shall be determined based on target performance. Following the Effective Time, no award of Company PSUs that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any award of Company PSUs shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.05(b) (without interest and subject to applicable Tax withholdings) in exchange for such award of Company PSUs.
(c) Effective as of immediately prior to the Effective Time, each award of Company Options that is outstanding immediately prior to the Effective Time shall fully vest, to the extent not vested previously, and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Class A Common Shares subject to such award of Company Options, multiplied by (ii) the number of shares of Company Class A Common Shares subject to such award of Company Options; provided that if the applicable exercise price per share of Company Class A Common Shares of an award of Company Options is equal to or greater than the Merger Consideration, such award of Company Options shall be canceled at the Effective Time for no consideration. Following the Effective Time, no award of Company Options that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any award of Company Options shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.05(c) (without interest and subject to applicable Tax withholdings) in exchange for such Company Option so long as the exercise price per share of the Company Class A Common Shares of the award of Company Options is less than the Merger Consideration.
(d) Prior to the Effective Time, the Board of Directors or a duly authorized committee thereof shall take such actions, including any such actions under the Company Stock Plan, as may be required or necessary to (i) effectuate the provisions of this Section 2.05 and (ii) terminate the Company Stock Plan, in each case prior to, and contingent upon, the Effective Time.
(e) Prior to the Effective Time, the Board of Directors or a duly authorized committee thereof shall take such actions, including any such actions under the Company ESPP, as may be required or necessary to provide that, (i) the Company ESPP shall be frozen and suspended at the end of the “offering period” that is in progress as of the date of this Agreement and no new offering periods shall commence under the Company ESPP at any time on or after the date hereof, (ii) no current participants in the Company ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the Company ESPP from those in effect on the date of this Agreement and no individuals not participating in the Company ESPP as of the day before the date of this Agreement shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time, (iii) effective as of immediately prior to the Effective Time, any “offering period” that would otherwise be in progress as of the Effective Time will be accelerated to a date on or prior to the fifth (5th) Business Day prior to the Closing Date, (iv) each purchase right under any offering period that is in progress as of the date of this Agreement shall be fully exercised in accordance with the terms of the Company ESPP on the earlier of (x) the scheduled purchase date for such offering period and (y) such accelerated exercise date, if applicable, (v) any participant payroll deductions not applied to the purchase of shares under the Company ESPP after the final offering period shall be returned to the participant without interest prior to the Effective Time, and (vi) the Company ESPP shall terminate prior to, and contingent upon, the Effective Time.
(f) All payments under this Section 2.05(a) through (c) shall be made by the Surviving Corporation through its payroll system at or as soon as practicable after the Effective Time (and in no event later than the later of the next regularly scheduled payroll run of the Company and three Business Days following the Effective Time), pursuant to the Company’s ordinary payroll practices, and will be subject to any applicable Tax withholding; provided that, with respect to any award of Company RSUs, Company PSUs or Company Options that constitutes “deferred compensation” subject to Section 409A of the Code, either in whole or in part, settlement of such award shall be made, without interest, to the extent necessary to comply with Section 409A of the Code, on the earliest permissible date that such delivery would not trigger a Tax or penalty under Section 409A of the Code.
Section 2.06. Adjustments. Without limiting any rights or obligations otherwise set forth in this Agreement, if, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, of the Company shall have changed into a different number or class of shares or other securities by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, or any merger, consolidation or other event or similar transaction, but excluding any change that results from settlement or exercise (as applicable) of Company RSUs, Company PSUs or Company Options or the treatment of the Company ESPP, in each case as described above, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Company Securities the same economic effect as contemplated by this Agreement prior to such event.

Section 2.07. Treatment of Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of a Company Warrant, each Company Warrant that is outstanding as of immediately prior to the Effective Time shall, upon the Effective Time, convert into the right to receive cash, without interest and, if applicable, subject to Tax withholdings, in an amount equal to the product of (a) the number of Company Class A Common Shares the holder of such Company Warrant would have received had such Company Warrant been exercised in full on a cash basis immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price per Company Class A Common Share underlying such Company Warrant; provided that if the exercise price per Company Class A Common Share underlying such Company Warrant is equal to or greater than the Merger Consideration, no payment shall be due to the holder of such Company Warrant upon the surrender of the Company Warrant to the Company or the Surviving Corporation. As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company and the Surviving Corporation, and each Company Warrant shall thereafter represent only the right to receive the applicable amounts payable pursuant to the foregoing sentence, if any (without interest and, if applicable, subject to Tax withholdings). All payments under this Section 2.07 shall be made by the Surviving Corporation as soon as practicable and no later than five Business Days following the holder’s exercise of the Company Warrants.
Section 2.08. Withholding Rights. Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation, the Paying Agent and any of their respective Affiliates or agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other Applicable Law in respect of Taxes. Any amounts so deducted or withheld shall, to the extent paid over to the appropriate Taxing Authority, be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an agreement to indemnify the Surviving Corporation against any claim that may be made with respect to such Certificate (including, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct), the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.
ARTICLE 3
The Surviving Corporation
Section 3.01. Certificate of Incorporation. Subject to Section 7.02, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.
Section 3.02. Bylaws. Subject to Section 7.02, the bylaws of Merger Sub in effect at the Effective Time will be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended in accordance with Applicable Law.
Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation. Prior to the Closing Date, the Company shall either remove (or cause the removal of) or use reasonable best efforts to procure resignation letters (in a form and substance reasonably satisfactory to Parent) of each individual serving as a director of any Subsidiary of the Company or member of any committee of a Subsidiary of the Company’s board of directors, in each case, solely in such individual’s capacity as a director of any Subsidiary of the Company and member of any committee of a Subsidiary of the Company’s board of directors, and in each case conditioned upon and effective as of the Closing, and shall deliver, or cause to be delivered, to Parent such procured resignation letters (or evidence of such removal) at or prior to the Closing.
ARTICLE 4
Representations and Warranties of the Company
Except as (a) disclosed in any Company SEC Document filed after January 1, 2021 and before November 21, 2024 (but excluding any forward-looking disclosures set forth in any “risk factors” section or “forward-looking statements” section under the heading “Quantitative and Qualitative Disclosures About Market Risk” or any other statements that are similarly predictive, cautionary or forward-looking in nature; it being understood that any factual information contained within such sections shall not be excluded) (it being understood that this clause (a) shall not apply to Section 4.01, Section 4.02, Section 4.05, Section 4.23 or Section 4.24); or (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that:
Section 4.01. Corporate Existence and Power. (a) The Company (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all corporate powers required to carry on its business as now conducted and to own, lease or operate its properties and assets, except in the case of this clause (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws, which are in effect as of the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.
Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action not previously taken on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Company Common Shares to vote at the Company Stockholders Meeting on the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by Applicable Law or under the organizational documents of the Company or any of its Subsidiaries necessary to consummate the transactions contemplated hereby (including the Merger). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).
(b)  At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement, and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby upon the terms and conditions set forth herein, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement in accordance with the DGCL and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof.
Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws (including filing, or causing to be filed, the Proxy Statement and the clearance thereof by the SEC), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NYSE and (e) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.
Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and, in the case of the consummation of the transactions contemplated hereby, receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.
Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share (“Company Class A Common Shares”), 250,000,000 shares of Class B common stock, par value $0.01 per share (“Company Class B Common Shares” and, together with Company Class A Common Shares, “Company Common Shares”) and 250,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Shares”). As of November 21, 2024 (such date, the “Capitalization Date”), there were outstanding (i) 175,586,471 Company Class A Common Shares, (ii) no Company Class B Common Shares, (iii) one Company Preferred Share, (iv) 1,197,410 Company Class A Common Shares subject to outstanding Company RSUs, (v) 524,095 Company Class A Common Shares subject to outstanding Company PSUs (assuming target performance), (vi) 174,259 Company Class A Common Shares subject to outstanding Company Options (vii) 5,444,302 Company Class A Common Shares outstanding and available for issuance under the Company Stock Plan, (viii) 5,290,687 Company Class A Common Shares outstanding and available for issuance under the Company ESPP and (ix) 31,519 Company Class A Common Shares subject to outstanding Company Warrants.
(b) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote.
(c) Except as set forth in Section 4.05(a), as of the Capitalization Date there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) share options, restricted shares, restricted share units, share appreciation rights, “phantom” equity, profits interests, contingent value rights, performance units or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).
(d) Except pursuant to the Stockholder Agreement or the Registration Rights Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company. Except pursuant to the Stockholder Agreement or the Registration Rights Agreement, there are no (i) voting trusts, proxies or similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, (C) relating to the voting, or requiring registration, of any Company Securities or (D) requiring the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. None of (1) the shares of capital stock of the Company or (2) Company Securities are owned by any Subsidiary of the Company.
Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted and to own, lease or operate its respective properties, rights and assets, except for any failure to be so formed, existing and in good standing or any failure to have such power or authority as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the properties, or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organizations as of the date hereof are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2023. There are no non-wholly owned Subsidiaries of the Company as of the date hereof. None of the Subsidiaries of the Company is in material violation of its organizational documents.
(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) share options, restricted shares, share appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person.
Section 4.07. SEC Filings; Internal Control. (a) Since January 1, 2022, the Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Laws (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
(b) As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will when so filed or furnished comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
(c) As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2022, the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities and (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2022, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls. Since January 1, 2022, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls, including management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since January 1, 2022, there has been no material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective Internal Controls. Since January 1, 2022, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.
(e) As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review.
(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.
(g) Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.
(h) No Subsidiary of the Company is required to file, or files, any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC.
Section 4.08. Financial Statements. The audited consolidated financial statements (including any related notes and schedules) and unaudited consolidated interim financial statements (including any related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (a) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements (and neither the Company nor any Subsidiary of the Company has any commitment to become a party to any off-balance sheet arrangement) of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
Section 4.09. Disclosure Documents. The Proxy Statement will, with respect to information regarding the Company, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective Representatives in writing specifically for use or incorporation by reference therein.
Section 4.10. Absence of Certain Changes. Since December 30, 2023 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of clauses (d), (e), (g), (j), (l), (n), (o) or (p) of Section 6.01.
Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations to the extent disclosed and provided for in the Company Balance Sheet (or notes thereto); (b) liabilities or obligations to the extent incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.12. Compliance with Laws; Permits. (a) Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance with all Applicable Laws and (ii) neither the Company nor any of its Subsidiaries nor any of their respective assets is, to the Knowledge of the Company, under investigation with respect to or has been threatened to be charged with or given notice of, nor has any Governmental Authority notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation of, any violation of any Applicable Law.
(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits necessary for those entities for the ownership and operation of their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.
(c) The Company and its directors, officers and each of its Subsidiaries, and, to the Knowledge of the Company, the directors and officers of each such Subsidiary and the respective employees, consultants and agents of the Company and its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries), are and for the past five years have been in compliance with Anti-Corruption Laws in all material respects and have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law. The Company and each of its Subsidiaries have adhered to a code of ethics with respect to compliance and internal controls that is reasonably designed to ensure compliance with Anti-Corruption Laws.
(d) None of the Company, its directors, officers or any of its Subsidiaries, or, to the Knowledge of the Company, the directors and officers of each such Subsidiary and the respective employees, consultants and agents of the Company or its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries): is or has been for the past five years (i) a Sanctioned Person; (ii) transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions; or (iii) violated any Ex-Im Law.
(e) Neither the Company nor any of its Subsidiaries has been for the past five years the subject of any allegation or enforcement proceeding, nor to the Knowledge of the Company, any inquiry or investigation, regarding any possible violation of applicable Anti-Corruption Laws, Ex-Im Laws or Sanctions.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries has applied for and obtained any benefit, loan, right or amount under the CARES Act or any other Applicable Law intended to address COVID-19 that would reasonably be expected to result in material restrictions on the business of the Company and its Subsidiaries.
Section 4.13. Litigation. There is, and since January 1, 2021 has been, no (a) Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Authority or (b) Order outstanding against the Company or any of its Subsidiaries, in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company and there is no Order outstanding that in any manner seeks to prevent, enjoin or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.
Section 4.14. Properties. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.
(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list of all Owned Real Property comprising each Material Site (“Material Owned Real Property”). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid fee simple title to all Material Owned Real Property, free and clear of all Liens other than Permitted Liens.
(c) Section 4.14(c) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list, as of the date of this Agreement, of all Leases of Real Property included in each Material Site (each, a “Material Lease”). The Company has made available to Parent a true and complete copy of each such Material Lease. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Lease is valid and in full force and effect and no event has occurred that, with notice, lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party under any Material Lease and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Lease, is in violation of any provision of any Material Lease which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Lease.
(d) None of the Leased Real Property or Owned Real Property of the Company, other than the Material Sites, is material to the Company and its Subsidiaries, taken as a whole.
Section 4.15. Intellectual Property. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not currently infringe on, misappropriate or otherwise violate, and since January 1, 2022, the conduct of the Company and its Subsidiaries has not infringed on, misappropriated or otherwise violated, the Intellectual Property rights of any Person, and (ii) there is no claim or Proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries alleging any of the foregoing.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or since January 1, 2022 has infringed, misappropriated or otherwise violated the Company-Owned Intellectual Property, and neither the Company nor any of its Subsidiaries have sent written notice or initiated any Proceeding alleging the same; and (ii) no Company-Owned Intellectual Property is subject to any outstanding judgment, injunction, Order or decree restricting the use thereof by the Company or its Subsidiaries.
(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all registrations and applications for registration and Internet domain names for Company-Owned Intellectual Property (the “Company Registered Intellectual Property”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part; (ii) there is no, and has not since January 1, 2022 been any, pending or, to the Company’s Knowledge, threatened Proceeding (A) challenging or contesting the ownership, validity, registrability, scope or enforceability of any Company-Owned Intellectual Property or (B) brought by the Company or one of its Subsidiaries and challenging or contesting the ownership, validity, registrability, scope or enforceability of any Intellectual Property rights of any other Person; and (iii) all required filings and fees required to maintain the Company Registered Intellectual Property have been filed and paid to the relevant Governmental Authority and authorized registrars.
(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) either the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Company-Owned Intellectual Property; (ii) the Company and its Subsidiaries have valid rights to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case of clause (i) and clause (ii), free and clear of any Liens (other than Permitted Liens); and (iii) the transactions contemplated hereby will not (A) impair any such ownership or rights or (B) pursuant to any contract to which the Company or its Subsidiaries are a party, result in Parent or any of its Affiliates granting any right to any Intellectual Property owned by, or licensed to, any of them.
(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken and currently take reasonable steps in accordance with generally accepted industry practice to protect, defend and enforce all Company-Owned Intellectual Property and to maintain the confidentiality of all trade secrets and other confidential information held by the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all current and former employees, contractors, consultants, agents, and other individuals with access to any trade secrets or other material confidential information held by the Company or any of its Subsidiaries have executed a valid and enforceable agreement (or are bound by comparable professional obligations of confidentiality) providing for non-disclosure of such trade secrets and other confidential information.
(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Persons who have developed any Intellectual Property on behalf of the Company or its Subsidiaries have done so pursuant to a valid and enforceable agreement that assigns to the Company or one of its Subsidiaries any ownership right such Person may have in such Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material Company-Owned Intellectual Property was developed by (i) an employee of the Company or its Subsidiaries working within the scope of his or her employment at the time of such development, or (ii) a contractor, consultant, agent, or other Person that has executed an appropriate instrument of assignment in favor of the Company or one of its Subsidiaries as assignee that conveys to the Company or one of its Subsidiaries ownership of all rights in the Company-Owned Intellectual Property.
(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with, and since January 1, 2022 have materially complied with, all applicable Data Security Requirements and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority alleging any violation thereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, the Company and its Subsidiaries have used commercially reasonable efforts to implement and maintain reasonable and appropriate technical and organizational safeguards designed to protect confidential, proprietary or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, (i) the Company and its Subsidiaries have not experienced any incident in which confidential, proprietary or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was or may have been stolen, misused, misappropriated or improperly accessed, including any breach of security, and (ii) there have been no disruptions, failures of, or unauthorized access to or unauthorized use of the information technology systems, computers, computer systems and networks, software, databases, servers, and communication systems, including all software and data stored on or contained therein or transmitted thereby, owned or controlled by the Company and its Subsidiaries (the “Company IT Systems”) and the Company and its Subsidiaries have not sent or received any written notices or written complaints from any Person with respect to either of the foregoing clauses (i) and (ii).
(h) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own or have sufficient rights to use all Company IT Systems. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company IT Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) the Company and its Subsidiaries have used and currently use commercially reasonable efforts consistent with generally accepted industry practice to protect the confidentiality, integrity and security of the Company IT Systems from any unauthorized use, access, interruption, or modification and from any bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware,” “malware” or any other disabling or malicious code. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries uses commercially reasonable efforts to have in place adequate security, business continuity, and disaster recovery plans and procedures, and acts in material compliance therewith.
Section 4.16. Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.
(b) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable. The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party.
(c) There is no Proceeding pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax. No claim that remains outstanding has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(d) There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.
(e) With respect to any tax years open for audit as of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.
(f) No Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company or any of its Subsidiaries to any employee or individual service provider have been deferred as permitted under the CARES Act and such Taxes have not yet been paid.
(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which is or was the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Applicable Law or as a successor or transferee, (iii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar arrangement (other than (A) any agreements not primarily related to Tax, (B) any agreements among or between only the Company and any of its Subsidiaries, or (C) the Tax Receivable Agreement) or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Section 355 (or so much of Section 356 as relates to Section 355) of the Code in the two-year period ending on the date of this Agreement.

(h) Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.
Notwithstanding anything else in this Agreement to the contrary, the representations and warranties set forth in this Section 4.16 and those portions of Section 4.17 that relate to Taxes are the only representations and warranties of the Company being made hereunder with respect to Tax matters.
Section 4.17. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. For each such Company Plan, the Company has made available to Parent a current, accurate and complete copy of such Company Plan and all amendments thereto (or a written summary in the case of an unwritten plan) and, to the extent applicable: (i) any related trust agreement, insurance policy or other funding instrument and all amendments thereto, (ii) any summary plan description or summary of material modifications, (iii) for the most recent plan year, the filed Form 5500 annual report (with applicable schedules and attachments thereto); (iv) the most recent favorable determination letter from the IRS or opinion issued to the prototype sponsor with respect to each such Company Plan intended to qualify under Section 401 of the Code; and (v) any material non-routine communication with any Governmental Authority since January 1, 2022, including any such filings or applications to any Governmental Authority pursuant to any amnesty or correction program.
(b) (i) Each Company Plan has been established, maintained, operated, funded, invested and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Law, (ii) none of the Company or any Subsidiary has incurred, and, to the Knowledge of the Company, no facts exist which reasonably could be expected to result in, any liability (direct or indirect, contingent or otherwise) to the Company or any Subsidiary with respect to any Company Plan including any liability, tax, penalty or fee under ERISA, the Code or any other Applicable Law (other than to pay premiums, contributions or benefits in the ordinary course consistent with the terms of such plans) and (iii) there have been no prohibited transactions or breaches of any of the fiduciary duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to any of the Company Plans that has resulted, or would reasonably be expected to result in, in any liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries., except in the case of clauses (i), (ii) and (iii) as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each Company Plan intended to be “qualified” under Section 401(a) of the Code is so qualified and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt; and each such Company Plan has received or is eligible to rely upon a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period that the Company Plan is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code; and, nothing has occurred, and, to the Knowledge of the Company, no condition exists, that would reasonably be expected to cause the loss of such qualified status of such Company Plan or result in the loss of qualified or tax-exempt status of each trust intended to qualify under Section 501(a) of the Code.
(c) Each Company Plan that is subject to Section 409A of the Code has been maintained in writing and operated in all material respects in compliance with Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations). The cancellation and payout of outstanding Company Equity Awards pursuant to Section 2.05 (a) through (c) complies with Section 409A of the Code.
(d) There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any court, by any Governmental Authority or otherwise with respect to any Company Plan (in each case, other than routine claims for benefits in the ordinary course and consistent with the terms of the plan), in each case, except as has not been, and would not reasonably be expected to be, individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole.
(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, including termination of employment or other service, (i) other than with respect to the treatment of Company RSUs, Company PSUs, Company Options and any rights under the Company ESPP in accordance with Section 2.05, entitle any Company Service Provider to any payment or benefit, or accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any Company Service Provider under any Company Plan or otherwise, (ii) limit the right to merge, amend or terminate any Company Plan (except any limitations imposed by Applicable Law) or (iii) result in any Company Service Provider receiving any “excess parachute payment” (within the meaning of Section 280G of the Code) from the Company or its Subsidiaries (excluding the impact of any arrangements established by, adopted by or entered into with Parent or any of its Affiliates).
(f) No Company Plan requires any indemnity or gross up or contains any other obligation to reimburse any Company Employee for any Taxes imposed under Section 4999 or 409A of the Code.
(g) Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has in the past six years sponsored, maintained, contributed to, or is required to sponsor, maintain or contribute to, or has or is reasonably expected to have any liability or other obligation (contingent or otherwise), including as the result of any ERISA Affiliate, with respect to, any (i) Pension Plan; (ii) plan or arrangement providing for post-employment health or life insurance benefits or coverage, or other retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state Laws, at the sole expense of such Person and on an after-tax basis); (iii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA: or (iv) trust that is intended to meet the requirements of Section 501(c)(9) of the Code.
(h) With respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”)): (i) there has not been any failure to satisfy the minimum funding rules under Section 412 of the Code or Section 302 of ERISA for any plan year, (ii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred; (iii) no event has occurred or circumstances exist that would be reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Company Plan; (iv) no amendment has been made or is reasonably expected to be made, to any Company Plan that has required or could require the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code; and (v) all premiums to the PBGC have been timely paid in full, except in the case of clauses (i) through (v) as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All liabilities of the Company and its Subsidiaries in connection with the termination of any such employee pension benefit plan that was sponsored, maintained, or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate at any time within the past six years have been fully satisfied.
(i) Each Company Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA but is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA is an unfunded plan within the meaning under ERISA that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and the Company has made the one-time filing with the Department of Labor with respect to each such plan on a timely basis. No assets of any Company Plan are allocated to or held in a “rabbi trust” or similar funding vehicle and the transactions contemplated by this Agreement will not cause or require the Company or any of its Subsidiaries to establish or make any contribution to a rabbi trust or similar funding vehicle.
(j) With respect to each Company Plan that is a Multiemployer Plan, (i) neither the Company, any of its Subsidiaries nor their ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied and (ii) no such Company Plan has an “accumulated funding deficiency” within the meaning of Section 302 of ERISA; is in “endangered status” or “critical status;” is a party to a rehabilitation plan; or is in reorganization or insolvent (as those terms are defined in ERISA).
Section 4.18. Employee and Labor Matters. (a) Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to any collective bargaining agreement or other contract with any labor union or other labor organization (each, a “CBA”). Except as is not, and would not reasonably be material to the Company and its subsidiaries taken as a whole (i) since January 1, 2022, no labor union, other labor organization, or group of Company Employees has made a written demand to the Company for recognition or certification, (ii) to the Knowledge of the Company, since January 1, 2022, there have been no labor organizing activities with respect to any Company Employees and no such activities have been threatened, (iii) (A) since January 1, 2022, there have been no unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against the Company or its Subsidiaries, and (B) there is no unfair labor practice charge, labor grievance, labor arbitration, strike, lockout, work stoppage, slowdown, picketing, hand billing or other labor dispute pending as of the date hereof, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries.
(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including, but not limited to, Applicable Laws related to terms and conditions of employment, wages and hours, overtime, meal, and rest breaks, employment discrimination, harassment, and retaliation, employee whistle-blowing, reasonable accommodation, employee and independent contractor classification, labor practices, plant closures or layoffs, unemployment insurance, workers’ compensation, family and medical and other leaves of absence, privacy, background checks, drug or alcohol testing, affirmative action, immigration and occupational safety and health requirements.
(c) There are no currently pending, or to the Knowledge of the Company, threatened, employment-related Proceedings against the Company or its Subsidiaries based on, arising out of, in connection with, or otherwise relating to the employment, application for employment, or termination of any Service Provider by the Company or its Subsidiaries, and no such Proceedings have been brought since January 1, 2022, in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
Section 4.19. Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
(a) there are no judicial, administrative or other Proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there is no administrative or judicial Order of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries;
(b) the Company and each of its Subsidiaries have all Permits necessary for their operations as currently conducted to comply with all applicable Environmental Laws and are in compliance with the terms of such Permits;
(c) the operations of the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws;
(d) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries, has released or disposed of any Hazardous Substance on or under real property currently or, to the Knowledge of the Company, formerly owned, leased or operated, by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been disposed, in quantities or concentrations that require investigation, remediation or monitoring by the Company or any of its Subsidiaries pursuant to any Environmental Law;
(e) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Hazardous Substances at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and
(f) the Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies of any material reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession of the Company or any of its Subsidiaries pertaining to: (i) any unresolved liabilities of the Company or any of its Subsidiaries under Environmental Law; (ii) any releases or disposal of Hazardous Substances by the Company or any of its Subsidiaries or to the extent giving rise to liability for the Company or any of its

Subsidiaries in, on, or beneath any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ noncompliance with applicable Environmental Laws, in each case to the extent prepared since January 1, 2022.
Section 4.20. Material Contracts. (a) Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.20(a) (other than a Company Plan or, only for purposes of Section 4.20(a)(i), Section 4.20(a)(ii) and Section 4.20(a)(iii), purchase orders or invoices entered into in the ordinary course of business substantially consistent with the form listed in Section 4.20(a)(i) or Section 4.20(a)(ii) of the Company Disclosure Schedule) to which the Company or any of its Subsidiaries is a party as of the date hereof (together with any contract of the type described in clauses (i) through (xvii) of this Section 4.20(a) entered into after the date of this Agreement and prior to the Closing Date) (each contract of a type described in this Section 4.20(a), a “Material Contract”):
(i) any contract with a top 20 customer (determined on the basis of the aggregate revenues recognized by the Company and its Subsidiaries during calendar year 2023 through the date hereof);
(ii) any contract with a top 20 vendor or supplier of goods, services or other assets (determined on the basis of the aggregate dollar volume of purchases made by the Company and its Subsidiaries during calendar year 2023 through the date hereof);
(iii) any contract that is not a lease for real property and that both (A) requires or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries after the date hereof in an amount having an expected value in excess of $30,000,000 and (B) cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice (for avoidance of doubt, excluding the Tax Receivable Agreement);
(iv) any contract relating to the acquisition or disposition of any material securities, assets or businesses or exclusive licensing agreement (whether by merger, purchase of stock, purchase of assets or otherwise) that contains any material outstanding non-competition, earn-out or other contingent payment obligations of the Company or any of its Subsidiaries that would reasonably be expected to result in the Company’s or any of its Subsidiaries’ receipt or making of future payments in excess of $15,000,000;
(v) any contract (other than agreements with employees, contractors, consultants, agents or other Persons entered into in the ordinary course of business) for the development of any material Intellectual Property for the benefit of Company or its Subsidiaries;
(vi) any contract involving the licensing of or other grant of rights in material Intellectual Property (excluding, in each case, (A) licenses for unmodified, commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms with an aggregate annual license fee of less than $1,000,000 and (B) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business);
(vii) any contract under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $2,000,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;
(viii) any contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock or voting or equity securities of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock or voting or equity securities or other equity interests of the Company or any of its Subsidiaries or the issuance of any guaranty by the Company or any of its Subsidiaries;
(ix) any contract with any Affiliate, director, officer (as such term is defined in the 1934 Act), holder of 1% or more of the shares of capital stock of the Company or, to the Knowledge of the Company, any of their respective Affiliates (other than the Company or its Subsidiaries) or immediate family members (other than (A) any indemnity under the certificate of incorporation and bylaws or other organizational documents of the Company and its Subsidiaries and (B) the Tax Receivable Agreement) that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Form 10-K or proxy statement pertaining to an annual meeting of stockholders;

(x) any contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or offer or sell any products, assets or services, with or to any Person, or (B) expressly contains any material “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person, in the case of this clause (B), to the extent such contract contributed, or, in the event not a contract of the Company or any of its Subsidiaries for the duration of such fiscal year, would reasonably have been expected to contribute, individually, more than $10,000,000 to the revenue of the Company or any of its Subsidiaries for the fiscal year ended December 30, 2023;
(xi) any partnership, joint venture, joint development, strategic alliance or other similar contract that is material to the Company and its Subsidiaries, taken as a whole;
(xii) any contract relating to outstanding indebtedness of the Company or the Subsidiaries of the Company, including any indenture, loan or credit agreement, or indebtedness in connection with any settlement facilities or lines of credit or any financial guaranty or credit support, indemnification, assumption or endorsement thereof (in each case whether incurred, assumed, guaranteed or secured by any asset), in each case, in the principal amount of $3,000,000 or more (including any related security or pledge agreements), other than (A) the Tax Receivable Agreement, (B) contracts among the Company and its wholly owned Subsidiaries and (C) contracts relating solely to any construction bond that are entered into in the ordinary course of business;
(xiii) any contract requiring contributions of capital, capital expenditures or the acquisition or construction of fixed assets in excess of $15,000,000 in the next 12 months (excluding contributions made to the Company by its Subsidiaries);
(xiv) any contract that is a CBA or other contract with any labor union, organization or association;
(xv) any contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) (A) involving payment by the Company or any of its Subsidiaries after the date hereof in excess of $5,000,000 or (B) that imposes continuing requirements, obligations, liabilities or restrictions after the date hereof that are material to the Company and its Subsidiaries, taken as a whole;
(xvi) any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (excluding any Company Plan); and
(xvii) any other contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in foregoing clauses (i) through (xvi).
(b) The Company has made available to Parent an accurate and complete copy of each Material Contract as in effect as of the date hereof. Except for breaches, violations or defaults which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Material Contract, and, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.
Section 4.21. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sub limits of such policies have not been exhausted or materially diminished, (iii) all premiums payable under all such policies have been timely paid, the Company and its Subsidiaries are in compliance with all other terms and conditions (including any notification requirements) of all such policies and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancellation or termination or premium increase has been received with respect to any such insurance policy.
Section 4.22. Products. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the products designed, produced or distributed by the Company do not suffer from any defects that give rise to or would reasonably be likely to give rise to any product liability or warranty claims.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, (i) no product designed, produced or distributed by the Company has been the subject of any recall or warranty claim, (ii) the Company has not received any written notice alleging material defects in any such product and (iii) to the Company’s Knowledge, none of its customers have terminated or threatened in writing to terminate the distribution or sale of any such product based on any such defects or recalled, or issued a product warning with respect to, any such product.
Section 4.23. Finders’ Fees. Except for Morgan Stanley & Co. LLC and Evercore Group L.L.C., there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any material fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 4.24. Opinions of Financial Advisors. The Company has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Shares in the Merger is fair to such holders from a financial point of view. The Company has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by holders of the Company Common Shares in the Merger is fair, from a financial point of view, to such holders other than Parent or any Subsidiary of Parent, the Company or any Subsidiary of the Company, or holders of the Dissenting Company Shares.
Section 4.25. Antitakeover Statutes. The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.
Section 4.26. Affiliate Transactions. Except for directors’ and employment-related contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date of this Agreement, neither any executive officer or director of the Company nor any Principal Stockholder or its Affiliates (other than the Company and its Subsidiaries) is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months, in each case, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act and that have not been disclosed in the Company SEC Documents.
Section 4.27. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 5
Representations and Warranties of Parent and Merger Sub
Subject to Section 11.05, except to the extent set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:
Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub (a) is a limited liability company or corporation, as applicable, duly formed or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (b) has all limited liability company or corporate powers required to carry on its business as now conducted, except in the case of this clause (b) where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are indirectly owned by, and at the Effective Time will be indirectly owned by, Parent, free and clear of all Liens, excluding restrictions on transfer arising under applicable securities laws.
Section 5.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the limited liability company or corporate, as applicable, powers of each of Parent and Merger Sub and have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of each of Parent and Merger Sub, and no vote of the members of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).
Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) compliance with the rules and regulations of the NYSE, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Merger Sub is qualified to do business and (e) any other actions or filings (i) required solely by reason of the participation of the Company (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.04. Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon Parent or Merger Sub or any of their respective Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of Parent or Merger Sub or any of their respective Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05. Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.
Section 5.06. Compliance with Laws. Parent and each of its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Applicable Laws, except for failure to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.07. Litigation. As of the date hereof, there is no Proceeding pending, or to the Knowledge of Parent, threatened, against Parent and there is no Order outstanding that in any manner seeks to prevent, enjoin, materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.
Section 5.08. Finders’ Fees. Except for Wells Fargo Bank, N.A., there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.09. Financing. (a) Parent has delivered to the Company a true, complete and fully executed copy of a debt commitment letter, dated as of the date of this Agreement (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any fee letter as described below and redacted in accordance with Section 5.09(c), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 6.06, the “Debt Commitment Letter”), from the Debt Financing Sources party thereto confirming their respective commitments to provide Parent with debt financing, subject to the terms and conditions thereof, in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”) (which may include up to $6,700,000,000 in bridge financing (the “Bridge Financing”) to be utilized in the event the placement of bonds in a comparable amount (the “Bond Financing”) is not consummated).
(b) The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, the Debt Commitment Letter has not been amended or modified, the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified, and to the knowledge of Parent no such amendment, modification, withdrawal or rescission of the Debt Commitment Letter is currently contemplated or the subject of current discussions (other than amendments to the Debt Commitment Letter to add additional lenders, arrangers and agents or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other Person, under the Debt Commitment Letter. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full.
(c) There are no conditions precedent directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no other contracts, arrangements or understandings entered into by Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Debt Financing (except for (i) customary fee letters relating to the commitments in the Debt Commitment Letter, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, “market flex,” pricing terms, pricing caps and other commercially sensitive terms redacted; provided that Parent represents and warrants that the market flex provisions in such fee letter do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions) and (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Debt Financing). As of the date hereof, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent on the Closing Date in an amount sufficient to enable Parent and

Merger Sub to (A) satisfy all of their obligations required to be satisfied by them under this Agreement at the Closing, (B) consummate the transactions contemplated by this Agreement, including the payment of the Merger Consideration and all other amounts required to be paid at the Closing pursuant to this Agreement, (C) repay, prepay or discharge (after giving effect to the Merger) the principal of, and interest on, outstanding indebtedness for borrowed money of the Company and its Subsidiaries (other than any such indebtedness as is permitted to remain outstanding pursuant to the terms of such Debt Financing) and (D) pay all fees and expenses in connection therewith required to be paid by it at the Closing (collectively, the “Required Funds”).
(d) Assuming the Debt Financing is funded on the Closing Date in accordance with the Debt Commitment Letter and the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Debt Financing (after giving effect to any market flex provisions), together with any cash on hand, available lines of credit and other sources of immediately available funds, will be in an amount not less than the Required Funds. Parent acknowledges and agrees that the availability of funds (including the Debt Financing) will not be a condition to the obligation of Parent or Merger Sub to consummate the transactions contemplated hereby.
Section 5.10. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 in all material respects and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of the aggregate Merger Consideration and the payment of all related fees and expenses), the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.
Section 5.11. Ownership of Common Shares. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any Company Common Shares or other Company Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is, or has been within the past three (3) years, an “associate” of the Company. For purposes of this Section 5.11, the term “associate” shall have the meaning ascribed to it in Rule 12b-2 of the 1934 Act.
Section 5.12. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.
ARTICLE 6
Covenants of the Company
Section 6.01. Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or expressly contemplated or permitted by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its

Subsidiaries to, (i) use reasonable best efforts to (A) conduct its business in accordance with Applicable Law and in the ordinary course of business and (B) preserve intact in all material respects its current business operations, organization, ongoing businesses, license, permits and material business relationships with third parties, including vendors, suppliers, customers, partners and Governmental Authorities and maintaining in full force and effect its insurance policies (including, for the avoidance of doubt, paying all premiums thereon and renewing or replacing such insurance policies on or prior to their expiration), in each case, consistent with past practice or customs in the industries in which the Company and its Subsidiaries conduct business (provided that, in the case of the foregoing clause (i), no action with respect to the matters addressed by any subclause of the following clause (ii) shall constitute a breach of clause (i) unless any such action would constitute a breach of such subclause of the following clause (ii)) and (ii) not:
(a) amend its certificate of incorporation, bylaws or other similar organizational documents of the Company or any of its Subsidiaries, other than immaterial amendments to the organizational documents of the Company’s Subsidiaries that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement;
(b) (i) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries to the Company or to other Subsidiaries of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Plan;
(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Company Class A Common Shares upon the settlement or exercise (as applicable) of Company RSUs, Company PSUs, Company Options or Company Warrants, in each case, outstanding on the date of this Agreement (or issued after the date hereof in accordance with the terms of this Agreement, other than Company PSUs) in accordance with their terms, (B) subject to Section 2.05(d), the issuance of shares of Company Class A Common Shares upon the exercise of the rights under the Company ESPP in accordance with the terms thereof as in effect on the date hereof (or as amended after the date hereof in accordance with the terms of this Agreement) and (C) any issuance, delivery or sale among the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (ii) except as required by the terms of any Company Plan as in effect on the date of this Agreement, amend any term of any Company Security or any Company Subsidiary Security; provided, that, notwithstanding the foregoing, the Company shall not issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Class B Common Shares;
(d) acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or business, division or other business organization in excess of $50,000,000 in the aggregate in any one transaction or series of related transactions (for the avoidance of doubt, it being understood that the foregoing is subject to the provisions of Section 8.01(b));
(e) enter into any material new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;
(f) sell, lease, license, assign or otherwise transfer, abandon or otherwise dispose, voluntarily permit to lapse or expire, encumber or subject to any Lien (in each case, other than Permitted Liens) any businesses, properties or assets of the Company or any of its Subsidiaries, including Company-Owned Intellectual Property, other than (i) such sales, leases, non-exclusive licenses, assignments, transfers, Liens or other dispositions of inventory or other assets that are in the ordinary course of business, (ii) pursuant to existing contracts or commitments or (iii) natural statutory expirations of Company-Owned Intellectual Property, which could not be maintained through applicable filings or payments of fees;
(g) make or authorize any capital expenditure other than any capital expenditures that when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since the date of this Agreement, do not exceed the aggregate amount set forth in the Company’s capital expense budget set forth in Section 6.01(g) of the Company Disclosure Schedule plus $5,000,000;

(h) other than in connection with actions permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;
(i) other than (i) borrowings under the Company’s existing credit agreements in the ordinary course of business and in an aggregate principal amount not to exceed $25,000,000 or (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company that exists as of the date hereof, (A) incur (or amend in any material respect the terms of) any indebtedness for borrowed money or any debt securities (or, in each case, guarantees thereof) or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money of any other Person;
(j) other than in connection with any stockholder or derivative litigation, which is the subject of Section 8.08, commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise or settle any Proceedings that would require a payment by the Company in excess of $5,000,000 in the aggregate (net of amounts covered by insurance or indemnification agreements with third parties), other than (i) as required by their terms as in effect as the date hereof or (ii) claims reserved against in the financial statements of the Company (for amounts not materially in excess of such reserves); provided that, the payment, discharge, settlement or satisfaction of such Proceeding does not include any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such waiver, release, assignment, compromise or settlement) to be performed, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;
(k) (i) amend or modify in any material respect, waive any material rights under, or voluntarily terminate (other than any termination in accordance with the terms of an existing Material Contract) any Material Contract or (ii) enter into any contract which if entered into prior to the date of this Agreement would have been a Material Contract, in each case other than the automatic renewal or extension of any Material Contract pursuant to its terms or on terms not materially less favorable for the Company or otherwise in the ordinary course of business;
(l) except to the extent required by Applicable Law (including Section 409A of the Code) or a Company Plan existing as of the date of this Agreement, (i) increase or grant any increase in the compensation or benefits (except as permitted under clause (ii) below) of any current or former Company Service Provider, other than (x) increases in base wages or salary in the ordinary course of business consistent with past practice or (y) increases in annual cash bonus targets in the ordinary course of business consistent with past practice, (ii) amend any Company Plan (other than annual renewals in the ordinary course of business consistent with past practice or any amendment that does not materially increase the benefits under, or materially increase the cost to the Company or any of its Subsidiaries of maintaining, the applicable Company Plan) or establish or adopt any new Company Plan, (iii) accelerate the vesting of or the lapsing of restrictions with respect to, or otherwise fund or secure the payment of, any compensation or benefits under any Company Plan, (iv) amend or modify the terms of any outstanding Company Equity Awards or Company Warrants, (v) provide any obligation to gross-up, indemnify or otherwise reimburse any Company Service Providers for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code, (vi) grant or provide any severance or termination payments or benefits to any Company Service Providers other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice and subject to the execution and non-revocation of a release of claims in favor of the Company and its Subsidiaries, or (vii) hire or fire any employees with annual base compensation of greater than $200,000, except for terminations for “cause” or to the extent consistent with the Company’s employment policies;
(m) unless required by Applicable Law or pursuant to existing CBAs, (i) enter into or materially amend any CBAs, or (ii) recognize or certify any labor organization or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;
(n) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(o) change the Company’s methods of financial accounting or make any material change in any method of financial accounting practice or working capital or cash management practice or policy applicable to the Company or its Subsidiaries, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(p) make, change or revoke any material Tax election, change any Tax accounting period, make any material change in any of its methods of Tax accounting, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment with respect to any material amount of Taxes, enter into any material Tax sharing, closing, or similar agreement in respect of any material Taxes, obtain or request any material Tax ruling, or settle or compromise any material Tax claim, audit or assessment;
(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(r) adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan (provided that, for the avoidance of doubt, this Section 6.01(r) shall not limit the Company’s right to take the actions contemplated by Section 6.04 or Section 10.01); or
(s) agree, resolve or commit to do any of the foregoing.
Section 6.02. Company Stockholders Meeting. The Company shall (a) as soon as reasonably practicable (and in any event within five Business Days) following the date the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call (including establishing a record date for) and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares (the “Company Stockholders Meeting”) to take place within 40 days following the first mailing of the Proxy Statement to the Company’s stockholders for purposes of seeking the Company Stockholder Approval, (b) initiate or cause to be initiated a “broker search” in accordance with Rule 14a-13 of the 1934 Act in order for the Company to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Stockholders Meeting in accordance with the DGCL and applicable requirements of the NYSE; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date (i) with the consent of Parent or (ii) to the extent the Company believes in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) due to Applicable Law (including fiduciary duties) or a request from the SEC or its staff, (C) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval or (D) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (x) include the Company Recommendation in the Proxy Statement, (y) use its reasonable best efforts to obtain the Company Stockholder Approval and (z) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company agrees to use reasonable efforts to provide Parent periodic updates concerning proxy solicitation results as reasonably requested by Parent (including, if requested, providing daily voting reports to the extent reasonably practicable). In the event that the Board of Directors makes an Adverse Recommendation Change pursuant to Section 6.04 and this Agreement has not been terminated in accordance with its terms in connection therewith, the Company will nevertheless submit this Agreement to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than procedural or routine matters and other matters required by Applicable Law) that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. The Company shall permit Parent and its Representatives to attend the Company Stockholders Meeting.
Section 6.03. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law and other than any such matters that relate to the negotiation and execution of this Agreement (including matters that relate to any Acquisition Proposal or Superior Proposal), in each case, solely for purposes of consummating the Merger (including for integration planning), the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, assets, books and records and personnel (including employees and agents) of the Company and its Subsidiaries, (ii) promptly furnish to Parent and its Representatives such financial and operating data and other information (including, for the avoidance of doubt, the work papers of the Company’s auditors to the extent Parent has executed a release in a form reasonably satisfactory to the Company’s auditors) as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries (provided that the Company’s investment bankers, attorneys, accountants and other advisors will not be required to furnish to Parent or its Representatives any of their internal documents or materials); provided that, in each case, such access may be limited to the extent, that such access would jeopardize the health and safety of any of its Representatives; provided, further, that the Company may, in its sole discretion, designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be furnished only to the outside counsel of Parent and will not be disclosed to any other Persons unless express permission is obtained in advance from the Company or its legal counsel. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws), (B) communications between the Company and its investment bankers, attorneys, accountants and other advisors or (C) information protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts; provided that, in the case of clauses (A) and (C), the Company shall use reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not violate any such Applicable Law or jeopardize the protection of the attorney-client privilege. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any intrusive environmental study or assessment with respect to any property of the Company or any of its Subsidiaries without the prior written consent of the Company.
(b) All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to the confidentiality agreement dated as of October 25, 2024, between the Company and Parent (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement.
Section 6.04. No-Shop; Other Offers. (a) No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.04, until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, shall cause its Subsidiaries as well as the Company’s and its Subsidiaries’ respective officers and directors, and the Company’s financial advisors referred to in Section 4.24, in their capacity as such, not to and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, participate in, engage in or respond to any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or knowingly afford access to the business, properties, assets, books or records, or to any personnel of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party or that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly announce its intention to do the same, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement in accordance with Section 6.02, (B) other than with respect to a tender offer or exchange offer, within 10 Business Days of Parent’s written request, fail to make or reaffirm the Company Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of the Company (provided that Parent shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and for each material modification to such Acquisition Proposal) or (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (A) through (C), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an Acquisition Proposal. Subject to Section 6.04(b), the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any third party and its Representatives first conducted on or prior to the date hereof with respect to any Acquisition Proposal. Within four Business Days after the date hereof, the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives.
(b) Exceptions. Notwithstanding anything contained in this Section 6.04 to the contrary, at any time prior to receipt of the Company Stockholder Approval:
(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide written offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that did not result from a material breach of Section 6.04(a) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent that any material nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such material nonpublic information or access is provided or made available to Parent or its Representatives substantially contemporaneously with (and in any event within 24 hours of) the time it is provided to such Third Party; provided, further, that if the third Person making such Acquisition Proposal is a competitor of the Company or its Subsidiaries or Parent, the Company shall use reasonable best efforts to not provide any competitively sensitive information to such Person in connection with any actions permitted by this Section 6.04(b)(i) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and
(ii) subject to compliance with Section 6.04(d), the Board of Directors may, (A) in response to a bona fide written offer, inquiry, proposal or indication of interest with respect to an written Acquisition Proposal that did not result from a material breach of Section 6.04(a) that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal or (B) in response to an Intervening Event make an Adverse Recommendation Change, if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under Applicable Law.
In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal (provided that neither the Company nor the Board of Directors may make an Adverse Recommendation Change unless permitted by this Section 6.04(b)), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any person or group and their respective

Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.04 solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.04.
(c) Required Notices. Prior to the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall (i) notify Parent promptly (and in any event no later than 24 hours) (A) of the receipt by the Company of any Acquisition Proposal (including any bona fide offer, inquiry, proposal or indication of interest with respect to thereto) or any amendment or modification to the material terms of any Acquisition Proposal and such notice shall include, to the extent then known to the Company, the identity of the Person making the Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto) and the material terms and conditions thereof (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to the Company or any of its Subsidiaries that describe such material terms and conditions thereof) and (B) of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal and (ii) keep Parent reasonably informed on a reasonably current basis (but in no event less often than once every 24 hours) of any changes (or any material discussions with respect thereto) to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to the Company or any of its Subsidiaries that describe such material terms and conditions thereof) of any Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto).
(d) Last Look. Neither the Board of Directors nor the Company shall be permitted to take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and (A) in the case of a Superior Proposal, including the identity of the Person or group making such proposal, the terms thereof and attaching a copy of all proposed agreements (including a true and complete copy of any proposed definitive agreement for such Superior Proposal, if any) and other documents and information contemplated by Section 6.04(c)(i) for the Superior Proposal, if applicable or (B) in the case of an Intervening Event, reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such four Business Day period following the date on which such notice is received, the Company shall have and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure of the Board of Directors to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law, and, in the case of Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be three Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) with respect to such additional notice, including clauses (i) through (iii) above.
(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal, made after the date of this Agreement (but substituting “50%” for all references to “20%” in the definition of such term) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to the Company’s stockholders (solely in their capacity as such) than the Merger, in each case, taking into consideration (i) all relevant factors (including the identity of the counterparty, the terms and conditions of such Acquisition Proposal (including the transaction consideration, conditionality, timing, legal and financial terms

(including any break-up fee), certainty of financing and regulatory approvals and the expected timing and likelihood of consummation and such other factors determined by the Board of Directors in good faith to be relevant)) and (ii) if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.04 that, if accepted by the Company, would be binding upon Parent.
(f) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means a material event, fact, circumstance, development or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not and, in each case, does not relate to an Acquisition Proposal; provided, that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (A) the fact, in and of itself, of the Company meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period or (B) changes in the market price or trading volume of Company Common Shares, provided, that in the case of the foregoing clauses (A) and (B), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event, or (C) a breach of this Agreement by the Company or events, facts, circumstance, developments or occurrences resulting from a breach of this Agreement by the Company.
Section 6.05. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Shares from the NYSE and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the Effective Time.
Section 6.06. Debt Financing Cooperation.
(a) The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent that is necessary and customary for financings of the type contemplated by the Debt Commitment Letter as in effect on the date hereof, including using reasonable best efforts in connection with the following:
(i) participating in a reasonable number of meetings, due diligence sessions, presentations, drafting sessions, lender meetings, “road shows” and similar sessions with the Debt Financing Sources and other prospective financing sources, investors and ratings agencies, in each case on reasonable advance notice;
(ii) (A) assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, prospectuses, prospectus supplements, registration statements, lender and investor presentations, bank information memoranda (including a bank information memorandum that does not include material non-public information and the delivery of customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities; (B) providing a “10b-5” representation by the Company (consistent with the Debt Commitment Letter) and similar marketing documents required in connection with the Debt Financing; (C) (x) furnishing Parent and Merger Sub (and Parent and Merger Sub may then furnish to applicable Debt Financing Sources) with historical financial statements of the Company and its Subsidiaries required to be provided to Parent, Merger Sub or the Debt Financing Sources solely pursuant to paragraph 6(b) of Annex B of the Debt Commitment Letter (as in effect on the date hereof) (the “Required Information”) (in each case, which may be satisfied by including such information in the Company SEC Documents), (y) using reasonable best efforts to cause the applicable independent auditors to reasonably cooperate with Parent in connection with the Debt Financing, including by participating in accounting due diligence sessions upon reasonable advance notice and (z) using reasonable best efforts to obtain the consent of, and facilitate the delivery of, customary “comfort letters” (including as to customary negative assurance) for a Rule 144A private placement of debt securities from, the applicable independent auditors if reasonably necessary or customary for Parent’s use of the financial statements of the Company and its subsidiaries in any marketing or offering materials to be used in connection with the Debt Financing;
(iii) participating in meetings with ratings agencies at mutually convenient times on reasonable notice and providing other customary assistance in connection with any ratings agency processes;
(iv) furnishing, at least three Business Days prior to the Closing, such documentation and information as is reasonably requested in writing by the Parent at least 10 Business Days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230;
(v) (A) providing customary assistance to Parent and Merger Sub in connection with the preparation of any pledge and security documents and other definitive financing documents, including cooperation in connection with the payoff of existing Indebtedness under the Company Credit Agreement, the 2027 Notes Indenture, the 2029 Notes Indenture and the 2031 Notes Indenture, and the release of related Liens, (B) executing and delivering any credit or purchase agreements, indentures, pledge and security documents, guarantees, mortgages, deeds of trusts, other definitive financing documents and schedules thereto or other requested certificates or documents; provided that (x) none of the foregoing agreements, documents or certificates shall be executed and/or delivered, except in connection with the Closing and (y) the effectiveness thereof shall be conditioned upon, or become operative only after or concurrently with, the occurrence of the Closing and (C) facilitating the obtaining of guarantees and pledging of collateral, granting of security interests and other similar matters ancillary to the Debt Financing, in each case as may be reasonably requested by Parent;
(vi) providing customary preliminary “flash” numbers in connection with any Marketing Period occurring between ten (10) and forty (40) days following the end of one of the Company’s fiscal quarters and a chief financial officer certificate relating to such customary preliminary “flash” numbers;
(vii) taking certain corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and
(viii) providing reasonable and customary cooperation to Parent, Merger Sub and the Debt Financing Sources (or third party evaluators on their behalf) in obtaining customary appraisals and field exams in connection with the Debt Financing upon reasonable prior notice during normal business hours and in providing such available information as is reasonably requested to assist Parent and Merger Sub in their preparation of borrowing base certificates in connection with the Debt Financing and in the determination of eligible borrowing base assets, in each case, to the extent customary to obtain any portion of the Debt Financing consisting of an asset-based credit facility.
(b) Notwithstanding the foregoing, nothing in this Section 6.06 shall require the Company or any of its Subsidiaries to:
(i) take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement by the Company;
(ii) take any action in respect of the Debt Financing that would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Law, or result in the contravention of, or violation of breach of, or default under, any contract to which the Company or any of its subsidiaries is a party;
(iii) take any action to the extent such action would (A) unreasonably interfere with the business or operations of the Company or its Subsidiaries or (B) cause competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;
(iv) execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;

(v) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date;
(vi) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or contract;
(vii) subject the Company or any of its Subsidiaries, respective directors, managers, officers or employees to any actual or potential personal liability;
(viii) cause the directors and managers of the Company and its Subsidiaries to adopt resolutions (or take other corporate action) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company and the applicable Subsidiaries on and after the Closing Date and such resolutions (or take other corporate action) are contingent upon the occurrence of, or only effective as of, the Closing;
(ix) waive or amend any terms of this Agreement or any other contract to which the Company or its Subsidiaries is party; or
(x) take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Debt Commitment Letter, the definitive documents related to the Debt Financing or any information utilized in connection therewith (in each case, except following the Closing).
(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives or Affiliates, and the foregoing obligations shall survive the termination of this Agreement.
(d) All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).
(e) Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or any alternative Debt Financing or on the performance of any party to the Debt Commitment Letter.
(f) Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including the condition set forth in Section 9.02(a)(i) as it applies to the Company’s obligations under this Section 6.06), the Company’s obligations under this Section 6.06 shall be deemed satisfied unless (i) the Company has willfully and materially breached its obligations under this Section 6.06, (ii) Parent has promptly notified the Company of such breach and (iii) such breach substantially contributed to Parent or Merger Sub’s failure to receive any material portion of the proceeds of the Debt Financing.
Section 6.07. Tax Receivable Agreement. The Company shall use its reasonable best effort to cause the provisions of the Tax Receivable Agreement to be terminated on or before the Closing Date.

ARTICLE 7
Covenants of Parent
Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.
Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation to do the following:
(a) For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries and their respective successors and heirs and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by the DGCL or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), advance fees, costs and expenses (including reasonable attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided that such Indemnified Person agrees in advance to return any such funds to which it is determined in a final, non-appealable judgment that such Indemnified Person is not ultimately entitled to indemnification. Notwithstanding anything to the contrary in this Agreement, Parent and the Surviving Corporation shall control any action for which indemnification may be sought by an Indemnified Person pursuant to this Agreement, and no Indemnified Person shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek termination of, any such action without the Surviving Corporation’s prior written consent. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation. At its own expense, an Indemnified Person may, but will not be obligated to, employ separate counsel and participate in the defense of any action involving such Indemnified Person and so controlled by the Surviving Corporation; provided that if (i) the named parties to any such action include the Surviving Corporation and such Indemnified Person and such Indemnified Person is advised in writing by its own counsel that there are legal defenses available to it that are different from or additional to those available to the Surviving Corporation or any other Indemnified Person that is party thereto, (ii) a conflict of interest exists between such Indemnified Person and the Surviving Corporation or (iii) the Surviving Corporation and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel for such Indemnified Person, then in each such case such Indemnified Person will be entitled to obtain its own separate counsel and the Surviving Corporation shall pay the reasonable and documented fees and expenses of such counsel. The Surviving Corporation shall not settle any action that is indemnifiable pursuant to this Section 7.02, except (A) with the consent of the applicable Indemnified Persons, which consent shall not be unreasonably withheld, conditioned or delayed or (B) if such settlement or compromise includes an unconditional release thereof from all liability arising out of such action. No Indemnified Person will be liable for any settlement entered into in contravention of the foregoing sentence.
(b) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect provisions in the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that exists as of the date hereof, and not, without the written agreement of the Indemnified Person, amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.
(d) Prior to the Effective Time, (x) the Company shall, (y) if Parent elects, Parent shall, or (z) if the Company is unable to, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) as of the Effective Time, purchase (and fully pay the premium for) a prepaid, noncancellable “tail policy” on terms and conditions (in both amount and scope) no less favorable than the current directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof; provided that the Company shall not be permitted to pay a premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies for any such extension policy without Parent’s prior written consent. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence a premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Parent and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.
(f) The rights of each Indemnified Person under this Section 7.02 will be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
Section 7.03. Employee Matters. (a) The Company and Parent hereby acknowledge and agree that a “Change in Control” (or similar phrase) within the meaning of any Company Plan will occur as of the Effective Time.
(b) For the period commencing at the Effective Time and ending on the date that is 12 months thereafter (or, if shorter, the employee’s remaining period of employment), Parent shall cause the Surviving Corporation and/or its Subsidiaries to provide each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time whose employment continues with the Surviving Corporation or any of its Subsidiaries after the Effective Time (each, a “Continuing Employee”) (i) an annual rate of base salary or wages, as applicable, that is no less favorable than the annual rate of base salary or wages provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) target annual cash bonus or other short-term cash incentive opportunities that are no less favorable than the target annual cash bonus or other short-term cash incentive opportunities provided to such Continuing Employee as of immediately prior to the Effective Time, (iii) employee benefits (excluding equity and other long-term incentive compensation and awards, change in control and retention bonuses, defined benefit pension plans, nonqualified deferred compensation, post-employment welfare benefits and severance) that, on an aggregate basis, are at least substantially comparable to the employee benefits (excluding equity and other long-term incentive compensation and awards, change in control and retention bonuses, defined benefit pension plans, nonqualified deferred compensation, post-employment welfare benefits and severance) provided to such Continuing Employee as of immediately prior to the Effective Time, and (iv) severance protections no less favorable than those set forth on Section 7.03(b) of the Company Disclosure Schedule. Notwithstanding the foregoing, nothing herein obligates Parent to provide compensation and/or benefits to employees covered under any collective bargaining agreement that are outside the terms of the collective bargaining agreement.
(c) Parent shall, or shall cause the Surviving Corporation and any applicable Subsidiary to, use commercially reasonable best efforts to, (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) and in which such Continuing Employees may be eligible to participate for the plan year which includes the Effective Time to the extent such pre-existing condition or waiting period was not applicable as of immediately prior to the Effective Time under any similar Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement), and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under the group health plan of the Company or any of its Subsidiaries within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) for the plan year which includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the similar group health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) for the plan year which includes the Effective Time, if and to the extent the claims incurred and amounts paid by, and amounts reimbursed to, the Continuing Employee under the Company Plan for the plan year which includes the Effective Time can be reasonably substantiated and only if permitted under the insurance policies or other funding vehicles under the similar group health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries after the Effective Time. In addition, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Subsidiary to, give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of (i) eligibility and vesting and (ii) vacation and severance benefit levels (and not for purposes of benefit accruals under any other benefit plans) under any employee benefit plans, programs, policies, agreements and arrangements maintained by Parent, the Surviving Corporation or an applicable Subsidiary in which any Continuing Employee may be eligible to participate after the Effective Time, to the same extent that such service was credited under any similar Company Plan immediately prior to the Effective Time; provided that such credit for service shall not apply to the extent it would result in a duplication of benefits or compensation or for any other purpose.
(d) With respect to annual bonuses relating to the performance year in which the Effective Time occurs, Parent shall cause each Continuing Employee who remains employed through the date that such bonuses would be paid in the ordinary course of business to receive an amount in respect of such bonus that is no less than what has been accrued by the Company through the Effective Time (with such accruals projected forward through the Effective Time to the extent not fully accrued through the Effective Time) in respect of such bonus and reflected in the Company’s financial statements.
(e) At least 10 days (or such shorter period agreed to by the parties) prior to the Closing Date, to the extent that Parent has requested it in writing at least 30 days prior to the Closing Date (or such shorter period reasonably agreed to by the parties), the Company shall take, and shall cause its Subsidiaries to take, all actions that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more of the Company Plans (to the extent permitted under the terms of such Company Plan) to terminate as of a date on, immediately before or after the Effective Time (as determined by Parent), (ii) cause benefit accruals and entitlements under any Company Plan to cease as of a date on, immediately before or after the Effective Time, (iii) use commercially reasonable efforts to cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Plan for such period as may be reasonably requested by the Parent, and/or (iv) facilitate the merger of any Company Plan into any Parent plan in accordance with Applicable Law. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 7.03(e) shall be subject to Parent’s reasonable prior review and approval, which will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, no such Company Plan amendments, modifications or terminations shall in any way reduce, mitigate or eliminate Parent’s obligations under Section 7.03(a).
(f) In the event that Parent requests that the Company’s 401(k) plan (the “Company 401(k) Plan”) be terminated pursuant to Section 7.03(e), the Company and Parent shall take all actions as may be reasonably required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, the Continuing Employee’s plan loan promissory note, or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan. In the event that Parent requests that the Company 401(k) Plan be terminated pursuant to Section 7.03(e), each Continuing Employee shall be eligible to become a participant in the Parent 401(k) Plan as soon as administratively practicable after the Effective Time (giving effect to the service crediting provisions of Section 7.03(c)).
(g) Prior to making any broad-based written or formal oral communications to the directors or employees (including any officers) of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and provide reasonable comments on the communication. The Company and Parent shall cooperate in providing any such mutually agreeable communication.
(h) Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no Company Employee, Continuing Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.03. Nothing herein shall, or shall be deemed to, (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Affiliates; (ii) alter or limit Parent’s, the Surviving Corporation’s or any of their respective Affiliates’ ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement, (iii) be treated as an amendment to any Company Plan or any compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation, or any of their respective Affiliates, or obligate Parent, the Surviving Corporation or any of their respective Affiliates to maintain any particular benefit plan, program, policy, agreement or arrangement, or (iv) confer upon any Company Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
Section 7.04. Debt Financing Covenants. (a) Parent and Merger Sub shall (and shall cause their Subsidiaries to) use their reasonable best efforts to arrange and obtain the Debt Financing, including using their reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c) below), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including the flex provisions) or on other terms taken as a whole, not materially less favorable to Parent and Merger Sub, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions that are within their control and applicable to Parent and Merger Sub to funding the Debt Commitment Letter and such definitive agreements related thereto, (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing and (v) enforce their rights under the Debt Commitment Letter.
(b) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing contemplated by the Debt Commitment Letter and shall give the Company notice of any material adverse change with respect to the Debt Financing as promptly as practicable. Parent and Merger Sub shall give the Company prompt notice (i) of the termination, repudiation, rescission, cancellation or expiration of the Debt Commitment Letter or the definitive agreements related to the Debt Financing, (ii) of any material breach or material default by any party to the Debt Commitment Letter, or any definitive agreements related to the Debt Financing, in each case of which Parent or Merger Sub becomes aware, (iii) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any (A) actual or threatened breach of Parent’s or Merger Sub’s (or any of their respective Subsidiaries’) obligations under the Debt Commitment Letter or definitive agreements related to the Debt Financing, or actual default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of the Debt Commitment Letter) or (B) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing and (iv) of the receipt of any written notice or other written communication on the basis of which Parent expects that a party to the Debt Financing will fail to fund the Debt Financing or is reducing the amount of the Debt Financing. As soon as reasonably practicable, but in any event within three Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence; provided that none of Parent or Merger Sub shall be required to disclose or provide any such information, the disclosure of which, in the judgement of Parent upon advice of outside counsel, is subject to attorney-client privilege or which would be in violation of any confidentiality obligation.
(c) For the avoidance of doubt, Parent shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under the Debt Commitment Letter, including to (i) add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (ii) terminate or reduce any commitments under the Debt Commitment Letter in order to obtain alternative sources of debt financing in lieu of all or a portion of the Debt Financing, including in connection with a private placement of securities pursuant to Rule 144A under the 1933 Act; provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions existing on the date of this Agreement)) such that Parent and Merger Sub would not have the Required Funds (after taking into account funds otherwise actually available from internally generated cash flow), (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter, (C) adversely change the timing of the funding of the Debt Financing thereunder in a manner that is reasonably expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement or (D) otherwise materially adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement. Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Debt Commitment Letter.
(d) In the event that any portion of the Debt Financing necessary for Parent to consummate the Closing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Section 9.03), (i) Parent shall promptly notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event (but in no event later than the last day of the Marketing Period), any such portion from alternative sources (an “Alternative Financing”) on terms that (1) taken as whole, are no more adverse to Parent and Merger Sub than the existing Debt Commitment Letter (including after giving effect to the market flex provisions), (2) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing set forth in the existing Debt Commitment Letter and (3) do not reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement and (B) provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 5.09, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 7.04, the “Alternative Financing Commitment Letter”). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Alternative Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions) or agree to any term (including any market flex term) less favorable to Parent than such term contained in the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions).
(e) For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 7.04 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.
ARTICLE 8
Covenants of Parent and the Company
Section 8.01. Regulatory Undertakings. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their Affiliates to take), all actions (including instituting or defending any Proceeding), and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event, at least five Business Days prior to the Outside Date), including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications, and other documents; and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper, or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event, at least five Business Days prior to the Outside Date).
(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and Parent shall cause its Affiliates to) make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as reasonably practicable and in any event within 10 Business Days after the date hereof (unless the revised rules governing the form and information required in such filings under the HSR Act, published in the Federal Register on November 12, 2024, are in effect at the time such a filing would have to be made, in which case the Notification and Report Form pursuant to the HSR Act shall be filed as promptly as reasonably practicable), and such filings shall request early termination of any applicable waiting period under the HSR Act, and (ii) any other required filings pursuant to applicable Competition Laws as promptly as practicable after the date hereof. To facilitate these filings, each of the Company and Parent shall (and Parent shall cause its Affiliates to) furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other Competition Laws as promptly as practicable.
(c) If any objections are asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, or any other applicable Competition Law, or any other Applicable Law, or if any Proceeding is instituted or threatened by any Governmental Authority challenging any of the transactions contemplated by this Agreement, Parent and the Company shall take, or cause to be taken (including by causing their Affiliates to take), all actions necessary to resolve such objections or Proceedings as promptly as practicable and obtain any needed authorization, consent or approval of a Governmental Authority or avoid or eliminate any impediments under the HSR Act, any such other Competition Law, or other Applicable Law. Without limiting the foregoing, in connection with any such objection or Proceeding (including solely for the purposes of clause (G) of this Subsection 8.01(c), any Proceeding instituted or threatened by a Third Party), Parent shall, and shall cause its Subsidiaries and Affiliates to, (i) take any such actions as may be necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act, any such other Competition Law, or other Applicable Law so as to enable the consummation of the transactions hereby to occur no later than 5 Business Days prior to the Outside Date, including (A) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Parent, the Company or any of their respective Affiliates, (B) terminating, amending or assigning any existing relationships and contractual rights and obligations, (C) terminating any venture or other arrangement, (D) granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party, (E) imposing limitations on Parent, Merger Sub, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (F) effectuating any other change to, or restructuring of, Parent, the Company or any of their respective Affiliates, and (G) opposing (1) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (2) any request for, the entry of, and seek to have vacated or terminated, any Order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby, including in the case of either (1) or (2), by defending through litigation any Proceeding brought by any Person in any court or before any Governmental Authority, and pursuing all available avenues of administrative and judicial appeal, in each case, as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act, any such other Competition Law, or any other Applicable Law or (y) by any domestic or foreign court or other tribunal in any Proceeding challenging such transactions as violative of any Competition Law or any other Applicable Laws, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement and (ii) not take any action (including entering into or consummating any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any Person) if such action would (A) reasonably be expected to make it materially more likely that there would arise any impediments under any Competition Law or any other Applicable Laws that may be asserted by any Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby as promptly as practicable or (B) impose any material delay in the expiration of any waiting period or obtaining of any approval from any Governmental Authority applicable to the transactions contemplated by this Agreement (the actions set forth in clauses (A) through (F) of this Section 8.01(c)(i) referred to collectively as, “Regulatory Actions”); provided, however, that nothing in this Section 8.01(c) shall require Parent or its Subsidiaries to (and, except as otherwise permitted by Section 6.01, the Company and its Subsidiaries shall not, without Parent’s prior written consent) agree to or take any Regulatory Action with respect to any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates), that generated in the aggregate EBITDA during the fiscal year ended December 31, 2024 in excess of $25,000,000 (the “Cap”), provided, however, that Parent can compel the Company to use its reasonable best efforts (and to cause the Company’s Subsidiaries to use their reasonable best efforts) to take any of the actions referred to in this sentence (or agree to take such actions) with respect to the assets, licenses, operations, rights, product lines, businesses or interests of the Company and its Subsidiaries so long as the effectiveness of such action is contingent upon the consummation of the transactions contemplated by this Agreement.
(d) Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and, subject to Applicable Law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other may party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws in connection with this Agreement. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Competition Law. Notwithstanding anything to the contrary in this Agreement, and without limiting or expanding the rights and obligations set forth in this Section 8.01, Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder; provided that Parent reasonably consults with, and considers in good faith, the input of the Company; provided, further, that Parent shall not extend any waiting period under the HSR Act or under any other applicable Competition Law or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the Company, which, in the case of the extending any such waiting period, shall not be unreasonably withheld.
(e) Parent shall pay and be responsible for all filing fees incurred in connection with the matters contemplated by this Section 8.01.
Section 8.02. Certain Filings. (a) As promptly as practical following the date of this Agreement (any in any event, no later than 15 Business Days after the date of this Agreement, unless the parties otherwise agree in writing), the Company shall prepare (with the assistance and cooperation of Parent as reasonably requested by the Company) and file or cause to be filed with the SEC a preliminary proxy statement relating to the Company Stockholders Meeting (as amended or supplemented, the “Proxy Statement”).
(b) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
(c) Each of Parent and Merger Sub shall, upon the Company’s request, promptly furnish to the Company all information concerning itself, its Subsidiaries, directors and officers as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to the SEC or the NYSE in connection with the Proxy Statement. Parent and the Company shall each use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing. Prior to each filing of the Proxy Statement or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give reasonable and good-faith consideration to any comments made by Parent and its counsel in connection with any such document or response. The Company shall provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.
(d) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply as to form in all material respects with applicable Law, including the provisions of the 1934 Act and the rules and regulations thereunder. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(e) If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.
Section 8.03. Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company (a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.02(e).
Section 8.04. Merger without Meeting of Stockholders. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger in accordance with and subject to the terms and conditions of this Agreement. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.
Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 8.06. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Class A Common Shares (as well as Company RSUs, Company PSUs, Company Options and other derivative securities of Company Class A Common Shares) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 8.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good-faith failure to comply with this Section 8.07 shall not constitute a breach of this Section 8.07, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.
Section 8.08. Litigation and Proceedings. The Company shall promptly notify Parent of any action brought by stockholders of the Company against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise). Prior to the Effective Time, the Company shall control the defense or settlement of any litigation or other Proceedings against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that, other than Proceedings between or among the parties hereto, the Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against the Company or any of its directors relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, including by giving Parent an opportunity to participate, at Parent’s expense, in such litigation or other Proceedings; and provided, further, that other than Proceedings between or among the parties hereto, the Company agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.
Section 8.09. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
Section 8.10. Treatment of Company Credit Agreement. If requested by Parent, at or immediately prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the administration agent under the Company Credit Agreement, and shall use its reasonable best efforts to make arrangements for the release of all Liens and other security over the Company’s and its Subsidiaries’ properties and assets securing such obligations on or immediately prior to the Effective Time (subject to delivery of funds as arranged by Parent).
Section 8.11. Treatment of Company Indentures. To the extent requested by Parent and permitted by the terms of the Company Indentures, the Company shall cooperate with Parent in an offer to purchase at or immediately prior to the Effective Time all of the outstanding aggregate principal amount of the notes outstanding under the Company Indentures or any other action with respect to such notes reasonably requested by Parent including delivering (or instructing the applicable trustee to deliver) notices of redemption for the Company Indentures; provided that (a) in no case will the Company be required to accept for payment any such notes prior to the Effective Time and (b) Parent agrees to reimburse the Company and its Subsidiaries and hold them harmless from and against any liabilities, losses, costs and expenses incurred in connection with such offer. Such notices of redemption shall be conditional upon the Closing. The Company shall reasonably assist Parent in connection with the preparation of such notices of redemption and all other documents as may be required to affect such redemptions, the discharge of the related indentures and the release of liens in connection therewith, as reasonably requested by Parent, immediately following the Closing on the Closing Date.
ARTICLE 9
Conditions to the Merger
Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
(a) the Company Stockholder Approval shall have been obtained in accordance with the DGCL;
(b) no Order issued by any court of competent jurisdiction or other Governmental Authority, or Applicable Law prohibiting, rendering illegal or permanently enjoining the consummation of the Merger shall be in effect;
(c) each approval, as required by the applicable Governmental Authority, set forth in items 1, 2, 4 and 5 of Section 4.03 of the Company Disclosure Schedule shall have been obtained; and
(d) any applicable waiting period (including any extension thereof and any timing agreement with a Governmental Authority) under the HSR Act and the Competition Act (Canada) relating to the Merger shall have expired or been terminated.
Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions:
(a) (i) the Company shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.05(a) and (b) (Capitalization), Section 4.23 (Finders’ Fees), Section 4.24 (Opinion of Financial Advisor) and Section 4.25 (Antitakeover Statutes) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications, (iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (v) Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in foregoing clauses (i) – (iv) have been satisfied.
(b) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions: (a) each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (b) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a)

(Non-Contravention), Section 5.08 (Finders’ Fees) and Section 5.10 (Solvency) that (i) are not qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (ii) are qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) without disregarding such Parent Material Adverse Effect or other materiality qualifiers qualifications, (c) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (c) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (d) the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in foregoing clauses (a) – (c) have been satisfied.
ARTICLE 10
Termination
Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company and with any termination by Parent also being an effective termination by Merger Sub):
(a) by mutual written agreement of the Company and Parent;
(b) by either the Company or Parent, if:
(i) the Merger has not been consummated on or before 5:00 p.m. Eastern time on August 24, 2025 (the “Initial Outside Date”, and as may be extended pursuant to this Section 10.01(b)(i), the “Outside Date”); provided, however, that the Initial Outside Date shall be automatically extended until 5:00 p.m. New York City time on November 24, 2025 (the “First Extended Outside Date”) if, on the Initial Outside Date, any of the conditions to Closing set forth in Section 9.01(b) (to the extent that the failure of such condition to be satisfied arises from an applicable Competition Law) or Section 9.01(d) shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date); provided further that the First Extended Outside Date shall be automatically extended until 5:00 p.m. New York City time on February 24, 2026, if, on the First Extended Outside Date, any of the conditions to Closing set forth in Section 9.01(b) (to the extent that the failure of such condition to be satisfied arises from an applicable Competition Law) or Section 9.01(d) shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date); provided, further, that in the event the Marketing Period has commenced (or would have commenced but for the application of clause (iii) or (v) of the definition of Marketing Period) but has not completed or has been terminated as of the Outside Date, the Outside Date shall be automatically extended to the date that is seven Business Days following the then-expected end date of the Marketing Period (assuming, if the Marketing Period has not yet started due to the application of clause (iii) or (v) of the definition of Marketing Period or has been terminated pursuant to clause (ii) of the definition of Marketing Period, that the Marketing Period begins as provided therein, and which expected end date shall be further extended if the Marketing Period restarts as a result of the application of clause (ii) in the definition of Marketing Period); provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall (A) not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has materially contributed to or resulted in the failure of the Closing to occur on or before the Outside Date and (B) be subject to the last sentence of Section 11.13 in all respects;
(ii) there shall be any Order issued by any court or other Governmental Authority of competent jurisdiction rendering illegal, or permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided that, at the time at which such Person would otherwise exercise such termination right, the material breach by such

Person (and, in the case of Parent, Merger Sub’s) of its (or their) obligations under this Agreement has not materially contributed to, or resulted in, the events specified in this Section 10.01(b)(ii); or
(iii) at the Company Stockholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken, the Company Stockholder Approval shall not have been obtained; or
(c) by Parent:
(i) prior to receipt of the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or
(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02(a) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from Parent (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if Parent or Merger Sub is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 9.03(a); or
(d) by the Company, if:
(i) prior to receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal in accordance and compliance with Section 6.04 (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04; or
(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 9.03 not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from the Company (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if the Company is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 9.02(a).
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties specifying the provision of this Section 10.01 pursuant to which this Agreement is being terminated.
Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 11.04(c) and Section 11.04(d) in all respects, no party shall be relieved of liability to the extent such termination shall result from the fraud or any material and willful breach of this Agreement by a party prior to termination, and in each such case, such party shall be fully liable for any and all liabilities and damages that were incurred or suffered by the other parties as a result of such failure or breach (which the parties acknowledge and agree may not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by a party’s stockholders (including, in the case of the Company, the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors on behalf of the Company’s stockholders and taking into consideration all other relevant matters, including other combination opportunities and the time value of money), which may be deemed in such event to be damages of such party as determined by the trier of fact). The Confidentiality Agreement and the provisions of this Section 10.02, Section 6.03(b), Section 8.02(e), this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01; provided that in the event that this Agreement is terminated pursuant to Section 10.01(d)(i), effective immediately as of such termination, Section 9 of the Confidentiality Agreement shall be of no further force and effect.

ARTICLE 11
Miscellaneous
Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Quikrete Holdings, Inc.
5 Concourse Parkway
Suite 1900
Atlanta, GA 30328
Attention:	Nick Ivezaj
E-mail:	[***]

with a copy, which shall not constitute notice, to:

Troutman Pepper Hamilton Sanders LLP
600 Peachtree St. NE, Suite 3000
Atlanta, Georgia 30308
Attention:	David Ghegan; Steven Khadavi
E-mail:	david.ghegan@troutman.com steven.khadavi@troutman.com

if to the Company, to:

Summit Materials, Inc.
1801 California St. Ste. 3500
Denver, CO 80212
Attention:	Christopher B. Gaskill
E-mail:	[***]

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	James P. Dougherty
Evan Rosen
E-mail:	james.dougherty@davispolk.com evan.rosen@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 11.02. No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
Section 11.03. Amendments and Waivers. (a) Subject to Section 11.14, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.04. Expenses & Fees. (a) General. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b) Termination Fee.
(i) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) to enter into a written definitive agreement with a Third Party or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent in immediately available funds $279,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.
(ii) If, prior to receipt of the Company Stockholder Approval, (A) this Agreement is validly terminated by (1) Parent or the Company pursuant to (x) Section 10.01(b)(i) (Outside Date) and at the time of such termination the Company Stockholder Approval has not been received or (y) Section 10.01(b)(iii) (Company No Vote) or (2) by Parent pursuant to Section 10.01(c)(ii) (Company Breach), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned at least two Business Days prior to such termination of this Agreement and (C) within 12 months following such termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal that is subsequently consummated, then the Company shall concurrently with such consummation or entry into a definitive agreement, pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 11.04(b)(ii), all references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%).”
(c) Each party agrees that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee, as applicable, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) (and that neither such amount is excessive or unreasonably large, given the parties’ intent and dealings with each other) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary.
(d) Notwithstanding anything herein to the contrary (but subject to Section 11.04(e)), Parent and Merger Sub agree that, except in the case of fraud by the Company, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 11.04 and such Company Termination Fee is paid in full, the receipt by Parent of the Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement. Each party acknowledges and agrees that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the avoidance of doubt, nothing in this Section 11.04(d) shall limit any remedies of Parent or the Company prior to any such termination of this Agreement under circumstances where the

Company Termination Fee is payable pursuant to this Section 11.04, including specific performance pursuant to Section 11.13. In no event will any party be entitled to receive both (A) a grant of specific performance which results in the consummation of the Closing as contemplated in this Agreement and (B) payment of the Company Termination Fee.
(e) If the Company or Parent fails to promptly pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding that results in a judgment against the other for such amount or any portion thereof, the responsible party will pay the other its reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on such amount due or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.
Section 11.05. Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in the corresponding section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule or Parent Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule and Parent Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule or Parent Disclosure Schedule is being provided solely for the purpose of making disclosures under this Agreement. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 11.06. Binding Effect; Third Party Beneficiaries; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provision of Section 7.02, which shall insure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; (ii) the right of any holders of Company Common Shares, Company RSUs, Company PSUs, Company Warrants and Company Options to receive the Merger Consideration following the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement (including Section 11.04(d)); and (iii) the right of the Company, on behalf of the holders of Company Common Shares, Company RSUs, Company PSUs, Company Warrants and Company Options (each of which are third party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in Section 11.13, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that either Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) another wholly owned direct or indirect Subsidiary of Parent or (ii) after the Effective Time, to any Person

(provided that, in each case, no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement or enlarge, alter or change any obligation of any party hereto or due to Parent or Merger Sub). Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void.
Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction. Any and all claims, controversies, causes of action, or other Proceedings arising out or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction.
Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with, this Agreement shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state courts, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.
Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written definitive agreement or other communication).
Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, solely for purposes of Section 251 of the DGCL, the Company Disclosure Schedule is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger.”
Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
Section 11.14. Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company and Parent, on behalf of themselves and their Subsidiaries, hereby: (a) (i) agree that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and (ii) irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agree not to bring or support, or permit any of their Affiliates to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agree that service of process upon the Company or Parent, or any of their Subsidiaries in any such action or proceeding shall be effective if notice is given in accordance with Section 11.01, (d) waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (e) waive, to the fullest extent permitted by Applicable Law, all rights of trial by jury in any action brought against the Debt Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (f) agree that (i) the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, the foregoing agreements in Section 11.04(b) (solely to the extent that it relates to the Debt Financing Sources) and this Section 11.14 and (ii) such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 11.14) together with Section 11.07 shall not be amended in any way adverse to any Debt Financing Source Related Parties without the prior written consent of each related Debt Financing Source. Without limiting Parent’s rights to enforce specifically (or otherwise) the terms and provisions of the Debt Commitment Letter against the Debt Financing Sources Related Parties, (a) no party hereto nor any of their Affiliates (other than Parent and Merger Sub) shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any party hereto (other than Parent and Merger Sub) in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Financing Sources Related Party will have any liability to the Company or any of its Subsidiaries in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. Without limiting Parent’s rights to enforce specifically (or otherwise) the terms and provisions of the Debt Commitment Letter against the Debt Financing Sources Related Parties, no Debt Financing Sources Related Party will be liable for any indirect, consequential, special or punitive damages in connection with this Agreement or any other element of the Merger. For the avoidance of doubt, nothing in this Section 11.14 shall limit the rights of the Parent against the Debt Financing Sources under the Debt Commitment Letter or any definitive documentation with respect to the Debt Financing. This Section 11.14 will, with respect to the matters referenced herein, supersede any provisions of this Agreement to the contrary. The provisions of this Section 11.14 will survive any termination of this Agreement.
[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SUMMIT MATERIALS, INC.

By:	/s/ Anne P. Noonan
Name: Anne P. Noonan
Title: President, Chief Executive Officer and Director

[Signature Page to Merger Agreement]

QUIKRETE HOLDINGS, INC.

By:	/s/ William R. Magill
Name: William R. Magill
Title: Chief Executive Officer

SOAR SUBSIDIARY, INC.

By:	/s/ William R. Magill
Name: William R. Magill
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of November 24, 2024, is by and among (i) Quikrete Holdings, Inc., a Delaware corporation (“Parent”), and (ii) in their respective capacities as record and beneficial owners of Common Shares (as defined below), Cementos Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Cementos”), Argos SEM LLC, a Delaware limited liability company (“Argos SEM”), Valle Cement Investments, Inc., a sociedad anónima incorporated in the Republic of Panama (“Valle Cement” and, together with Cementos and Argos SEM, the “Stockholders”). Each of Parent and the Stockholders are sometimes referred to as a “Party” and collectively as the “Parties.”
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Parent, Summit Materials, Inc., a Delaware corporation (the “Company’’), and Soar Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);
B. As of the date hereof, (i) each Stockholder is the record holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Class A common stock, par value $0.01 per share, of the Company (“Common Shares”) set forth next to such Stockholder’s name on Schedule A hereto (the “Owned Shares”, and the Owned Shares together with any additional Common Shares or other equity interests of the Company (other than the Preferred Share (as defined below)) that the Stockholder may own as of the date hereof or acquire record and/or beneficial ownership of after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), the Stockholder’s “Covered Shares”) and (ii) Cementos is the record holder and “beneficial owner” of one share of preferred stock, par value $0.01 per share (the “Preferred Share”), collectively being all of the Common Shares and Preferred Shares owned of record or beneficially by the Stockholders as of the date hereof;
C. As a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required Stockholders, and each Stockholder has agreed to, enter into this Agreement with respect to such Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
1.1 “Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such time as the Merger Agreement is validly terminated in accordance with the terms of Article 10 of the Merger Agreement, (c) the termination of this Agreement by written agreement of all of the Parties, (d) the date on which any amendment or waiver to the Merger Agreement is effected without the prior written consent of Cementos that (i) decreases the Merger Consideration, (ii) changes the form of the Merger Consideration or (iii) is otherwise adverse to the Stockholders in their capacities as record and beneficial owners of Covered Shares, in any material respect, or (e) the occurrence of an Adverse Recommendation Change in respect of an Intervening Event in accordance with Section 6.04(b)(ii)(B) of the Merger Agreement.
1.2 “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, gift, tender, exchange, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, gift, tender, exchange, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of the Covered Shares or any interest in the Covered Shares (in each case other than this Agreement); (b) the deposit of the Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to the Covered Shares or the grant of any proxy or power of attorney (other than this Agreement or the proxy or power of attorney existing in the Stockholder Agreement as in effect as of the execution of this Agreement) with respect to the Covered Shares; or (c) any contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above; provided, that liens on the Covered Shares in favor of a bank or broker-dealer, in each case holding custody of or otherwise lending against the Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder (“Permitted Pledge”).
2. Agreement to Not Transfer the Covered Shares.
(a) Until the earlier of the Expiration Time and such time as the Company Stockholder Approval has been obtained, each Stockholder agrees not to Transfer or cause or permit the Transfer of, directly or indirectly, the Covered Shares, other than with the prior written consent of Parent or as permitted by Section 2(b). Any Transfer or attempted Transfer of the Covered Shares in violation of this Section 2(a) shall be null and void and of no effect whatsoever.
(b) Section 2(a) above shall not prohibit or otherwise restrict a Transfer of the Covered Shares to any other Stockholder or any of the Affiliates of any Stockholder in accordance with the Stockholder Agreement; provided, however, that such Transfer shall be permitted only if (1) all of the representations and warranties in Section 6 of this Agreement with respect to the Stockholders would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer and (2) the transferee has agreed in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.
3. Agreement to Vote the Covered Shares.
3.1 Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder irrevocably and unconditionally agrees to cause to be present in person or represented by proxy and to vote (including via proxy) all of the Covered Shares (or, if applicable, cause the holder of record on any applicable record date to vote (including via proxy) all of the Covered Shares) (a) in favor of any proposal to approve the adoption of the Merger Agreement and approve the Merger; (b) in favor of any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the adoption of the Merger Agreement to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement or if there are not sufficient Common Shares present in person or represented by proxy at such meeting to constitute a quorum; and (c) against, and not provide any written consent with respect to or for, the approval or adoption of (i) any amendment or modification of the Company’s organizational documents, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving the Company or any of its Subsidiaries or any other action or agreement that is intended or would reasonably be expected to, result in any of the conditions to the Company’s, Parent’s or Merger Sub’s obligations set forth in Article 9 under the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or such Stockholder contained in this Agreement, (ii) any Acquisition Proposal, (iii) any proposal that delays or imposes any additional restrictions or conditions on the payment of the Merger Consideration or imposes any additional conditions on the consummation of the Merger, or (iv) any proposal that alters or changes the amount or kind of consideration to be paid to the holders of Company Securities in connection with the Merger.
3.2 Quorum; Procedure. Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof) at which the Merger Agreement (or any amended version thereof) or the transactions contemplated by the Merger Agreement, are submitted for the consideration and vote of the stockholders of the Company, each Stockholder shall be represented in person or by proxy at such meeting (or, if applicable, cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. Any vote required to be cast hereunder shall be cast in accordance with all applicable procedures so as to ensure that it is duly counted for purposes of establishing a quorum and for purposes of recording the results of that vote.

3.3 Return of Proxy. Each Stockholder hereby revokes (and agrees to cause to be revoked and to promptly communicate in writing notice of such revocation to the relevant proxy holder) any proxies that such Stockholder has heretofore granted with respect to the Covered Shares; provided that, for the avoidance of doubt, no Stockholder revokes (and shall not cause to be revoked) any proxies granted pursuant to the Stockholder Agreement. Each Stockholder shall execute and deliver (or, if applicable, cause the holder of record to execute and deliver), promptly upon receipt (but in any event no later than the deadline for the timely return of such proxy card or voting instructions), any proxy card or voting instructions it receives that are sent to stockholders of the Company soliciting proxies with respect to any matters described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).
3.4 No Inconsistent Agreements.
(a) Each Stockholder hereby represents, warrants, covenants and agrees that, except for this Agreement or pursuant to the Stockholder Agreement, it (i) has not entered into, and shall not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to the Covered Shares, except to the extent permitted hereunder and (ii) has not granted, and shall not grant at any time prior to the Expiration Time, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.
(b) Until the Expiration Time, the Stockholder shall not, shall cause its Subsidiaries not to and shall instruct its and their respective Representatives acting on their behalf not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, participate in, engage in or respond to any discussions or negotiations with or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party or that would reasonably be expected to lead to an Acquisition Proposal, or (iii) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an Acquisition Proposal. Until the Expiration Time, each Stockholder shall, and shall cause its Subsidiaries and its and their Representatives acting on their behalf to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any third party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.
(c) Until the Expiration Time, each Stockholder shall not, shall cause its Subsidiaries not to and shall instruct its and their respective Representatives acting on their behalf not to, directly or indirectly, (i) make any Acquisition Proposal to the Company, (ii) form or join a “group” (as defined in Section 13(d)(3) under the Exchange Act) for the purpose of making any Acquisition Proposal, (iii) other than in accordance with Section 9.10, make any public announcement with respect to any extraordinary transaction involving the Company or its Subsidiaries or its or its Subsidiaries’ securities or material assets, or (iv) agree (whether or not in writing) to take any of the actions referred to in this Section 3.4(c).
(d) Any action taken in violation of the foregoing shall be null and void ab initio.
(e) This Agreement shall not restrict the ability of any Stockholder to review any Acquisition Proposal or Superior Proposal received by the Company and shared with such Stockholder and to discuss and confirm to the Company the willingness of such Stockholder to support and sign a voting and support agreement with respect to such Acquisition Proposal or Superior Proposal in the event the Merger Agreement is terminated in accordance with Section 10.01(d)(i) of the Merger Agreement.
3.5 Acquisitions of Common Shares. Prior to the Expiration Time, in the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Common Shares or other voting securities with respect to the Company, such Common Shares or voting securities shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Common Shares held by such Stockholder will be deemed amended accordingly and such Common Shares or voting securities shall automatically become subject to the terms of this Agreement. The applicable Stockholder shall promptly notify Parent of any such event.

4. Waiver of Certain Actions; Stop Transfer. Each Stockholder hereby agrees that (a) it shall not commence or pursue and (b) it shall take all actions necessary to opt out of any class in any class action with respect to, in each of cases (a) and (b), any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates, successors, directors, managers or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger), (ii) alleging a breach of any duty of the Board of Directors of the Company in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby, including the Merger, or (iii) seeking Appraisal Rights (as defined herein) prior to the Expiration Time in connection with the Merger. The Stockholder hereby agrees that it shall not assert, exercise or perfect, directly or indirectly, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”), in each case, prior to the Expiration Time. Each Stockholder hereby agrees that it shall not request that the Company register any transfer of any Certificate or Uncertificated Share or other interest representing the Covered Shares made in violation of the restrictions set forth in Section 2 until the Expiration Time. Notwithstanding the foregoing, nothing in this Section 4 shall constitute, or be deemed to constitute, a waiver or release by any Stockholder of any claim or cause of action against Parent to the extent arising out of a breach of this Agreement by Parent.
5. Fiduciary Duties. Nothing in this Agreement shall limit or restrict any actions taken by any Affiliate of the Stockholders, solely in such Affiliate’s capacity as a director of the Company in order to comply with his or her fiduciary duties while acting in such capacity as a director of the Company or fulfilling the obligations of such role, including by voting, solely in his or her capacity as a director of the Company, in his or her sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholders solely in their respective capacities as stockholders of the Company), including with respect to Section 6.04 of the Merger Agreement. In this regard, no Stockholder shall be deemed to make any agreement or understanding in this Agreement in such Stockholder’s Affiliates’ capacity as a director of the Company. The representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and the Covered Shares.
6. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:
6.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. Such Stockholder (a) is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable and (b) has all requisite corporate or similar power (as applicable) and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 3.4(b), to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement, or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
6.2 Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the record and beneficial owner of the Covered Shares set forth next to its name on Schedule A hereto, free and clear of any and all encumbrances other than those (i) created by this Agreement, or (ii) under the Stockholder Agreement, (iii) arising under applicable securities Laws or (iv) that constitute a Permitted Pledge, and (b) such Stockholder, together with the other Stockholders has voting and dispositive power over all of the Covered Shares owned of record and beneficially by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any Common Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Shares or other voting shares of the Company, including Company Securities) other than the Owned Shares and the Preferred Share.

6.3 No Conflict; Consents.
(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the compliance by such Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any Laws, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares of such Stockholder pursuant to any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject.
(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the performance by it of its obligations contemplated hereby, except, in each case, as would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder.
6.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
6.5 Stockholder Has Adequate Information. Each Stockholder acknowledges that it is a sophisticated investor with respect to the Covered Shares and has adequate information concerning the business and financial condition of the Company and the transactions contemplated by the Merger Agreement to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as such Stockholder has deemed appropriate, made such Stockholder’s own analysis and decision to enter into this Agreement. Each Stockholder has received and reviewed a copy of this Agreement and the Merger Agreement and such Stockholder acknowledges that it has had the opportunity to seek, and has sought, independent legal advice prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement.
6.6 Brokers. No broker, investment banker, financial advisor, finder, agent or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by Parent or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder in such Stockholder’s capacity as such (excluding, for the avoidance of doubt any such broker, investment banker, financial advisor, finder, agent or other person retained or engaged by the Company).
7. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that:
7.1 Due Authority. Parent has the full power and authority to make, enter into and carry out the terms of this Agreement. Parent (a) is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and (b) has all requisite corporate or similar power (as applicable) and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement, or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Stockholders, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
7.2 No Conflict; Consents.
(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with any provisions hereof does not and will not, conflict with or violate any Laws.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the performance by it of its obligations contemplated hereby, except, in each case, as would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise adversely impact Parent’s ability to perform its obligations hereunder.
7.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.
8. Restrictive Covenant Agreement.
8.1 So long as each of the RCA Conditions has been satisfied, (a) the Parent agrees to take all actions necessary or advisable to ensure that, effective as of immediately following the Closing, Sections 3 (Non-Compete) and 4 (ROFO Opportunities) of the Restrictive Covenant Agreement, dated as of January 12, 2024 (the “RCA”), by and between Grupo Argos S.A., Cementos, and the Company, shall be of no further force and effect, including to, and to cause the Company to execute and deliver a written amendment to the RCA in the form attached hereto as Exhibit A effective immediately after the Closing, and (b) Parent agrees that neither it nor any of its Affiliates shall attempt to enforce such provisions after the Closing.
8.2 “RCA Conditions” means (a) each Stockholder voted (in person or by proxy) in favor of each proposal to approve the adoption of the Merger Agreement and approve the Merger at each applicable Company Stockholders Meeting to the extent required under this Agreement and (b) the Closing has occurred.
9. Miscellaneous.
9.1 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Shares”, and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
9.2 Amendments and Waivers. This Agreement may be amended or any provision of this Agreement may be waived by the Parties; provided, that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by each of the Stockholders and Parent, and (ii) any waiver of any provision of this Agreement shall be effective against any Stockholder or Parent only if set forth in a writing executed by such Stockholder or Parent, as applicable; provided, further, that this Agreement may not be amended or modified and no provision may be waived without the prior written consent of the Company. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
9.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees, costs or expenses.
9.4 Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York time) (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after such email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 9.4). Such communications must be sent to the respective Parties at the following street addresses or email addresses (as may be amended, supplemented or modified from time to time in writing); (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 9.4 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

(a)	if to the Stockholders, to:

Cementos Argos S.A.
Carrera 43A # 1A sur – 143
Centro Santillana, Torre Norte, Piso 3
Medellín, Colombia
Attention:	Maria Isabel Echeverri
Email:	[***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Sergio Galvis; Scott Crofton
E-mail:	galviss@sullcrom.com croftons@sullcrom.com

(b)	if to Parent, to:

Quikrete Holdings, Inc.
5 Concourse Parkway, Suite 1900
Atlanta, GA 30328
Attention:	Nick Ivezaj
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
600 Peachtree St. NE, Suite 3000
Atlanta, Georgia 30308
Attention:	David Ghegan; Steven Khadavi
E-mail:	david.ghegan@troutman.com steven.khadavi@troutman.com

9.5 Governing Law. This Agreement and all Proceedings against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, its statutes of limitations, without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
9.6 Jurisdiction. Each of the Parties agrees that: (a) it shall bring any Proceeding against any other Party in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (b) solely in connection with such Proceedings, (1) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (3) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (4) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense any matter or claim waived by this Section 9.6 or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
9.7 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING AGAINST ANY OTHER PARTY HERETO WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH PROCEEDING. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES HERETO WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INSTRUMENTS OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 9.7.
9.8 Counterparts and Signature. This Agreement (i) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (ii) shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
9.9 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the respective Stockholder, and Parent shall have no authority to exercise any power or authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
9.10 Documentation and Information. No Stockholder shall make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and the Company, except as may be required by applicable Law (provided that reasonable notice of, and opportunity to comment on, any such disclosure will be provided to Parent and the Company), and each Stockholder will consider in good faith the reasonable comments of Parent and the Company with respect to such disclosure and otherwise cooperate with the Parent and the Company in obtaining confidential treatment with respect to such disclosure (at the sole cost and expense of Parent or the Company, as applicable); provided, however, that after the issuance of any press release or the making of any public statement by Parent or the Company or by any Stockholder with respect to which the foregoing consultation procedures have been followed, any Stockholder may issue such additional publications or press releases and make such other customary announcements without consulting Parent so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with those issued or made by Parent or the Company or respect to which the other party had consented (or been consulted) in accordance with the terms of this sentence. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including the disclosure of this Agreement), in any press release, the Proxy Statement, any applicable Current Report on Form 8-K and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (provided that reasonable notice of, and opportunity to comment on, any such disclosure will be provided to the Stockholders, and Parent and the Company will consider in good faith the reasonable comments of the Stockholders with respect to such disclosure), and each Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Each Stockholder agrees to promptly give the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. The Stockholders shall, if applicable and required, promptly and in accordance with applicable law amend their Schedule 13D filed with the SEC to disclose this Agreement and shall provide a draft of such amendment to Parent and the Company for their review and will consider in good faith the reasonable comments of Parent and the Company thereto prior to making such filing. Parent shall not make any public announcement regarding any Stockholder or this Agreement without the prior written consent of such Stockholder (such consent not to be unreasonably withheld, conditioned or delayed) and the Company, except as may be required by applicable Law.
9.11 Further Assurances. Each Party agrees that it shall, from time to time, at the reasonable request of the other Parties and without further consideration, execute and deliver such additional documents and take such further action as may be reasonably required to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement.
9.12 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of Expiration Time and such time as the Company Stockholder Approval has been obtained, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time; provided, that such stop transfer order will not be applicable to any Transfer effectuated in compliance with Section 2 hereof.
9.13 Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to an injunction to specifically the terms and provisions of this Agreement or restrain any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Sections 9.5, 9.6, and 9.7, in the Chosen Courts, without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
9.14 Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.
9.15 Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

9.16 Assignment; Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any Stockholder or Parent without the prior written consent of Parent or the Stockholders, respectively. Any attempted assignment of this Agreement or any of the rights or obligations hereunder other than in accordance with the terms of this Section 9.16 shall be void ab initio. Nothing in this Agreement, express or implied, will confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement; provided that the Parties hereby acknowledge and agree that the Company is an express third party beneficiary of, and may enforce, Sections 2(b), 9.2, 9.10 and 9.19 (including by seeking any remedy available pursuant to Section 9.12); provided, further, that any action by the Company to enforce this Agreement shall be subject to the provisions set forth in Sections 9.5, 9.6 and 9.7.
9.17 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
9.18 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.
9.19 Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 8, 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14, 9.15, 9.16 and 9.19 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

CEMENTOS ARGOS S.A.
By:	/s/ Maria Isabel Echeverri
	Name:	Maria Isabel Echeverri
	Title	Vice President

ARGOS SEM LLC
By:	/s/ Gustavo Adolfo Uribe
	Name:	Gustavo Adolfo Uribe
	Title:	President

VALLE CEMENT INVESTMENTS, INC.
By:	/s/ Gari Manuel de la Rosa
	Name:	Gari Manuel de la Rosa
	Title:	Vice President

QUIKRETE HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

CEMENTOS ARGOS S.A.

By:
Name:
Title:

ARGOS SEM LLC

By:
Name:
Title:

VALLE CEMENT INVESTMENTS, INC.

By:
Name:
Title:

QUIKRETE HOLDINGS, INC.
By:	/s/ William R. Magill
	Name:	William R. Magill
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule A

Name	Common Shares Held of Record
Argos SEM LLC*	48,547,584
Valle Cement Investments, Inc.*	6,172,416

*
Cementos is the sole shareholder of Argos SEM and sole shareholder of Valle Cement. By reason of these relationships and the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each Stockholder may be deemed to beneficially own the shares of Common Stock directly owned by Valle Cement and Argos SEM.

Annex C
November 24, 2024
Board of Directors
Summit Materials, Inc.
1801 California Street, Suite 3500
Denver, CO 80202
Members of the Board:
We understand that Summit Materials, Inc. (the “Company”) and Quikrete Holdings, Inc. (“Buyer”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 24, 2024 (the “Merger Agreement”), among the Company, Buyer and Soar Subsidiary, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation as a wholly owned subsidiary of Buyer. Pursuant to the Merger Agreement, each issued and outstanding share of (i) Class A common stock, par value $0.01 per share (“Company Class A Common Stock”), of the Company and (ii) Class B common stock, par value $0.01 per share (“Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”), of the Company, other than shares (x) held by the Company as treasury shares, owned, directly or indirectly, by Buyer, Merger Sub or any other subsidiary of Buyer or held by any subsidiary of the Company or (y) as to which the holder has properly and validly demanded its statutory rights of appraisal in accordance with the provisions of Section 262 of the Delaware General Corporation Law, will be converted into the right to receive $52.50 in cash (the “Consideration”), without interest. In addition, pursuant to the Merger Agreement, each issued and outstanding share of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of the Company will be cancelled for no consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair from a financial point of view to such holders.
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)	Reviewed certain financial projections prepared by the management of the Company;
4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Common Stock;
6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies we deemed relevant and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions we deemed relevant;
8)	Participated in certain discussions and negotiations among representatives of the Company and Buyer and their respective financial and legal advisors;
9)	Reviewed a draft, dated November 24, 2024, of the Merger Agreement; and
10)	Performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections for the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters addressed thereby. At your direction, we have used and relied upon the financial projections for the Company for purposes of our analyses and this opinion. We express no view or opinion with respect to the financial projections for the Company, or the assumptions and methodologies upon which they are based.
In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Buyer will obtain financing in accordance with the terms set forth in commitment letters furnished to us and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the Company or the contemplated benefits of the Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, and regulatory advisors respect to such matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the parties, or any class of such persons, to the transactions contemplated by the Merger Agreement relative to the Consideration or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisal. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring or coming to our attention after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby (including the treatment of the Company Preferred Stock or the obligations arising under the tax receivable agreement, dated March 11, 2015, among the Company and the other parties thereto, as a consequence of the Merger or otherwise) or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith (including any voting agreement). In addition, you have advised us, and we have assumed for purposes of our analyses and opinion, that no shares of Company Class B Common Stock are issued and outstanding and no such shares will be issued and outstanding at any time prior to the closing of the Merger.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger and a portion of which has become payable upon delivery of our opinion. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. In addition, Morgan Stanley or one or more of its affiliates is a lender the Company. Morgan Stanley may also seek to provide financial advisory and financing services to Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote or act in connection with the Merger or otherwise.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Jan P. Lennertz
Jan P. Lennertz
Managing Director

Annex D

November 24, 2024
The Board of Directors
Summit Materials, Inc.
1801 California Street, Suite 3500
Denver, CO 80202
Members of the Board of Directors:
We understand that Summit Materials, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, to be dated as of November 24, 2024 (the “Agreement”), with Quikrete Holdings, Inc. (the “Parent”) and Soar Subsidiary, Inc., a wholly owned subsidiary of the Parent (the “Merger Sub”). Pursuant to the Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Parent (the “Merger”). As a result of the Merger, each outstanding share of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of the Company (collectively, the “Company Common Stock”), other than shares owned by the Parent, the Merger Sub, any other Subsidiary (as defined in the Agreement) of the Parent or any Subsidiary of the Company, shares held by the Company as treasury stock, and Dissenting Company Shares (as defined in the Agreement), will be converted into the right to receive $52.50 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders other than the Parent or any Subsidiary of the Parent, the Company or any subsidiary of the Company, or holders of the Dissenting Company Shares.
In connection with rendering our opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);
(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi)
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of the Agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.
For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

The Board of Directors
Summit Materials, Inc.
Page | 2
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger.
We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than the Parent or any Subsidiary of the Parent, the Company or any Subsidiary of the Company, or holders of the Dissenting Company Shares), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger, including, without limitation, the structure or form of the Merger, any offer to purchase, redeem or exchange, or consent solicitation undertaken with respect to, outstanding debt securities of the Company, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Agreement (including the Voting Agreement (as defined in the Agreement)). Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses (up to a specified cap) and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Parent or its known affiliates, Contech Holdings Inc., Custom Building Products LLC, Hydro Conduit LLC and Quality Block Company Inc. (collectively, “Parent Affiliates”), and we have not received any compensation from the Parent or the Parent Affiliates during such period. We may provide financial advisory or other services to the Company, the Parent and the Parent Affiliates in the future, and in connection with any such services we may receive compensation.

The Board of Directors
Summit Materials, Inc.
Page | 3
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Parent.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders other than the Parent or any Subsidiary of the Parent, the Company or any Subsidiary of the Company, or holders of the Dissenting Company Shares.

Very truly yours,

EVERCORE GROUP L.L.C.
By:	/s/ Benjamin W. Eldredge
Benjamin W. Eldredge

Annex E
Section 262 of the General Corporation Law of the State of Delaware
§ 262 Appraisal rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:
(1)
If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)
If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)
Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)
Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f)
Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)
At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)
Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l)
The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O SUMMIT MATERIALS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60389-S03377 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SUMMIT MATERIALS, INC.

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

V60390-S03377

SUMMIT MATERIALS, INC.
Special Meeting of Stockholders
February 5, 2025, 8:00 A.M., Mountain Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Anne P. Noonan, Christopher B. Gaskill, and Scott Anderson, and each of them, each with full power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of Summit Materials, Inc. (the "Company") that the undersigned is/are entitled to vote at the Special Meeting of Stockholders to be held on Wednesday, February 5, 2025 at 8:00 A.M., Mountain Time, at 1801 California Street, Suite 3500, Denver, CO 80202 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted "FOR" all portions of items (1), (2) and (3); and in the proxies' discretion on any other matters coming before the meeting or any adjournment or postponement thereof.

Continued, and must be signed and dated on the other side